     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1998.

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------
                         COLUMBUS MCKINNON CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        NEW YORK                     3536                    16-0547600
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NO.)     IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)
                               ----------------

                        140 JOHN JAMES AUDUBON PARKWAY
                         AMHERST, NEW YORK 14228-1197
                                (716) 689-5400
  (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                      SEE TABLE OF ADDITIONAL REGISTRANTS

                           ROBERT L. MONTGOMERY, JR.
                           EXECUTIVE VICE PRESIDENT
                         COLUMBUS MCKINNON CORPORATION
                        140 JOHN JAMES AUDUBON PARKWAY
                         AMHERST, NEW YORK 14228-1197
                                (716) 689-5400
 (Name, address, including zip code, and telephonenumber, including area code, of agent for service)

                                   Copy to:
                           ROBERT J. OLIVIERI, ESQ.
                   LIPPES, SILVERSTEIN, MATHIAS & WEXLER LLP
                    700 GUARANTY BUILDING, 28 CHURCH STREET
                         BUFFALO, NEW YORK 14202-3950
                                (716) 853-5100

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                         PROPOSED
                                           PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT       MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE          TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED           REGISTERED   PER UNIT(1)     PRICE(1)       FEE
--------------------------------------------------------------------------------
      8 1/2% Senior
  Subordinated Notes due
  2008..................   $200,000,000      100%      $200,000,000   $59,000
--------------------------------------------------------------------------------
  Guarantees of 8 1/2%
   Senior Subordinated
  Notes.................       --           -- (2)        -- (2)      None(2)

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f).
(2) No separate consideration will be received for the guarantees of the 8 1/2% Senior Subordinated Notes by certain subsidiaries of the Registrant.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      TABLE OF ADDITIONAL REGISTRANTS(1)

EXACT NAME OF
REGISTRANT AS SPECIFIED  STATE OF OTHER JURISDICTION OF PRIMARY STANDARD INDUSTRIAL
IN ITS CHARTER           INCORPORATION OR ORGANIZATION      CLASSIFICATION CODE
-----------------------  ------------------------------ ---------------------------
Automatic Systems, Inc.             Missouri                       3535
LICO, Inc.                          Missouri                       3535
LICO Steel, Inc.                    Missouri                       1791
Mechanical Products,
 Inc.                               Delaware                       3613
Minitec Corporation                 Delaware                       3613
Yale Industrial
 Products, Inc.                     Delaware                       3536

--------
(1) The address, including zip code, and telephone number, including area code, of each of the additional Registrants' principal executive office is 140 John James Audubon Parkway, Amherst, New York 14228-1197, (716) 689-5400.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 28, 1998

PROSPECTUS

                         COLUMBUS MCKINNON CORPORATION

                               OFFER TO EXCHANGE

                   8 1/2% SENIOR SUBORDINATED NOTES DUE 2008
     FOR ANY AND ALL OUTSTANDING 8 1/2% SENIOR SUBORDINATED NOTES DUE 2008

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON      ,
1998 UNLESS EXTENDED BY COLUMBUS McKINNON CORPORATION. As more fully described herein under "The Exchange Offer--Expiration Date; Extensions; Amendment," the time the Exchange Offer expires (including extensions, if any, by the Company) is referred to as the "Expiration Date."

  Columbus McKinnon Corporation, a New York corporation ("Columbus McKinnon" or the "Company") and the Guarantors (as defined), are hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this prospectus (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $200,000,000 aggregate principal amount of its 8 1/2% Senior Subordinated Notes due 2008 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for $200,000,000 aggregate principal amount of its 8 1/2% Senior Subordinated Notes due 2008 (the "Private Notes" and, collectively with the Exchange Notes, the "Notes") which were sold on March 31, 1998 in a transaction exempt from registration under the Securities Act and are outstanding on the date hereof.

  The form and terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the form and terms of the Private Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined), which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same obligations as the Private Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Private Notes. The Exchange Offer is being made to satisfy the obligations of the Company under the Registration Rights Agreement relating to the Private Notes. See "The Exchange Offer" and "Description of the Exchange Notes."

  The Exchange Notes will bear interest at a rate equal to 8 1/2% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1998.

  Prior to April 1, 2003, the Exchange Notes will be redeemable at any time at the option of the Company, in whole or in part, at the Make-Whole Price (as defined), plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the redemption date. On and after April 1, 2003, the Exchange Notes will be redeemable at any time at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date. In addition, on or prior to April 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of Exchange Notes issued under the Indenture (as defined) at a redemption price of 108.50% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more offerings of Equity Interests (as defined), other than Disqualified Stock (as defined), of the Company; provided that at least $130.0 million in aggregate principal amount of Exchange Notes remain outstanding immediately after the occurrence of each such redemption. In the event of a Change of Control (as defined), the Company will be required to make an offer to each holder of the Exchange Notes to repurchase all or any part of such holder's Exchange Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the repurchase date. See "Description of Notes" and "Risk Factors--Repurchase of Notes Upon Change of Control."

  The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all current and future Senior Debt (as defined) of the Company. In addition, the Exchange Notes will be effectively subordinated to all indebtedness of the Company's subsidiaries. As of March 31, 1998, the Company and its subsidiaries had approximately $248.8 million of Senior Debt outstanding and approximately $1.3 million of available borrowings under the New Credit Agreement (as defined). The Indenture will permit the Company and its subsidiaries to incur additional indebtedness, including additional Senior Debt, in the future, subject to certain restrictions. See "Description of Notes--Subordination."


                                 -------------
  SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES.

                                 -------------
THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION NOR HAS  THE SECURI-
  TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
   THE ACCURACY  OR ADEQUACY OF  THIS PROSPECTUS. ANY  REPRESENTATION TO THE
    CONTRARY IS A CRIMINAL OFFENSE.

                                 -------------

  The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. The Company has agreed to pay the expenses of the Exchange Offer. Based on the interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Private Notes may be offered for resale, resold or otherwise transferred by any person in whose name the Private Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder (a "Holder") thereof (other than any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In some cases, certain broker-dealers may be required to deliver a prospectus in connection with the resale of such Exchange Notes.

  This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for such Private Notes where such Private Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities (other than Private Notes acquired directly from the Company). The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

  Prior to this Exchange Offer, there has been no public market for the Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. The Company does not intend to list the Exchange Notes on any securities exchange nor does the Company intend to apply for quotation of the Exchange Notes on the NASDAQ National Market or other quotation system.

  The Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Exchange Note (as defined ), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. Notwithstanding the foregoing, Private Notes held in certificated form will be exchanged solely for Certificated Exchange Notes (as defined herein). After the initial issuance of the Global Exchange Note, Certificated Exchange Notes will be issued in exchange for the Global Exchange Note only on the terms set forth in the Indenture. See "Description of the Exchange Notes--Book-Entry, Delivery and Form."

                  The date of this Prospectus is      , 1998.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  THIS PROSPECTUS MAY INCLUDE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC, AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE COMMISSION.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Prospectus and made a part hereof: the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997; the Company's Quarterly Report on Form 10-Q for the fiscal quarters ended June 29, 1997, September 28, 1997 and December 28, 1997; the Company's Current Report on Form 8-K dated October 17, 1996, as amended by Amendment No. 1 on Form 8-K/A filed December 31, 1996; the Company's Current Report on Form 8-K dated November 12, 1996; the Company's Current Report on Form 8-K dated November 29, 1996; the Company's Current Report on Form 8-K dated December 16, 1996; the Company's Current Report on Form 8-K dated January 9, 1997; the Company's Current Report on Form 8-K dated October 27, 1997; the Company's Current Report on Form 8-K dated March 23, 1998; and the Company's Current Report on Form 8-K dated April 9, 1998.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to any person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Any such request should be directed to Lois H. Demler, Corporate Secretary, Columbus McKinnon Corporation, 140 John James Audubon Parkway, Amherst, New York 14228-1197 (telephone number: (716) 689-5409).

                                      (i)

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. Unless the context otherwise requires, all references herein to the "Company" or "Columbus McKinnon" include Columbus McKinnon Corporation and its subsidiaries (except in the section of this Prospectus entitled "Description of Notes").

                                  THE COMPANY

  Columbus McKinnon, established in 1875, is a leading designer, manufacturer and distributor of a broad range of material handling, lifting and positioning products. The Company sells its products both domestically and internationally, primarily to third-party distributors and, to a lesser extent, directly to manufacturers and end-users for a wide range of applications. The Company's major commercial markets include the general manufacturing, crane building, mining, construction, transportation, entertainment, power generation, waste management, agricultural, marine and logging markets. Additionally, the Company sells its products to the consumer market through hardware and farm equipment distributors, mass merchandisers and rental outlets. For the year ended March 31, 1998, the Company generated net sales and income from operations of $510.7 million and $67.9 million, respectively.

  The Company's products include a wide variety of electric, lever, hand and air-powered hoists; hoist trolleys; alloy, carbon steel and kiln chain; closed-die forgings, such as hooks, shackles and loadbinders; electric, hydraulic and pneumatic operator-controlled manipulators; industrial components, such as mechanical and electromechanical actuators, mechanical jacks and rotary unions; scissor lifts; below-the-hook lifters; circuit protection devices; logging tools and chain making and chain repair equipment. Through innovative design and manufacturing expertise developed by the Company and through selective acquisitions, the Company has established a leading market share in many of its product lines. As a result of its recent acquisitions of Univeyor A/S ("Univeyor") and LICO, Inc. ("LICO"), the Company has also positioned itself as a leader in the project design, management and implementation of automated material handling systems. Columbus McKinnon believes it has more overhead hoists in use in North America than all of its competitors combined. The Company's products and customer base are highly diversified; no single product accounted for more than 1% and no individual customer accounted for more than 5% of net sales for the year ended March 31, 1998.

  The Company believes that the demand for its products has increased in recent years and will continue to increase in the future as a result of several favorable trends impacting a broad array of industries that have enabled the Company to expand into new product areas and markets. These trends include:

  PRODUCTIVITY ENHANCEMENT. In recent years employers have responded to competitive pressures by seeking to maximize productivity and efficiency. The Company's hoists and other lifting and positioning products allow loads to be lifted and placed quickly, precisely, with little effort, and with fewer people.

  SAFETY REGULATIONS AND CONCERNS. Driven by federal and state workplace safety regulations such as the Occupational Safety and Health Act ("OSHA") and the Americans with Disabilities Act, and by the general competitive need to reduce costs such as health insurance premiums and workers' compensation expenses, employers seek safer ways to lift and position loads. The Company's lifting and positioning products enable these tasks to be performed with reduced risk of personal injury.

  WORKFORCE DIVERSITY. The percentages of women, disabled and older persons in the work force and the tasks they perform are continuing to increase. The Company's products enable many workplace tasks to be performed safely, efficiently and with less physical stress. The Company believes that increasing diversity in the workforce will continue to increase demand for its products.

  OUTSOURCING OF MATERIAL HANDLING PROJECT DESIGN AND MANAGEMENT. More of the Company's customers and end-users are outsourcing non-core business functions to improve productivity and cost efficiency. This has created opportunities for the Company to assume the project design, management and implementation responsibilities for both workstation and facility-wide material handling systems. The Company's opportunity to capitalize on this trend has been enhanced by the recent acquisitions of Univeyor and LICO. Through the combination of the Company's expertise and technological know-how with that of Univeyor and LICO, the Company believes that it will be able to position itself as a leader in the project design, management and implementation of automated material handling systems. As a result, many of the Company's existing products may be utilized in these systems. See "--Recent Developments."

  The Company has extended its product lines and penetrated new markets in recent years through several acquisitions which have been successfully integrated into the Company. In November 1995 and October 1996, the Company acquired Lift-Tech International, Inc. ("Lift-Tech") and Yale Industrial Products, Inc. ("Yale"), respectively, manufacturers of hoist and crane components, and in December 1996, the Company acquired Lister Bolt & Chain Ltd. ("Lister"), a specialty bolt and chain manufacturer. These, together with other acquisitions made by the Company, have enhanced the Company's position as the largest North American manufacturer of overhead hoists, operator-controlled manipulators and alloy chain. As a result of internal growth and acquisitions, the Company's net sales and income from operations have increased to $510.7 million and $67.9 million, respectively, for the year ended March 31, 1998 from $128.3 million and $12.2 million, respectively, in fiscal 1993, representing compound annual growth rates of approximately 31.8% and 41.0%, respectively.

  The Company's Common Stock is listed on the Nasdaq National Market under the symbol "CMCO." On May 27, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $29 1/8 per share and approximately
13.8 million shares were outstanding.

                                 KEY STRENGTHS

  The Company attributes its strong competitive position to the following key strengths:

  LEADING MARKET POSITION. Columbus McKinnon is the largest manufacturer of hoists, alloy and high strength carbon steel chain and operator-controlled manipulators in North America. The Company has developed its leading market position over its 120-year history by emphasizing technological innovation, manufacturing excellence and superior after-sale service.

  PREFERRED PROVIDER TO MAJOR DISTRIBUTORS. The Company enjoys long-standing relationships with and is a preferred provider to many of its largest distributors. Since 1990, during a period of significant consolidation among distributors of material handling equipment, the Company has benefitted from this consolidation as it has maintained and enhanced its relationships with the leading distributors. The Company believes that its ability to retain existing customers and attract new customers is attributable to its ongoing commitment to customer service and satisfaction. For example, the Company maintains close contact with its customers and provides prompt aftermarket service to end-users of its products through a network of independent distributors staffed with Company-trained professionals at over 300 hoist repair centers, over 100 repair parts distribution centers and 11 chain service centers. Additionally, to ensure continuing product development and market awareness, the Company sponsors advisory boards composed of representatives of its largest distributors and aftermarket sales and service network.

  DIVERSIFIED PRODUCTS, MARKETS, AND CUSTOMER BASE. The Company believes that it offers the most extensive product line of material handling products in the markets which it serves. No single product accounted for more than 1% of net sales for the year ended March 31, 1998. The Company's products are sold to over 10,000 general, specialty and service-after-sale distributors and original equipment manufacturers ("OEMs") for various applications in the general manufacturing, overhead crane, construction, transportation, entertainment, power generation, waste management, agricultural, marine and logging markets. Additionally, the Company sells its products for consumer use to over 100 hardware, trucking and transportation, farm hardware and rental outlets. No single customer accounted for more than 5% of net sales for the year ended March 31, 1998. The Company believes that the breadth of its products, the diversity of its markets and the strength of its distribution relationships minimize its dependence on any particular product, market or customer.

  LARGE INSTALLED PRODUCT BASE; STRONG BRAND NAMES. Columbus McKinnon believes it has more overhead hoists in use in North America than all of its competitors combined. In addition, the Company's brand names, including Big Orange, Budgit, Chester, CM, Coffing, Cyclone, Duff-Norton, Hammerlok, Herc-Alloy, Little Mule, Lodestar, Puller, Shaw-Box, Valustar and Yale, are among the most recognized and respected in the industry. The Company believes that its strong brand name recognition, together with the Company's large installed base of products, provide it with a significant competitive advantage in selling its full product line to existing and new customers as well as providing repair and replacement parts.

  EXPERIENCED MANAGEMENT TEAM WITH SIGNIFICANT OWNERSHIP INTEREST. The Company's management team provides a depth and continuity of experience. The Company's directors and executive officers own an aggregate of approximately 21.9% of the Company's outstanding Common Stock. See "Principal Shareholders." In addition, in April 1997 Columbus McKinnon implemented economic value added ("EVA(R)") as a performance measure and is using EVA(R) goals to, among other things, determine incentive-based compensation for all of its employees.

                               BUSINESS STRATEGY

  The Company's strategic objective is to further enhance its position as a leading designer, manufacturer and distributor of material handling, lifting and positioning products both domestically and internationally. The Company plans to achieve this objective through the continued implementation of the following three-pronged strategy:

  ENHANCE EXISTING BUSINESS. The Company continually strives to enhance its existing business through the following:

  . Leverage Strong Competitive Position. The Company's position as a leading provider of material handling equipment has resulted in a substantial installed base of its products. The Company's close relationships with its distributors permit it to obtain customer information and product requirements in order to respond to and anticipate future needs of end-users of the Company's products, which the Company believes allows it to maintain its market leadership position. The repair and replacement of parts and complementary products for the Company's large installed base of products represents additional revenue growth potential. The Company believes that it can expand the market and customer base for new and acquired products by introducing these products through its existing distribution channels. In addition, the Company believes it can achieve product and marketing synergies by selling its products into the markets of acquired businesses.

  . Increase Productivity and Realize Cost Savings. In addition to developing and introducing new products, the Company focuses on improving the quality and reliability of its products and increasing manufacturing efficiency. Fourteen of the Company's existing manufacturing and distribution facilities have achieved ISO 9000 certification, and substantially all of the Company's remaining manufacturing and distribution facilities are in the process of obtaining such certification. The Company improves productivity by reducing cycle times, increasing employee involvement in production and investing in new, more efficient manufacturing processes, including computer-aided design capabilities. The Company has implemented EVA(R) to analyze the utilization of its assets and productivity in order to improve all aspects of the Company's operations, and to determine incentive-based compensation for its employees. Further, the Company believes additional cost savings can be realized through the continued integration of the operations of recent acquisitions with those of the Company. For example, through its increased critical mass, the Company has been able to achieve raw material purchasing efficiencies.

  . Increase Penetration of International Markets. The Company maintains a distributor network in approximately 50 countries and has manufacturing facilities in Canada, Mexico, Germany, Denmark, France and China. The Company intends to increase its international presence, with a primary focus on enhancing its existing presence in Europe and expanding its operations into the Pacific Rim, South America and Africa. The Company intends to accomplish this growth by strengthening its international distribution network and by making additional strategic acquisitions and alliances. The recent acquisition of Univeyor has provided the Company with another European operating location, and will enable the Company to market Univeyor's material handling systems expertise to the Company's customer base. The Company has increased its international net sales from approximately 12.9% ($16.6 million) of net sales in fiscal 1993 to approximately 21.1% ($107.5 million) of net sales for the year ended March 31, 1998.

  PURSUE SELECTIVE ACQUISITIONS. The Company intends to selectively pursue strategic acquisitions, joint ventures and alliances. Potential strategic combinations will be evaluated based on their ability to, among other things:
(i) complement existing businesses and further expand product lines;
(ii) strengthen the Company's leadership position in the material handling and lifting industry; (iii) provide synergistic opportunities; (iv) enhance and broaden distribution channels; (v) increase the Company's international presence; and (vi) enhance shareholder value and be EVA(R) positive.

                              RECENT DEVELOPMENTS

  More of the Company's customers and end-users are outsourcing non-core business functions to improve productivity and cost efficiency, including material handling project design, management and implementation responsibilities. The Company has focused on capitalizing on this trend by its recent acquisitions of Univeyor and LICO. The Company believes that the combination of its expertise and technological know-how with that of Univeyor and LICO, and the continuing emphasis by manufacturers to decrease fixed engineering costs through downsizing, will permit the Company to position itself as a leader in the project design, management and implementation of automated material handling systems. The Company further believes that these acquisitions will create cross-selling opportunities, thereby expanding the market and customer base for the Company's products and creating product and marketing synergies.

  ACQUISITION OF UNIVEYOR. In January 1998, the Company acquired all of the outstanding capital stock of Univeyor, a Denmark-based designer, manufacturer and distributor of automated material handling systems, for approximately $15.0 million plus assumed liabilities. Univeyor has designed material handling systems for, among others, Apple Computer, British Telecom, LEGO, Nestle, Saab-Scania, Siemens, Sony and Volvo. This acquisition enables the Company, which previously has designed solutions only for individual workstations, to offer automated material handling systems for the entire workplace. Univeyor generated net sales for the twelve months ended March 31, 1998 of approximately $22.5 million.

  LICO ACQUISITION. On March 31, 1998, the Company acquired all of the outstanding capital stock of LICO for approximately $155.0 million in cash, adjusted for outstanding borrowings at closing (the "LICO Acquisition"). LICO, based in Kansas City, Missouri, is a leading designer, manufacturer and installer of custom conveyor and automated material handling systems, primarily for the automotive industry, and to a lesser extent, the steel, construction and other industrial markets. LICO has designed material handling systems for, among others, American Steel and Wire, Cummins Engine, Ford, General Motors, Harley-Davidson, J.I. Case, John Deere, Maytag, Mercury Marine and Saturn. LICO's customers have increasingly implemented programs to consolidate their material handling suppliers, thereby relying on fewer qualified companies to provide these systems. In addition, these customers are requiring qualified suppliers to be able to complete increasingly larger projects. Reflecting these developments, LICO has become a leading supplier of custom conveyors and material handling systems to many of its customers including its two largest customers, General Motors and Ford, which together represented approximately 82% of LICO's sales for the twelve months ended March 31, 1998. Further, the trend by the auto manufacturers to shorten new model life cycles, emphasize rapid plant changeovers and focus on increasing plant flexibility has also favorably impacted LICO. As a result of these positive industry trends, LICO's backlog increased to $136.3 million at March 31, 1998, representing an increase of $44.1 million over its backlog at March 31, 1997. For the twelve months ended March 31, 1998, LICO had net sales of approximately $165.9 million.

                               THE NOTES OFFERING

The Notes.................  The Private Notes were sold by the Company on March
                            31, 1998 to Bear, Stearns & Co. Inc. and Goldman, Sachs & Co. (the "Initial Purchasers") pursuant to a Purchase Agreement dated March 26, 1998 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Private Notes (i) to qualified institutional buyers in reliance on Rule 144A under the Securities Act, (ii) to a limited number of institutional accredited investors pursuant to Regulation D under the Securities Act and (iii) to Non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act.

Registration Rights         Pursuant to the Purchase Agreement, the Company and
Agreement.................  the Initial Purchasers entered into a Registration
                            Rights Agreement dated March 31, 1998 (the
                            "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which will terminate upon consummation of the Exchange Offer except under certain limited circumstances. See
                            "The Exchange Offer--Termination of Certain
                            Rights".

                               THE EXCHANGE OFFER

The Exchange Offer........  The Company is hereby offering to exchange $1,000 of Exchange Notes for each $1,000 of Private Notes that are properly tendered and accepted. The Com-pany will issue Exchange Notes on or promptly after the Expiration Date. As of the date hereof, $200,000,000 aggregate principal amount of Private Notes are outstanding. See "The Exchange Offer-- Purpose of the Exchange Offer."

                            Based on an interpretation by the staff of the Com-mission set forth in no-action letters issued to third parties, the Company believes that the Ex-change Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who ac-quired Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a bro-ker-dealer who acquired Private Notes as a result of market making or other trading activities), without compliance with the registration and pro-spectus delivery requirements of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or under-standing with any person to participate, in the distribution of the Exchange Notes. Holders of Pri-vate Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. Any broker-dealer that resells Ex-change Notes that were received by it for its own account pursuant to the Exchange Offer and any bro-ker or dealer that participates in the distribution of such Exchange Notes may be deemed to be an "un-derwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting com-pensation under the Securities Act.

                            Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so ac-knowledging and by delivering a prospectus, a bro-ker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securi-ties Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Ex-change Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or sup-plemented) available to any broker-dealer, upon re-quest, for use in connection with any such resale, for a period of one year after the Registration Statement is declared effective by the Commission or until such earlier date on which all the Ex-change Notes are freely tradeable. However, any broker-dealer who acquired the Private Notes di-rectly from the Company other than as a result of market-making activities or ordinary trading activ-ities may not fulfill its prospectus delivery re-quirements with this Prospectus, but must comply with the registration and prospectus delivery re-quirements of the Securities Act. See "The Exchange Offer--Resale of the Exchange Notes."

Consequences of Failure
 to Exchange..............
                            Holders of Private Notes who do not tender their Private Notes in the Exchange Offer will continue to hold such Private Notes and will be entitled to all the rights and limitations applica-ble thereto under the Indenture. All untendered, and tendered but not unaccepted, Private Notes will continue to be subject to the restrictions on transfer provided for in the Private Notes and the Indenture. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Private Notes could be adversely affected. See "The Exchange Offer-- Consequence of Failure to Exchange."

Expiration Date...........  The Exchange Offer will expire at 5:00 p.m., New
                            York City time, on      , 1998 unless the Exchange
                            Offer is extended by the Company, in its sole dis-cretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Of-fer--Expiration Date; Extensions; Amendments."

Accrued Interest on the
 Exchange Notes and the     The Exchange Notes will bear interest from and in-
 Private Notes............  cluding the date of issuance of the Private Notes
                            (March 31, 1998). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. See "The Exchange Offer--Interest on the Exchange Notes."

Conditions to the           The Exchange Offer is subject to certain customary
 Exchange Offer...........  conditions that may be waived by the Company. The
                            Exchange Offer is not conditioned upon any minimum aggregate amount of Private Notes being tendered for exchange. See "The Exchange Offer--Conditions."

Procedures for Tendering
 Private Notes............  Each Holder of Private Notes wishing to accept the
                            Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to State Street National Bank and Trust Company, as exchange agent (the "Exchange Agent"), at its address set forth herein. By exe-cuting the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder is not currently participating and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) if such holder is a broker-dealer reg-istered under the Exchange Act or is participating in the Exchange Offer for the purposes of distrib-uting the Exchange Notes, such holder will comply with the registration and prospectus delivery re-quirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Of-fer--Resale of Exchange Notes"), (iv) such holder understands that a secondary resale transaction de-scribed in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling secu-rity holder information required by Item 507 of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Ex-change Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activi-ties, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledg-ing and by delivering a prospectus, such holder will not be deemed to admit that it is an "under-writer" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering."

Special Procedures for
 Beneficial Owners........  Any beneficial owner whose Private Notes are regis-
                            tered in the name of a broker, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expi-ration Date. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
 Procedures...............  Holders of Private Notes who wish to tender their
                            Private Notes and whose Private Notes are not imme-diately available or who cannot deliver their Pri-vate Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of the Private
 Notes and Delivery of      Subject to the satisfaction or waiver of the condi-
 the Exchange Notes.......  tions to the Exchange Offer, the Company will ac-
                            cept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expira-tion Date. See "The Exchange Offer--Terms of the
                            Exchange Offer."

Withdrawal Rights.........  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The Ex-change Offer--Withdrawal of Tenders."

Certain Federal Income
 Tax Considerations.......  For a discussion of certain material federal income tax considerations relating to the exchange of the Exchange Notes for the Private Notes, see "Certain United States Federal Income Tax Considerations."

Exchange Agent............
                            State Street Bank and Trust Company, N.A. is serv-ing as the Exchange Agent in connection with the Exchange Offer.

Use of Proceeds...........  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. See "Use of Proceeds."

                          TERMS OF THE EXCHANGE NOTES

  The Exchange Offer applies to $200,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the form and terms of the Private Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof; and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same obligations as the Private Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Private Notes. The Exchange Offer is being made to satisfy the obligations of the Company under the Registration Rights Agreement relating to the Private Notes. For further information and for definitions of certain capitalized terms used below, see "The Exchange Offer" and "Description of the Exchange Notes."

Issuer....................  Columbus McKinnon Corporation

Securities Offered........  Exchange Notes

Maturity..................  April 1, 2008.

Interest..................  Interest on the Exchange Notes will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 1998.

Guarantees................  The Exchange Notes will be guaranteed on a senior subordinated basis by certain existing and future Domestic Restricted Subsidiaries of the Company (the "Guarantors").

Ranking...................  The Exchange Notes will be general unsecured obli-
                            gations of the Company and will be subordinated in right of payment to all current and future Senior Debt of the Company. In addition, the Exchange Notes will be effectively subordinated to all in-debtedness of the Company's subsidiaries. As of March 31, 1998, the Company and its subsidiaries had approximately $248.8 million of Senior Debt outstanding and approximately $53.0 million of available borrowings under the New Credit Agree-ment. The Indenture will permit the Company and its subsidiaries to incur additional indebtedness, in-cluding additional Senior Debt, in the future, sub-ject to certain restrictions. See "Description of Notes--Subordination."

Optional Redemption.......  Prior to April 1, 2003, the Exchange Notes will be redeemable at the option of the Company, in whole or in part, at the Make-Whole Price, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date. On and after April 1, 2003, the Exchange Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus ac-crued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date. In addi-tion, on or prior to April 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of Exchange Notes issued under the Indenture at a redemption price of 108.50% of the principal amount thereof, plus accrued and unpaid interest and Liq-uidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more of-ferings of Equity Interests, other than

                            Disqualified Stock, of the Company; provided that at least $130.0 million in aggregate principal amount of Exchange Notes remain outstanding immedi-ately after the occurrence of each such redemption. See "Description of Notes--Optional Redemption."

Change of Control.........  In the event of a Change of Control, the Company will be required to make an offer to each Holder of the Exchange Notes to repurchase all or any part of such Holder's Exchange Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the repurchase date.

Covenants.................  The indenture pursuant to which the Exchange Notes will be issued (the "Indenture") contains certain covenants that, among other things, limit the abil-ity of the Company and its Restricted Subsidiaries (as defined) to incur additional Indebtedness (as defined), pay dividends, repurchase Equity Inter-ests or make other Restricted Payments (as de-fined), create Liens (as defined), enter into transactions with Affiliates (as defined), sell as-sets or enter into certain mergers and consolida-tions. See "Description of Notes."

Exchange Offer,             Under certain circumstances the Company and the
Registration Rights.......  Guarantors may be required to file a shelf regis-
                            tration statement to cover resales of the Private
                            Notes by holders thereof (a "Shelf Registration").
                            If the Company and the Guarantors do not comply with their obligations under the Registration
                            Rights Agreement, they will be required to pay specified Liquidated Damages to the holders of the Notes under certain circumstances. See "Description of Notes--Registration Rights; Liquidated Damages."

Absence of Market for the
Exchange  Notes...........
                            There is currently no market for the Exchange Notes. Although the Initial Purchasers have in-formed the Company that they currently intend to make a market in the Exchange Notes, the Initial Purchasers are not obligated to do so, and any such market making may be discontinued at any time with-out notice. Accordingly, there can be no assurance as to the development or liquidity of any Market for the Exchange Notes. See "Plan of Distribution."

                                  RISK FACTORS

  Prospective purchasers of the Exchange Notes should carefully consider the matters set forth under "Risk Factors," as well as the other information and financial statements and data included in this Offering Memorandum, prior to making an investment in the Exchange Notes.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following table sets forth certain summary data of the Company for each of the three years in the period ended March 31, 1998. The financial data is derived from the Company's consolidated financial statements included elsewhere herein. The historical information includes (i) the results of operations of Lift-Tech since its acquisition on November 1, 1995, (ii) the results of operations of Yale since its acquisition on October 17, 1996, (iii) the results of operations of Lister since its acquisition on December 19, 1996 and (iv) the results of operations of Univeyor since its acquisition on January 8, 1998. The pro forma data gives effect to the Offering, the New Credit Agreement, the acquisition of Univeyor and the LICO Acquisition as if they occurred at April 1, 1997. This table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                   HISTORICAL            PRO FORMA
                           ----------------------------  ---------
                            FISCAL YEARS ENDED MARCH       YEAR
                                      31,                  ENDED
                           ----------------------------  MARCH 31,
                             1996      1997      1998      1998
                           --------  --------  --------  ---------
                                        (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales................  $209,837  $359,424  $510,731  $693,269
Cost of products sold....   149,511   251,987   363,117   514,468
                           --------  --------  --------  --------
Gross profit.............    60,326   107,437   147,614   178,801
Selling expenses.........    19,120    32,550    45,181    49,850
General and
 administrative
 expenses................    13,941    24,636    24,342    33,234
Amortization of
 intangibles.............       791     5,197    10,201    15,044
Other charges............       672       --        --        --
                           --------  --------  --------  --------
Income from operations...    25,802    45,054    67,890    80,673
Interest and debt
 expense.................     5,292    11,930    23,975    35,251
Interest and other
 income..................     1,134     1,168     1,940     2,013
                           --------  --------  --------  --------
Income before income
 taxes, minority
 interest, and
 extraordinary charge....    21,644    34,292    45,855    47,435
Income tax expense.......     8,657    15,617    22,434    23,927
                           --------  --------  --------  --------
Income before minority
 interest and
 extraordinary charge....  $ 12,987  $ 18,675  $ 23,421  $ 23,508
                           ========  ========  ========  ========
OTHER DATA:
EBITDA(1)................  $ 32,164  $ 57,507  $ 88,919  $107,543
EBITDA margin(1).........      15.3%     16.0%     17.4%     15.5%
Depreciation and
 amortization............  $  5,228  $ 11,285  $ 19,089  $ 24,857
Capital expenditures.....     6,988     9,392    10,501    11,439
Ratio of earnings to
 fixed charges(2)........       5.1x      3.9x      2.9x      2.3x
PRO FORMA RATIOS:
EBITDA to cash
 interest(3).............                                     3.1x
Total debt to EBITDA.....                                     4.2x

                                                            AS OF MARCH 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total assets........................................... $   548,245    $763,748
Total long-term debt (including current maturities)....     286,288     448,312
Total liabilities......................................     398,089     597,226
Total shareholders' equity.............................     150,156     166,522

                      (footnotes on following page)

(1) EBITDA represents income before interest and debt expense, income tax expense, depreciation and amortization, minority interest, extraordinary charge and cumulative effect of accounting change. EBITDA margin represents EBITDA divided by net sales. EBITDA is presented because it provides useful information regarding the Company's ability to service and/or incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(2) For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes, extraordinary charge, cumulative effect of accounting change and minority interest in net income
    (loss) of consolidated entities plus fixed charges and (ii) fixed charges consist of interest and debt expense.
(3) Cash interest represents interest and debt expense less non-cash debt expense related to the amortization of debt issuance costs of approximately $0.5 million for the year ended March 31, 1998 on a pro forma basis.

                                 RISK FACTORS

  Prior to making an investment decision, prospective purchasers should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following factors:

SUBSTANTIAL LEVERAGE

  The Company has indebtedness that is substantial in relation to its shareholders' equity. As of March 31, 1998, the Company had total indebtedness of approximately $448.3 million (excluding approximately $148.9 million of trade payables and other accrued and non-current liabilities) and total shareholders' equity of approximately $166.5 million. In addition, the Company had approximately $53.0 million of borrowing availability under the New Credit Agreement. The Company's leveraged financial position poses substantial risks to holders of the Notes, including the risks that (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on the Notes, borrowings under the New Credit Agreement and other indebtedness, (ii) the Company's leveraged position may impede its ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes and (iii) the Company's highly leveraged position may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressure. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness and to meet its other commitments, the Company will be required to adopt one or more alternatives, such as refinancing or restructuring its indebtedness, selling material assets or operations, or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected on satisfactory terms, that they would enable the Company to continue to satisfy its capital requirements or that they would be permitted by the terms of existing or future debt agreements, including the Indenture and the New Credit Agreement. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

SUBORDINATION OF NOTES

  The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company, including obligations under the Company's New Credit Agreement. As of March 31, 1998, the Company had outstanding Senior Debt of approximately $248.8 million. Subject to certain limitations, the Indenture will permit the Company to incur additional indebtedness, including Senior Debt. See "Description of Notes--Certain Covenants." In addition, the Notes will be effectively subordinated to all indebtedness of the Company's subsidiaries, which totaled approximately $2.8 million as of March 31, 1998. The indebtedness under the New Credit Agreement will also become due prior to the time the principal obligations under the Notes become due. As a result of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.

COMPETITION

  The markets in which the Company operates are highly competitive. The Company faces competition from a number of different manufacturers, both domestically and abroad, in each of its product lines, some of which have greater financial and other resources than the Company. The principal competitive factors affecting the market for the Company's products include performance, functionality, price, brand recognition, customer service and support, and product availability. See "Business--Competition."

CYCLICALITY

  The Company's business is affected by the state of both the U.S. and worldwide economies in general, and by the varying cyclicality of the industries in which its products are used. There can be no assurance that any future state of the U.S. and/or worldwide economy will not have an adverse effect on the Company's business, financial condition and results of operations.

COMPANY GROWTH AND RISKS RELATED TO ACQUISITIONS; LICO'S CONTRACTS AND
CUSTOMERS

  Historically, the Company has grown through a combination of internal growth and acquisitions. Although the Company intends to pursue the acquisition of additional businesses, there can be no assurance that the Company will be able to locate or acquire other suitable acquisition candidates on acceptable terms. There can be no assurance that any business it may acquire in the future will be effectively and profitably operated and integrated into the Company. In addition, the acquisition, operation and integration of an acquired business may involve a number of other risks, including an increase in the Company's indebtedness, the diversion of management's attention and the retention of and training of key personnel. The Company also intends to enhance its international presence through strategic acquisitions and alliances. International expansion may involve additional risks including those described in "--International Operations."

  The Company acquired all of the outstanding capital stock of LICO on March 31, 1998. LICO's business is dependent to a large degree on two significant customers, General Motors and Ford, which together represented approximately 82% of LICO's sales for the twelve months ended March 31, 1998. In addition, LICO pursues and is awarded large contracts which generally last for 12 to 18 months and are accounted for on a percentage of completion basis. Although a majority of the projects undertaken by LICO have been profitable historically, the profitability on these projects, as well as the period in which income from these projects is recognized, can vary from original estimates. LICO has experienced a significant increase in revenues, profitability and backlog. There can be no assurance that LICO will be able to maintain its current level of financial results.

INTERNATIONAL OPERATIONS

  The Company has operations and assets located outside of the United States, primarily in Canada, Mexico, Germany, Denmark, France and China. In addition, the Company imports a portion of its hoist product line from China, and sells its products to distributors located in approximately 50 countries. International operations are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, risk of governmental expropriation, political risks and risks of increases in taxes. Also, some foreign jurisdictions have laws limiting the right and ability of entities organized or operating therein to pay dividends or remit earnings to affiliated companies unless specified conditions are met. The inability of the Company to conduct its foreign operations, import foreign products or distribute its products internationally could have an adverse effect on the Company's business, financial condition and results of operations.

IMPACT OF RAW MATERIAL PRICES

  The principal raw material used by the Company in its chain and forging operations is steel. The steel industry as a whole is cyclical, and steel prices can be volatile due to numerous factors beyond the control of the Company. This volatility can significantly affect the Company's raw material costs. Competitive conditions will determine whether steel price increases can be passed on to the Company's customers. The inability of the Company to pass some or all of future steel price increases to its customers could have an adverse effect on the Company's business, financial condition and results of operations.

LABOR RELATIONS

  At March 31, 1998, the Company had approximately 4,100 employees. Of these employees, approximately 1,460 are represented under twelve separate collective bargaining agreements which expire at various times between August 22, 1998 and April 30, 2003. A collective bargaining agreement covering approximately 130 employees at the Company's Cedar Rapids, Iowa facility expires on August 22, 1998. There can be no assurance that negotiations to extend such agreement will be successfully concluded without a work stoppage. The Company experienced a 29-day work stoppage at its Cobourg, Ontario plant in fiscal 1994. In addition, the Yale facility in Charlotte, North Carolina had a five-day work stoppage in fiscal 1997, prior to its acquisition by the Company.

There can be no assurance that the Company will not experience further significant work stoppages in the future or that its relations with its employees will continue to be good. See "Business--Employees."

LEGAL MATTERS

  The Company is a party to various lawsuits, the outcome of which, if adverse to the Company, could have an adverse impact on the business, financial condition and results of operations of the Company. On November 18, 1996, an action entitled Milliken & Company vs. Duff-Norton Company, Inc. and Industrial Distribution Group, Inc. d/b/a Dixie Industrial Supply Company was commenced in the Superior Court of Troup County, Georgia. In its complaint in this action, the plaintiff alleges that a rotary union coupler manufactured by a subsidiary of Yale failed, causing a fire resulting in alleged damages to the plaintiff's carpet manufacturing facility and equipment in excess of $500 million. This action has been turned over to the Company's insurer and is in the early stages of discovery. The Company's insurance coverage applicable to this matter is limited to $100 million plus the costs and expenses of defending the action. The Company has denied all of the material allegations contained in the complaint and has asserted certain affirmative defenses and counterclaims. Based upon the advice of its counsel, the Company believes it has meritorious defenses to the causes of action specified in the complaint and intends to vigorously defend this action. However, there can be no assurance as to the outcome of this litigation. See "Business--Legal Proceedings."

ENVIRONMENTAL MATTERS

  Like many manufacturing companies, the Company is subject to various federal, state and local environmental laws, including, but not limited to, those governing air emissions, water discharges, and the storage, handling, disposal and remediation of petroleum and hazardous substances. The Company has in the past and will likely in the future incur expenditures in order to ensure compliance with such environmental laws. Due to the possibility of unanticipated factual or regulatory developments, the amount and timing of future environmental expenditures could vary substantially from those currently anticipated. Moreover, certain of the Company's facilities have been in operation for many years and, over such time, the Company and other predecessor operators of such facilities have generated and disposed of wastes which are or may be considered hazardous. Accordingly, although the Company has undertaken considerable efforts to comply with applicable environmental laws, it is possible that environmental requirements or facts not currently known will require unanticipated efforts and expenditures which cannot be currently quantified. See "Business--Environmental and Other Governmental Regulation."

DEPENDENCE ON KEY MANAGEMENT

  The success of the Company's business is dependent upon the management and leadership skills of Herbert P. Ladds, Jr., the Company's Chairman of the Board and Chief Executive Officer, Timothy T. Tevens, the Company's President, Robert L. Montgomery, Jr., the Company's Executive Vice President, and other members of the Company's senior management team. The Company does not have employment agreements with any of its management employees. The Company has announced that Mr. Ladds plans to resign as Chief Executive Officer in July 1998, but will continue to serve thereafter as Chairman of the Board. The Company also announced that upon Mr. Ladds' resignation, Mr. Tevens will become the Chief Executive Officer of the Company. The loss of any of these individuals or an inability to attract and retain additional personnel could adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to retain its existing senior management personnel or to attract additional qualified personnel.

ABSENCE OF PUBLIC MARKET

  The Exchange Notes are being offered to the holders of the Private Notes. The Private Notes were offered and sold on March 31, 1998 (i) to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act), (ii) to other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the

Securities Act) and (iii) outside the United States in reliance on Regulation S under the Securities Act, and are eligible for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") market.

  The Exchange Notes will be a new class of securities for which there currently is no established trading market. Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by nonaffiliates of the Company without compliance with the registration requirements under the Securities Act, the Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes on any automated dealer quotation system. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, the Initial Purchasers are not obligated to do so, and any such market making may be discontinued at any time without notice. The liquidity of any market for the Exchange Notes will depend upon the number of holders of the Exchange Notes, the interest of securities dealers in making a market in the Exchange Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. If the Exchange Notes are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The liquidity of, and trading markets for, the Exchange Notes may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the Exchange Notes independent of the financial performance of, or prospects for, the Company.

REPURCHASE OF NOTES UPON CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase all or any part of the Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. Certain events involving a Change of Control may result in an event of default under the New Credit Agreement and under other indebtedness of the Company that may be incurred in the future. An event of default under the New Credit Agreement or other future Senior Debt could result in an acceleration of such indebtedness, in which case the subordination provisions of the Exchange Notes would require payment in full (or provision therefor) of such Senior Debt before the Company may repurchase or make other payments in respect of the Exchange Notes. See "Description of Notes--Repurchase at the Option of Holders--Change of Control" and "--Subordination." There can be no assurance that the Company would have sufficient resources to repurchase the Exchange Notes or pay its obligations if the indebtedness under the New Credit Agreement or other future Senior Debt were accelerated upon the occurrence of a Change of Control. The inability to repurchase all of the tendered Exchange Notes would constitute an event of default under the Indenture. These provisions may be deemed to have anti-takeover effects and may delay, defer or prevent a merger, tender offer or other takeover attempt. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon change of control or other defaults under such debt instruments.

FRAUDULENT CONVEYANCE

  Under applicable provisions of the United States Bankruptcy Code and comparable provisions of state fraudulent transfer or conveyance law, if the Company, at the time it issued the Exchange Notes, or any guarantor, at the time it entered into its guarantee of the Notes (a) incurred such obligation with intent to hinder, delay or defraud creditors or (b) received less than reasonably equivalent value or fair consideration in connection with such incurrence and (i) was insolvent at the time of the incurrence, (ii) was rendered insolvent by reason of such incurrence (and the application of the net proceeds thereof), (iii) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company or such guarantor constituted unreasonably small capital to carry on its business or
(iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Exchange Notes or such guarantee thereof, as the case may be, or, in the alternative, subordinate the Exchange Notes or such guarantee to existing and future indebtedness of the Company or such guarantor, as the case may be. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, the Company or a guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair salable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

  The Company believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, (a) the Exchange Notes and the guarantees thereof are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, (b) the Company and the Guarantors will receive reasonably equivalent value or fair consideration and (c) the Company and the Guarantors, after the issuance of the Exchange Notes and the application of the proceeds thereof, will be solvent, will have sufficient capital for carrying on their businesses and will be able to pay their debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with the Company's belief.

EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Notes for Private Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Private Notes, a properly completed, duly executed Letter of Transmittal and all other required documents. Therefore, Holders desiring to tender their Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Private Notes for exchange. Any Private Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In addition, any Holder who tenders pursuant to the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale. Each broker-dealer that receives Exchange Notes for its own account in exchange for Series A Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer."

RESTRICTIONS ON TRANSFER

  The Private Notes were offered and sold by the Company in a private offering exempt from registration pursuant to the Securities Act and have been resold pursuant to Rule 144A, Rule 501(a)(1), (2), (3) or (7) and Regulation S and other exemptions under the Securities Act. As a result, the Private Notes may not be reoffered or resold by purchasers except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration, and the Private Notes are legended to restrict transfer as aforesaid. Each Holder (other than any Holder who is an affiliate or promoter of the Company) who duly exchanges Private Notes for Exchange Notes in the Exchange Offer will receive Exchange Notes that are freely transferable under the Securities Act. Holders who participate in the Exchange Offer should be aware, however, that if they accept the Exchange Offer for the purpose of engaging in a distribution, the Exchange Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements of the Securities Act. As a result, each Holder accepting the Exchange Offer will be deemed to have represented, by its acceptance of the Exchange Offer, that it acquired the Exchange Notes in the ordinary course of business and that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. If existing Commission interpretations permitting free transferability of the Exchange Notes following the Exchange Offer are changed prior to consummation of the Exchange Offer, the Company will use its best efforts to register the Private Notes for resale under the Securities Act. See "Prospectus Summary--The Exchange Offer" and "Description of the Exchange Notes--Registration Rights; Liquidated Damages."

  The Private Notes currently may be sold pursuant to the restrictions set forth in Rule 144A, Rule 501(a) (1), (2), (3) or (7) or Regulation S under the Securities Act or pursuant to another available exemption under the Securities Act without registration under the Securities Act. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Private Notes could be adversely affected.

YEAR 2000 RISK

  The Company has implemented a Year 2000 date conversion program to ensure that the Company's computer systems and applications will function properly beyond 1999. The Company believes that it has allocated adequate resources for this purpose and expects its Year 2000 date conversion program to be successfully completed on a timely basis. However, there can be no assurance that this will be the case. The Company does not expect to incur significant expenditures to address this issue. The ability of third parties with whom the Company transacts business to adequately address their Year 2000 issues is outside the Company's control. There can be no assurance that the failure of the Company or such third parties to adequately address their respective Year 2000 issues will not have an adverse effect on the Company's business, financial condition and results of operations.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Private Notes were sold by the Company on March 31, 1998 (the "Issue Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A, (ii) to institutional "accredited investors" within the meaning of subparagraph (a)(1), (2) (3) or (7) of Rule 501 under the Securities Act and (iii) to non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act. As a condition to the sale of the Private Notes, the Company and the Initial Purchaser entered into the Registration Rights Agreement on March 31, 1998. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 60 days after the Issue Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 120 days after the Issue Date and (iii) use its best efforts to consummate the Exchange Offer within 150 days after the Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchased such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of one year after the Registration Statement is declared effective or until such earlier date on which the Exchange Notes are freely tradable. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer except under certain limited circumstances. See "--Termination of Certain Rights." The Exchange Notes will evidence the same obligations as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of securities under the Indenture.

  As of the date of this Prospectus, $200,000,000 in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on
 , 1998 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement, which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely press release to an appropriate news agency.

  The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at a rate equal to 8 1/2% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each April 1 and October 1, commencing October 1, 1998. Holders of Exchange Notes will receive interest on October 1, 1998 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Private Notes from March 31, 1998, the date of initial issuance of the Private Notes, to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

  Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must either, (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent", or (ii) if such Private Notes are tendered pursuant to the procedures for book-entry transfer set forth below, a holder tendering Private Notes may transmit an Agent's Message (defined herein) to the Exchange Agent in lieu of the Letter of Transmittal, in either case prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted to the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the tendering participant in the Book-Entry Transfer Facility that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant.

  The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the

Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its reasonable discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes, acquired by such person and cannot rely on the position of the staff of the

Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a copy of this Prospectus (as it may be supplemented or amended) in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Private Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing DTC to transfer such Private Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

  If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

  All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of Exchange Notes by broker-dealers for a period of up to one year from the date the Registration Statement is declared effective or until such earlier date on which the Exchange Notes are freely tradeable and to provide copies of the latest version of the Prospectus to such broker-dealers upon their request during such period and (iv) to file a shelf registration statement as required by the Registration Rights Agreement if any holder of transfer-restricted Notes notifies the Company within 20 business days of the consummation of the Exchange Offer that (A) such holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or (B) such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that this Prospectus is not appropriate or available for such resales by such holder, or (C) that such holder is a broker-dealer and holds Private Notes acquired directly from the Company or one of its affiliate (see "--Additional Interest").

FEES AND EXPENSES

  The expenses incident to the compliance by the Company and the Guarantors with their obligations under the Registration Rights Agreement will be borne by the Company. The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $200,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

  For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

                       By Registered or Certified Mail:

                      State Street Bank and Trust Company
                            Two International Place
                       Corporate Trust Window, 4th Floor
                          Boston, Massachusetts 02110
                              Attn: Kellie Mullen

                     Confirm by Telephone: (617) 664-5587
                        Confirm by Fax: (617) 664-5290

    Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer.

  The net proceeds to the Company from the offering of the Private Notes was approximately $195.6 million, after deducting discounts to the Initial Purchasers and estimated expenses of the Offering. The Company used such proceeds, together with borrowings under the New Credit Agreement, to repay a portion of the borrowings outstanding under the Company's existing credit facilities and to fund the LICO Acquisition. See "Description of Other Indebtedness" and "Business--Recent Acquisitions."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998, which gives effect to the sale of the Private Notes, the closing of the New Credit Agreement and the LICO Acquisition (Dollars in thousands).

   Long-term debt (including current maturities):
    Credit Agreement.................................................. $240,000
    8 1/2% Senior Subordinated Notes due 2008.........................  199,468
    Other debt........................................................    8,844
                                                                       --------
     Total long-term debt.............................................  448,312
   Total shareholders' equity.........................................  166,522
                                                                       --------
     Total capitalization............................................. $614,834
                                                                       ========

                        SELECTED FINANCIAL INFORMATION

  The following table sets forth selected consolidated financial information of the Company for each of the five fiscal years in the period ended March 31, 1998. This information includes (i) the results of operations of Lift-Tech since its acquisition on November 1, 1995, (ii) the results of operations of Yale since its acquisition on October 17, 1996, (iii) the results of operations of Lister since its acquisition on December 19, 1996 and (iv) the results of operations of Univeyor since its acquisition on January 8, 1998. This table should be read in conjunction with the "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                  FISCAL YEARS ENDED MARCH 31,
                          ------------------------------------------------
                            1994      1995      1996      1997      1998
                          --------  --------  --------  --------  --------
                                         (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DA-
 TA:
Net sales...............  $142,313  $172,330  $209,837  $359,424  $510,731
Cost of products sold...   103,527   124,492   149,511   251,987   363,117
                          --------  --------  --------  --------  --------
Gross profit............    38,786    47,838    60,326   107,437   147,614
Selling expenses........    13,828    15,915    19,120    32,550    45,181
General and administra-
 tive expenses..........    10,105    11,449    13,941    24,636    24,342
Amortization of intangi-
 bles...................       378       600       791     5,197    10,201
Other charges...........     2,055     1,598       672       --        --
                          --------  --------  --------  --------  --------
Income from operations..    12,420    18,276    25,802    45,054    67,890
Interest and debt ex-
 pense..................     2,126     2,352     5,292    11,930    23,975
Interest and other in-
 come...................       371       472     1,134     1,168     1,940
                          --------  --------  --------  --------  --------
Income before income
 taxes, minority
 interest, extraordinary
 charge, and cumulative
 effect of accounting
 change.................    10,665    16,396    21,644    34,292    45,855
Income tax expense......     4,637     5,892     8,657    15,617    22,434
Minority interest.......       --        --        --       (323)      --
Extraordinary charge for
 early debt
 extinguishment.........       --        --        --     (3,198)   (4,520)
Cumulative effect of ac-
 counting change........     1,001       --        --        --        --
                          --------  --------  --------  --------  --------
Net income..............  $  7,029  $ 10,504  $ 12,987  $ 15,154   $18,901
                          ========  ========  ========  ========  ========
OTHER FINANCIAL DATA:
Net cash provided by op-
 erating activities.....  $  5,643  $ 15,663  $ 18,338  $ 28,886  $ 40,217
Net cash (used in) in-
 vesting activities.....    (7,433)   (8,217)  (73,721) (215,851) (176,494)
Net cash (used in) pro-
 vided by financing ac-
 tivities...............     1,002    (7,046)   64,783   186,779   151,715
EBITDA(1)...............    15,464    22,033    32,164    57,507    88,919
EBITDA margin(1)........      10.9%     12.8%     15.3%     16.0%     17.4%
Depreciation and amorti-
 zation.................  $  2,673  $  3,285  $  5,228  $ 11,285  $ 19,089
Capital expenditures....     3,751     5,348     6,988     9,392    10,501
Ratio of earnings to
 fixed charges(2).......       6.0x      8.0x      5.1x      3.9x      2.9x
BALANCE SHEET DATA (AT
 END OF PERIOD):
Total assets............  $ 93,378  $ 97,822  $188,734  $548,245  $763,748
Total long-term debt
 (including current
 maturities)............    20,222    22,587     9,744   286,288   448,312
Total liabilities.......    60,914    56,972    51,112   398,089   597,226
Total shareholders' eq-
 uity...................    32,464    40,850   137,622   150,156   166,522

--------
(1) EBITDA represents income before interest and debt expense, income tax expense, depreciation and amortization, minority interest, extraordinary charge and cumulative effect of accounting change. EBITDA margin represents EBITDA divided by net sales. EBITDA is presented because it provides useful information regarding the Company's ability to service and/or incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(2) For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes, extraordinary charge, cumulative effect of accounting change and minority interest in net income
    (loss) of consolidated entities plus fixed charges and (ii) fixed charges consist of interest and debt expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

  Excluding the recent acquisitions of LICO and Univeyor on March 31, 1998 and January 7, 1998, respectively, the Company's products are sold, domestically and internationally, principally to third party distributors in commercial and consumer distribution channels, and to a lesser extent directly to manufacturers and other end-users. Commercial distribution channels include general distributors, specialty distributors, service-after-sale distributors and original equipment manufacturers ("OEMs"). The general distributors are comprised of industrial distributors, rigging shops and crane builders. Specialty distributors include catalog houses, material handling specialists and entertainment equipment riggers. The service-after-sale network includes repair parts distribution centers, chain service centers, and hoist repair centers. Company products are also sold to OEMs, and to the U.S. and Canadian governments. Consumer distribution channels include mass merchandisers, hardware distributors, trucking and transportation distributors, farm hardware distributors and rental outlets. LICO and Univeyor sales are made primarily to end-users. LICO's sales are concentrated in the domestic automotive industry and, to a lesser extent, the steel, construction and other industrial markets. Univeyor's sales are made to automotive, consumer products manufacturing, warehousing and other industrial markets, primarily in Europe.

  This section should be read in conjunction with the consolidated financial statements of the Company included elsewhere in this Registration Statement.

RESULTS OF OPERATIONS

  The following table sets forth certain income statement data for the Company, expressed as a percentage of net sales, for each of the periods presented:

                                                            FISCAL YEARS
                                                           ENDED MARCH 31,
                                                          -------------------
                                                          1998   1997   1996
                                                          -----  -----  -----
Commercial sales.........................................  94.8%  92.6%  87.8%
Consumer sales...........................................   5.2    7.4   12.2
                                                          -----  -----  -----
Net sales................................................ 100.0  100.0  100.0
Cost of products sold....................................  71.1   70.1   71.3
                                                          -----  -----  -----
Gross profit.............................................  28.9   29.9   28.7
Selling expenses.........................................   8.8    9.1    9.1
General and administrative expenses......................   4.8    6.9    6.6
Amortization of intangibles..............................   2.0    1.4    0.4
Other charges............................................   0.0    0.0    0.3
                                                          -----  -----  -----
Income from operations...................................  13.3   12.5   12.3
Interest and debt expense................................   4.7    3.3    2.5
Interest and other income................................   0.4    0.3    0.5
                                                          -----  -----  -----
Income before income taxes, minority interest and
 extraordinary charge....................................   9.0    9.5   10.3
Income tax expense.......................................   4.4    4.3    4.1
                                                          -----  -----  -----
Income before minority interest and extraordinary
 charge..................................................   4.6%   5.2%   6.2%
                                                          =====  =====  =====

 Fiscal Years Ended March 31, 1998, 1997, and 1996

   Sales growth during the periods was primarily due to the October 1996 Yale acquisition and the November 1995 Lift-Tech acquisition as well as increased volume in nearly all distribution channels. Sales in 1998 of $510,731,000 increased $151,307,000 or 42.1% over 1997, and sales in 1997 of $359,424,000 increased

$149,587,000 or 71.3% over 1996. The 1998 sales include $204.5 million of Yale sales and $86.0 million of Lift-Tech sales; 1997 sales include $88.3 million of Yale sales and $81.5 million of Lift-Tech sales; 1996 sales include $29.6 million of Lift-Tech sales. In addition, during these periods the Company introduced list price increases of approximately 4% between November and January of each year affecting many of its hoist, chain and forged products sold in its domestic commercial markets. Sales in the commercial and the consumer distribution channels were as follows, in thousands of dollars and with percentage changes for each market group:

                           FISCAL YEARS ENDED MARCH      CHANGE           CHANGE
                                     31,              1998 VS 1997     1997 VS 1996
                          -------------------------- ---------------  --------------
                            1998     1997     1996    AMOUNT     %     AMOUNT    %
                          -------- -------- -------- --------  -----  -------- -----
                                     (IN THOUSANDS, EXCEPT PERCENTAGES)
Commercial sales
  Domestic..............  $378,107 $267,426 $152,245 $110,681   41.4  $115,181  75.7
  International.........   105,862   65,302   31,995   40,560   62.1    33,307 104.1
                          -------- -------- -------- --------  -----  -------- -----
                           483,969  332,728  184,240  151,241   45.5   148,488  80.6
Consumer sales
  Domestic..............    25,086   24,022   23,282    1,064    4.4       740   3.2
  International.........     1,676    2,674    2,315     (998) (37.3)      359  15.5
                          -------- -------- -------- --------  -----  -------- -----
                            26,762   26,696   25,597       66    0.2     1,099   4.3
                          -------- -------- -------- --------  -----  -------- -----
Consolidated net sales..  $510,731 $359,424 $209,837 $151,307   42.1  $149,587  71.3
                          ======== ======== ======== ========  =====  ======== =====

  The 41.4% growth in domestic commercial sales and the 62.1% growth in international commercial sales in 1998 resulted primarily from the inclusion of Yale and Lister for the full year, and the addition of Univeyor in January 1998. These acquisitions contributed to the general distribution, specialty distribution, service-after-sale and OEM distribution channels. In addition to the effects of acquisitions, the Company also experienced increased sales volume through all of its commercial distribution channels due to continued demand in the marketplace, except for the waste management sector. The only other market channel experiencing softness in fiscal 1998 was the international consumer channel due to a shift in demand from small retail hardware stores to larger do-it-yourself superstores, to which the Company supplies only a small share.

  The 75.7% growth in domestic commercial sales in 1997 resulted almost entirely from the Yale and Lift-Tech acquisitions. The Company also experienced increased sales volume primarily in the specialty distributors marketing channel. The 104.1% growth in international commercial sales in 1997 resulted almost entirely from the addition of the European operations of Yale, and also from the Company's existing Canadian operations. Consumer sales in fiscal 1997 were strongest in the Company's Canadian markets.

  The Company's gross profit margins were approximately 28.9%, 29.9% and 28.7% for 1998, 1997 and 1996, respectively. The decrease in gross profit margin in fiscal 1998 resulted from a change in the classification of approximately $7.6 million of costs into cost of products sold which previously had been classified as general and administrative expenses. This change was made for intracorporate consistency and had a minimal effect on income from operations. After isolating the effect of that classification change, the 1998 gross profit margin increased by .5% compared to 1997; 1997 increased by 1.2% over 1996. The increase in gross profit margin in each of the periods resulted from the effects of the Company's cost control efforts, integration of acquisitions and the economies of scale resulting from increasing production levels.

  Selling expenses were $45,181,000, $32,550,000 and $19,120,000 in fiscal
1998, 1997, and 1996, respectively. The 1998 expenses included the full year of Yale activity; 1997 expenses were impacted by the addition of Yale and the full year of Lift-Tech activity. As a percentage of consolidated net sales, selling expenses were 8.8%, 9.1% and 9.1% in fiscal 1998, 1997 and 1996, respectively. Sales per employee increased to $168,600 in fiscal 1998 from $126,100 in fiscal 1996.

  General and administrative expenses were $24,342,000, $24,636,000 and $13,941,000 in fiscal 1998, 1997 and 1996, respectively. The 1998 expenses included the full year of Yale activity; 1997 expenses were impacted by the addition of Yale and the full year of Lift-Tech activity. As a percentage of consolidated net sales, general and administrative expenses were 4.8%, 6.9% and 6.6% in fiscal 1998, 1997 and 1996, respectively. As noted above, the improved percentage in fiscal 1998 was due primarily to a change that reclassified approximately $7.6 million of expenses previously classified as general and administrative into costs of products sold for intracorporate consistency. The improved percentage also resulted from the fixed nature of costs in relation to the increased sales and integration of acquisitions.

  Amortization of intangibles was $10,201,000, $5,197,000 and $791,000 in fiscal 1998, 1997 and 1996, respectively. Fiscal 1998 included a full year of goodwill amortization resulting from the Yale acquisition; fiscal 1997 included a partial year of Yale and a full year of goodwill amortization resulting from the Lift-Tech acquisition; fiscal 1996 included a partial year of Lift-Tech.

  Environmental remediation costs were $672,000 in fiscal 1996, and resulted primarily from the Pendleton, New York site remediation, construction of which is complete.

  Interest and debt expense was $23,975,000, $11,930,000 and $5,292,000 in fiscal 1998, 1997 and 1996, respectively. The fiscal 1998 and 1997 increases were primarily due to the financing required to complete the Yale acquisition, reflecting a full year in 1998. As a percentage of consolidated net sales, interest and debt expense was 4.7%, 3.3% and 2.5% in fiscal 1998, 1997 and 1996, respectively.

  Interest and other income was $1,940,000, $1,168,000 and $1,134,000 in fiscal 1998, 1997 and 1996, respectively. The 1998 and 1997 improvements reflect increases in the investment return on marketable securities held for settlement of a portion of the Company's general and products liability claims.

  Income taxes as a percentage of pre-tax accounting income were 48.9%, 45.5% and 40.0% in fiscal 1998, 1997 and 1996, respectively. The fiscal 1998 and 1997 percentages reflect the effect of non-deductible goodwill amortization resulting from the Yale and Lift-Tech acquisitions.

  In fiscal 1997, the minority interest share of Yale earnings of $323,000 resulted from the fact that the Company acquired 72% of the outstanding Yale shares on a fully diluted basis in October 1996 and the remainder in January 1997.

  As a result of the above, income before extraordinary charges increased $5,069,000 or 27.6% in 1998 and $5,365,000 or 41.3% in 1997. This is based on income before extraordinary charges of $23,421,000, $18,352,000 and $12,987,000 or 4.6%, 5.1% and 6.2% as a percentage of consolidated net sales in fiscal 1998, 1997 and 1996, respectively.

  In fiscal 1998, the extraordinary charge for early debt extinguishment of $4,520,000 resulted from the non-cash write-off of unamortized deferred financing costs upon refinancing of the Company's bank debt effective March 31, 1998. The charge is net of $3,012,000 of tax benefit. In 1997, the extraordinary charge for early debt extinguishment of $3,198,000 resulted from the tender in December 1996 for 11.5% acquired Yale notes. The charge consisted of redemption premiums, costs to exercise the tender offer, and write-off of previously incurred deferred financing costs, and was net of $2,133,000 of tax benefit.

  Net income, therefore, increased $3,747,000 or 24.7% in 1998 and $2,167,000 or 16.7% in 1997. This is based on net income of $18,901,000, $15,154,000 and
$12,987,000 in fiscal 1998, 1997 and 1996, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  On March 31, 1998, the Company acquired all of the outstanding stock of LICO for approximately $155 million of cash, which was financed by proceeds from the Company's new revolving credit facility and a private placement of senior subordinated notes, both of which also closed effective March 31, 1998. The Company's previously existing Term Loan A, Term Loan B and revolving credit facility were repaid and retired on March 31, 1998.

  On January 7, 1998, the Company acquired all of the outstanding stock of Univeyor for approximately $15 million of cash financed by the Company's revolving credit facility, plus the assumption of certain debt.

  The new 1998 Revolving Credit Facility provides availability up to $300 million, due March 31, 2003, against which $240 million was outstanding at March 31, 1998. Interest is payable at varying Eurodollar rates based on LIBOR plus a spread determined by the Company's leverage ratio, amounting to 125 basis points at March 31, 1998. The 1998 Revolving Credit Facility is secured by all equipment, inventory, receivables, subsidiary stock (limited to 65% for foreign subsidiaries) and intellectual property. To manage its exposure to interest rate fluctuations, the Company has interest rate swaps and caps.

  The senior subordinated 8 1/2% Notes issued on March 31, 1998 amounted to $199,468,000, net of original issue discount of $532,000 and are due March 31, 2008. Interest is payable semi-annually based on an effective rate of 8.45%, considering $1,902,000 of proceeds from rate hedging in advance of the placement. Provisions of the 8 1/2% Notes include, without limitation, restrictions of liens, indebtedness, asset sales, and dividends and other restricted payments. Prior to April 1, 2003, the 8 1/2% Notes are redeemable at the option of the Company, in whole or in part, at the Make-Whole Price (as defined). On or after April 1, 2003, they are redeemable at prices declining annually from 108.5% to 100% on and after April 1, 2006. In addition, on or prior to April 1, 2001, the Company may redeem up to 35% of the outstanding notes at a redemption price of 108.5%, subject to certain restrictions. In the event of a Change of Control (as defined), each holder of the 8 1/2% Notes may require the Company to repurchase all or a portion of such holder's 8 1/2% Notes at a purchase price equal to 101% of the principal amount thereof. The 8 1/2% Notes are not subject to any sinking fund requirements.

  The Company believes that its cash on hand, cash flows, and borrowing capacity under its revolving credit facility will be sufficient to fund its ongoing operations, budgeted capital expenditures, and business acquisitions for the next twelve months.

  Net cash provided by operating activities increased to $40,217,000 in fiscal 1998 from $28,886,000 in 1997 and $18,338,000 in 1996. The $11,331,000
increase in net cash provided by operating activities in fiscal 1998 resulted primarily from increased net income of $3,747,000, increased depreciation and amortization of $7,804,000, reduced deferred tax expense of $4,818,000 and a smaller increase in net working capital than fiscal 1997. The $10,548,000 increase in net cash provided by operating activities in fiscal 1997 resulted primarily from increased depreciation and amortization of $6,057,000, increased deferred income tax expense of $3,920,000 and an extraordinary charge for early debt extinguishment of $3,198,000. Operating assets net of liabilities increased $2,291,000, $5,905,000 and $1,027,000 in fiscal 1998,
1997 and 1996, respectively.

  Net cash used in investing activities was $176,494,000 in fiscal 1998 compared to $215,851,000 in 1997 and $73,721,000 in 1996. The 1998 amount includes the acquisitions of LICO and Univeyor for $168,051,000, net of cash acquired; it is reduced by $4,575,000 of proceeds from the sale of non-operating assets acquired with Yale in fiscal 1997. The net cash used in investing activities in fiscal 1997 includes $196,113,000 and $7,464,000 for the Yale and Lister acquisitions, respectively, net of cash acquired. The 1996 amount includes $64,927,000 for the acquisition of Lift-Tech, net of cash acquired.

CAPITAL EXPENDITURES

  In addition to keeping its current equipment and plants properly maintained, the Company is committed to replacing, enhancing, and upgrading its property, plant, and equipment to reduce production costs, increase flexibility to respond effectively to market fluctuations and changes, meet environmental requirements, enhance safety, and promote ergonomically correct work stations. Consolidated capital expenditures for fiscal 1998, 1997 and 1996 were $10,501,000, $9,392,000 and
$6,988,000, respectively, excluding those capital assets acquired in conjunction with business acquisitions.

INFLATION AND OTHER MARKET CONDITIONS

  The Company's costs are affected by inflation in the U.S. economy, and to a lesser extent, in foreign economies including those of Europe, Canada, Mexico, and the Pacific Rim. The Company does not believe that inflation has had a material effect on results of operations over the periods presented because of low inflation levels over the periods and because the Company has generally been able to pass on rising costs through price increases. However, in the future there can be no assurance that the Company's business will not be affected by inflation or that it will be able to pass on cost increases.

SEASONALITY AND QUARTERLY RESULTS

  Lower than average orders and shipments during the December holiday period have a slight effect on the Company. In addition, quarterly results may be materially affected by the timing of large customer orders, by periods of high vacation concentrations, and by acquisitions and the magnitude of acquisition costs. Therefore, the operating results for any particular fiscal quarter are not necessarily indicative of results for any subsequent fiscal quarter or for the full fiscal year.

YEAR 2000 CONVERSIONS

  The Company continues to move forward with its Year 2000 readiness project. This project is addressing all components of its information technology infrastructure. Currently, corporate-wide assessment is underway with specific areas already complete. The assessment of Year 2000 on the Company's customized business information system has been completed with modifications and enhancements underway. The Company does not believe that the costs associated with these modifications and enhancements will be material.

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income," which the Company will adopt for the year ended March 31, 1999. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components. This includes unrealized gains or losses on the Company's available-for-sale securities, foreign currency translation adjustments, and minimum pension liability adjustments, which currently are reported in shareholders' equity, and will be included and disclosed in total comprehensive income upon adoption of the Statement. The impact of compliance with this Statement will not impact financial position, net income or cash flows.

  The FASB also issued FAS Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information,"which the Company will adopt for the year ended March 31, 1999. Statement No. 131 superseded FAS Statement No. 14 "Financial Reporting for Segments of a Business Enterprise." Statement No. 131 established new standards for determining segment criteria and annual and interim reporting of that data. It also established new disclosures about products, geographic areas and major customers. Currently, the Company reports one operating segment under Statement No. 14 and, while the impact of compliance with Statement No. 131 has not yet been determined, the Company expects to report at least two segments upon its adoption.

                                   BUSINESS

OVERVIEW

  Columbus McKinnon, established in 1875, is a leading designer, manufacturer and distributor of a broad range of material handling, lifting and positioning products. The Company sells its products both domestically and internationally, primarily to third-party distributors and, to a lesser extent, directly to manufacturers and end-users for a wide range of applications. The Company's major commercial markets include the general manufacturing, crane building, mining, construction, transportation, entertainment, power generation, waste management, agricultural, marine and logging markets. Additionally, the Company sells its products to the consumer market through hardware and farm equipment distributors, mass merchandisers and rental outlets. For the year ended March 31, 1998, the Company generated net sales and income from operations of $510.7 million and $67.9 million, respectively.

  The Company's products include a wide variety of electric, lever, hand and air-powered hoists; hoist trolleys; alloy, carbon steel and kiln chain; closed-die forgings, such as hooks, shackles and loadbinders; electric, hydraulic and pneumatic operator-controlled manipulators; industrial components, such as mechanical and electromechanical actuators, mechanical jacks and rotary unions; scissor lifts; below-the-hook lifters; circuit protection devices; logging tools and chain making and chain repair equipment. Through innovative design and manufacturing expertise developed by the Company and through selective acquisitions, the Company has established a leading market share in many of its product lines. As a result of the recent acquisitions of Univeyor and LICO, the Company has also positioned itself as a leader in the project design, management and implementation of automated material handling systems. Columbus McKinnon believes it has more overhead hoists in use in North America than all of its competitors combined. The Company's products and customer base are highly diversified; no single product accounted for more than 1% and no individual customer accounted for more than 5% of net sales for the year ended March 31, 1998.

  The Company believes that the demand for its products has increased in recent years and will continue to increase in the future as a result of several favorable trends impacting a broad array of industries that have enabled the Company to expand into new product areas and markets. These trends include:

  PRODUCTIVITY ENHANCEMENT. In recent years employers have responded to competitive pressures by seeking to maximize productivity and efficiency. The Company's hoists and other lifting and positioning products allow loads to be lifted and placed quickly, precisely, with little effort, and with fewer people.

  SAFETY REGULATIONS AND CONCERNS. Driven by federal and state workplace safety regulations such as OSHA and the Americans with Disabilities Act, and by the general competitive need to reduce costs such as health insurance premiums and workers' compensation expenses, employers seek safer ways to lift and position loads. The Company's lifting and positioning products enable these tasks to be performed with reduced risk of personal injury.

  WORKFORCE DIVERSITY. The percentages of women, disabled and older persons in the work force and the tasks they perform are continuing to increase. The Company's products enable many workplace tasks to be performed safely, efficiently and with less physical stress. The Company believes that increasing diversity in the workforce will continue to increase demand for its products.

  OUTSOURCING OF MATERIAL HANDLING PROJECT DESIGN AND MANAGEMENT. More of the Company's customers and end-users are outsourcing non-core business functions to improve productivity and cost efficiency. This has created opportunities for the Company to assume the project design, management and implementation responsibilities for both workstation and facility-wide material handling systems. The Company's opportunity to capitalize on this trend has been enhanced by the recent acquisition of Univeyor and the pending LICO Acquisition. Through the combination of the Company's expertise and technological know-how with that of Univeyor and LICO, the Company believes that it will be able to position itself as a leader in the project design, management and implementation of automated material handling systems. As a result, many of the Company's existing products may be utilized in these systems. See "Offering Memorandum Summary--Recent Developments."

  The Company has extended its product lines and penetrated new markets in recent years through several acquisitions which have been successfully integrated into the Company. In November 1995 and October 1996, the Company acquired Lift-Tech and Yale, respectively, manufacturers of hoist and crane components, and in December 1996, the Company acquired Lister, a specialty bolt and chain manufacturer. These, together with other acquisitions made by the Company, have enhanced the Company's position as the largest North American manufacturer of overhead hoists, operator-controlled manipulators and alloy chain. As a result of internal growth and acquisitions, the Company's net sales and income from operations have increased to $510.7 million and $67.9 million, respectively, for the year ended March 31, 1998 from $128.3 million and $12.2 million, respectively, in fiscal 1993, representing compound annual growth rates of approximately 31.8% and 41.0%, respectively.

  The Company's Common Stock is listed on the Nasdaq National Market under the symbol "CMCO." On May 27, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $29 1/8 per share and approximately
13.8 million shares were outstanding.

  The Company was incorporated under the laws of the State of New York in 1929. Its executive offices are located at 140 John James Audubon Parkway, Amherst, New York 14228-1197 and its telephone number is (716) 689-5400.

KEY STRENGTHS

  The Company attributes its strong competitive position to the following key strengths:

  LEADING MARKET POSITION. Columbus McKinnon is the largest manufacturer of hoists, alloy and high strength carbon steel chain and operator-controlled manipulators in North America. The Company has developed its leading market position over its 120-year history by emphasizing technological innovation, manufacturing excellence and superior after-sale service.

  PREFERRED PROVIDER TO MAJOR DISTRIBUTORS. The Company enjoys long-standing relationships with and is a preferred provider to many of its largest distributors. Since 1990, during a period of significant consolidation among distributors of material handling equipment, the Company has benefitted from this consolidation as it has maintained and enhanced its relationships with the leading distributors. The Company believes that its ability to retain existing customers and attract new customers is attributable to its ongoing commitment to customer service and satisfaction. For example, the Company maintains close contact with its customers and provides prompt aftermarket service to end-users of its products through a network of independent distributors staffed with Company-trained professionals at over 300 hoist repair centers, over 100 repair parts distribution centers and 11 chain service centers. Additionally, to ensure continuing product development and market awareness, the Company sponsors advisory boards composed of representatives of its largest distributors and aftermarket sales and service network.

  DIVERSIFIED PRODUCTS, MARKETS, AND CUSTOMER BASE. The Company believes that it offers the most extensive product line of material handling products in the markets which it serves. No single product accounted for more than 1% of net sales for the year ended March 31, 1998. The Company's products are sold to over 10,000 general, specialty and service-after-sale distributors and OEMs for various applications in the general manufacturing, overhead crane, construction, transportation, entertainment, power generation, waste management, agricultural, marine and logging markets. Additionally, the Company sells its products for consumer use to over 100 hardware, trucking and transportation, farm hardware and rental outlets. No single customer accounted for more than 5% of net sales for the year ended March 31, 1998. The Company believes that the breadth of its products, the diversity of its markets and the strength of its distribution relationships minimize its dependence on any particular product, market or customer.

  LARGE INSTALLED PRODUCT BASE; STRONG BRAND NAMES. Columbus McKinnon believes it has more overhead hoists in use in North America than all of its competitors combined. In addition, the Company's brand names, including Big Orange, Budgit, Chester, CM, Coffing, Cyclone, Duff-Norton, Hammerlok, Herc-Alloy, Little Mule, Lodestar, Puller, Shaw-Box, Valustar and Yale, are among the most recognized and respected in the industry. The Company believes that its strong brand name recognition, together with the Company's large installed base of products, provide it with a significant competitive advantage in selling its full product line to existing and new customers as well as providing repair and replacement parts.

  EXPERIENCED MANAGEMENT TEAM WITH SIGNIFICANT OWNERSHIP INTEREST. The Company's management team provides a depth and continuity of experience. The Company's directors and executive officers own an aggregate of approximately 21.9% of the Company's outstanding Common Stock. See "Principal Shareholders." In addition, in April 1997 Columbus McKinnon implemented EVA(R) as a performance measure and is using EVA(R) goals to, among other things, determine incentive-based compensation for all of its employees.

BUSINESS STRATEGY

  The Company's strategic objective is to further enhance its position as a leading designer, manufacturer and distributor of material handling, lifting and positioning products both domestically and internationally. The Company plans to achieve this objective through the continued implementation of the following three-pronged strategy:

  ENHANCE EXISTING BUSINESS. The Company continually strives to enhance its existing business through the following:

  . Leverage Strong Competitive Position. The Company's position as a leading provider of material handling equipment has resulted in a substantial installed base of its products. The Company's close relationships with its distributors permit it to obtain customer information and product requirements in order to respond to and anticipate future needs of end-users of the Company's products, which the Company believes allows it to maintain its market leadership position. The repair and replacement of parts and complementary products for the Company's large installed base of products represents additional revenue growth potential. The Company believes that it can expand the market and customer base for new and acquired products by introducing these products through its existing distribution channels. In addition, the Company believes it can achieve product and marketing synergies by selling its products into the markets of acquired businesses.

  . Increase Productivity and Realize Cost Savings. In addition to developing and introducing new products, the Company focuses on improving the quality and reliability of its products and increasing manufacturing efficiency. Fourteen of the Company's existing manufacturing and distribution facilities have achieved ISO 9000 certification, and substantially all of the Company's remaining manufacturing and distribution facilities are in the process of obtaining such certification. The Company improves productivity by reducing cycle times, increasing employee involvement in production and investing in new, more efficient manufacturing processes, including computer-aided design capabilities. The Company has implemented EVA(R) to analyze the utilization of its assets and productivity in order to improve all aspects of the Company's operations, and to determine incentive-based compensation for its employees. Further, the Company believes additional cost savings can be realized through the continued integration of the operations of recent acquisitions with those of the Company. For example, through its increased critical mass, the Company has been able to achieve raw material purchasing efficiencies.

  . Increase Penetration of International Markets. The Company maintains a distributor network in approximately 50 countries and has manufacturing facilities in Canada, Mexico, Germany, Denmark, France and China. The Company intends to increase its international presence, with a primary focus on enhancing its existing presence in Europe and expanding its operations into the Pacific Rim, South America and Africa. The Company intends to accomplish this growth by strengthening its international distribution network and by making additional strategic acquisitions and alliances. The recent acquisition of Univeyor has provided the Company with another European operating location, and will enable the Company to market Univeyor's material handling systems expertise to the Company's customer base. The Company has increased its international net sales from approximately 12.9% ($16.6 million) of net sales in fiscal 1993 to approximately 21.1% ($107.5 million) of net sales for the year ended March 31, 1998.

  PURSUE SELECTIVE ACQUISITIONS. The Company intends to selectively pursue strategic acquisitions, joint ventures and alliances. Potential strategic combinations will be evaluated based on their ability to, among other things:
(i) complement existing businesses and further expand product lines;
(ii) strengthen the Company's leadership position in the material handling and lifting industry; (iii) provide synergistic opportunities; (iv) enhance and broaden distribution channels; (v) increase the Company's international presence; and (vi) enhance shareholder value and be EVA(R) positive.

PRODUCTS AND SERVICES

  The Company primarily designs, manufactures and distributes a broad range of material handling, lifting and positioning products for various applications in industry and for consumer use. The following table sets forth certain sales data for the Company's products, expressed as a percentage of net sales, for the periods presented:

                                                                      FISCAL
                                                                       YEAR
                                                                       ENDED
                                                                     MARCH 31,
                                                                     ---------
   PRODUCTS                                                          1997  1998
   --------                                                          ----  ----
   Hoists...........................................................  57%   58%
   Chain............................................................  15    12
   Forged products..................................................  15    11
   Industrial components............................................   5     8
   Circuit protection devices.......................................   2     4
   Scissor lifts....................................................   2     3
   Manipulators.....................................................   2     2
   Tire shredders...................................................   2     1
   Conveyors........................................................  --     1
                                                                     ---   ---
                                                                     100%  100%
                                                                     ===   ===

  Hoists. The Company manufactures a variety of hand-operated hoists and lever tools, air-powered hoists, electric chain hoists, and electric wire rope hoists. Load capacities for the Company's hoist product lines range from less than one ton to 30 tons. These products are sold under its Budgit, Chester, CM, Coffing, Cyclone, Little Mule, Lodestar, Puller, Shaw-Box, Valustar, Yale and other recognized trademarks. The Company's hoists are sold for use in a variety of general industrial applications, as well as for use in the entertainment, consumer, rental, health care and other emerging product markets.

  The Company also offers a line of custom-designed, below-the-hook tooling. Below-the-hook tooling is specialized lifting apparatus used in a variety of lifting activities performed in conjunction with hoist and chain applications. Lift-Tech's principal products, which include electric wire rope hoists, air-powered hoists, and chain hoists, generally complement the Company's other product offerings. The Company also supplies hoist trolleys, driven manually or by electric motors, for the industrial, consumer and OEM markets.

  Chain. The Company manufactures alloy chain for various industrial applications. Federal regulations in the United States favor the use of alloy chain, which the Company first developed, for overhead lifting applications because of its strength and wear characteristics. A line of the Company's alloy chain is sold under the Herc-Alloy brand name for use in overhead lifting, pulling and restraining applications. The Company also sells specialized load chain for use in hoists. Three grades and multiple sizes of carbon steel welded-link chain are sold by the Company in the industrial and consumer markets for various load securement and other non-overhead lifting applications. As a result of the acquisition of Lister, the Company now also manufactures kiln chain sold primarily to the cement and lime kiln manufacturing market and anchor and buoy chain sold primarily to the United States and Canadian governments.

  The Company also designs and manufactures its own chain making and chain repair equipment.

  Forged Products. The Company manufactures a complete line of alloy and carbon steel forgings, including hooks, shackles, hitch pins, master links and loadbinders. These forgings are used in virtually all types of chain and wire rope rigging applications in a variety of industries, including transportation, mining, railroad, construction, marine, logging, petrochemical and agriculture.

  The Company also manufactures carbon steel forged and stamped products, such as loadbinders, hooks, shackles and other securement devices, for sale to the industrial, consumer and logging markets through industrial distributors, hardware distributors, mass merchandiser outlets and OEMs.

  Industrial Components. The Company, through the Duff-Norton Division of Yale, designs and manufactures industrial components such as mechanical and electromechanical actuators, mechanical jacks and rotary unions for sale domestically and abroad. Actuators are linear motion devices used in a variety of industries, including the paper, steel and aerospace industries. Mechanical jacks are heavy duty lifting devices whose uses include the repair and maintenance of railroad tracks, locomotives and industrial machinery. Rotary unions are piping devices which introduce heating or cooling liquids into the interiors of rotating drums in industrial processes in the paper, textiles, rubber, plastics, printing and machine tool industries.

  Circuit Protection Devices. The Mechanical Products Division of Yale develops circuit protection devices for various aerospace and commercial applications. Circuit protection devices are sold to manufacturers of private, commercial and military aircraft, as well as NASA. In addition, they are also sold to OEMs, electrical distributors and outlets for power supplies for use in medical equipment, motor vehicles and other electrical components and equipment.

  Scissor Lifts. The American Lifts Division of Yale manufactures hydraulic scissor lift tables and other engineered lifting products. These products enhance workplace ergonomics and are sold primarily to customers in the manufacturing, construction, general industrial and air cargo industries.

  Manipulators. The Company manufactures a line of sophisticated operator-controlled manipulators. These products are articulated mechanical arms with specialized end tooling designed to perform lifting, rotating, turning, tilting, reaching and positioning tasks in a manufacturing process. Utilizing various models and size configurations, the Company can offer custom-designed hydraulic, pneumatic, and electric manipulators for a wide variety of applications where the user requires multi-axial movement in a harsh or repetitive environment. The Company also has the capability to manufacture more sophisticated, semi-robotic manipulators for specialized, repetitive motion applications and has manufactured simple pick and place robots.

  Tire Shredders. The Company manufactures a line of tire shredders, capable of reducing tires of up to 48 inch diameter to 2 inch or 1 inch square chips. Tire shredding allows for a broad range of recovery and recycling functions, including the use of granulated rubber for chips in pavement and in waste management systems, and as fuel in boilers and cement kilns. Steel in belted tires also can be recovered and recycled, further reducing waste from disposal of worn tires. In addition, tire shredding reduces required landfill space. As more uses are developed for tire chips and granulated rubber, the Company believes that the market for its tire shredders will grow.

  Conveyors. Commencing with its January 1998 acquisition of Univeyor, the Company designs, manufactures and installs automated material handling systems for a variety of industries including automotive, consumer products manufacturing and warehousing.

SALES AND MARKETING

  The Company supports its commercial and consumer sales through independent sales forces and through independent manufacturing agents worldwide, including approximately 120 dedicated salespersons who sell hoists, chain, forged products, manipulators, lift-tables, rotary unions, actuators, jacks, circuit breakers and related material handling accessories. Consumer sales are supported through approximately 25 independent manufacturers representative companies. Commercial and consumer sales are further supported by over 100 Company-trained customer service correspondents and sales application engineers.

  The Company promotes its products by advertising in trade journals and by participating in more than 50 trade shows each year throughout the United States and abroad. Trade shows are central to promotion of the Company's products and, in certain cases, for actual sale of the Company's products, particularly to hardware retailers. Shows in which the Company participates range from global events held in Hanover, Germany, Cologne, Germany and Chicago, Illinois to local "markets" and "open houses" put on by individual hardware and industrial distributors. The Company also attends specialty shows for the entertainment, rental, safety, environmental recycling and health care markets, as well as general purpose industrial and consumer hardware shows. In fiscal 1998, the Company participated in trade shows in Canada, Mexico, Germany, England, Japan, Singapore, Malaysia, Greece, South Africa, China and Peru, as well as in the United States.

  The Company's communication program encompasses advertisements in leading trade journals as well as producing and distributing high quality information catalogs. On-site distributors and end-user training programs are held worldwide to promote and reinforce the attributes of the Company's products. The Company also has two Web sites on the Internet (http://www.cmworks.com and http://www.Industry.net/cm).

  The Company supports its product distribution by running cooperative "pull-through" advertising in over 60 vertical trade magazines and directories targeted to the theatrical, international, consumer, medical, tire shredder and crane builder markets. The Company has separate ads for chain, hoists, forgings, lifters, manipulators, lift tables, actuators, hydraulic jacks, tire shredders, mobility systems and hardware programs.

DISTRIBUTION AND MARKETS

  Commercial Distribution. In 1998, commercial sales of industrial products totaled approximately $484.0 million or 95% of total sales, as compared to approximately $332.7 million or 93% in 1997. The Company supports industrial products sales to distribution channels and end-users with a direct sales force of approximately 120 salespersons worldwide. Commercial distribution channels include industrial wholesale distributors, rigging shops, crane builders, catalog distributors, material handling specialists, entertainment equipment distributors, service-after-sale distributors and other general and specialty distributors.

  General Distribution Channels:

  . Industrial distributors sell a variety of products for maintenance, repair, operation and production ("MROP") applications through their own direct sales force.

  . Rigging shops are distributors who are experts in the rigging, lifting, positioning and load securement areas of material handling. Most rigging shops manufacture and distribute chain, wire rope and synthetic slings and distribute off-the-shelf hoists and attachments, chain slings and other off-the-shelf products.

  . Crane builders design, build and install overhead crane and light-rail systems for general industry and sell a wide variety of hoists and lifting attachments.

  Specialty Distribution Channels:

  . Catalog distributors market a variety of MROP supplies and material handling products either exclusively through large, nationally distributed catalogs, or through a combination of catalog sales and a field sales force. The customer base of catalog distributors, which traditionally included smaller industrial companies and consumers, has expanded to include large industrial accounts and integrated suppliers.

  . Material handling distributors design and assemble systems incorporating hoists, overhead rail systems, trolleys, lift tables, manipulators, air balancers, jib arms and other products.

  . Entertainment equipment distributors design, supply and install a variety of material handling equipment for concerts, theaters, ice shows, sports arenas, convention centers and discos.

  Service-After-Sale Distribution Channel:

  . Service-after-sale distributors include over 100 hoist master parts depots, 11 chain repair service stations and over 300 hoist and other product service and repair stations. This service network is designed for easy parts and service access for the Company's large installed base of hoists and related equipment in North America.

  Other Sales Channels:

  . Original equipment manufacturers supply various component parts to other industrial manufacturers as well as private branding and packaging of traditional Company products for material handling and lifting. Sales in this area have grown with the addition of the Mechanical Products Division of Yale, which manufactures industrial and commercial circuit breakers, and with the Duff-Norton Division of Yale, which manufactures rotary unions and actuators.

  . Government sales are sold directly by the Company and have expanded with the acquisition of Lister, which manufactures anchor, buoy and mooring chain for the American and Canadian Navies and Coast Guards.

  Consumer Distribution. The Company's consumer sales, consisting primarily of carbon steel chain and assemblies, forged attachments and hand-powered hoists, were approximately $26.8 million or 5% of total sales in 1998 and approximately $26.7 million or 7.0% in 1997. Distribution of these products is primarily comprised of five channels: two-step wholesale hardware distribution (such as Distribution America and Ace Hardware); one-step distribution (such as Fastenal and Canadian Tire); trucking and transportation distributors (such as U-Haul and Fruehauf); farm hardware distributors (such as J. I. Case and Tractor Supply Company); and rental outlets.

CUSTOMER SERVICE AND TRAINING

  The Company maintains well-trained customer service departments for all of its sales divisions, and regularly schedules product and service training schools for all customer service representatives and field sales forces. In addition, training schools for distribution, service stations, and end-users are held on a regular basis at most of the Company's facilities, as well as in the field. The Company has more than 300 service stations worldwide that provide local and regional repair, warranty and general service work for distributors and end-users. End-user trainees attending various training schools maintained by the Company include representatives of General Motors, Dupont, 3M, GTE, Cummins Engine, General Electric and many other large industrial manufacturers.

  The Company also provides a variety of collateral material in video, cassette, CD-ROM, slide and literature format addressing such relevant material handling topics as the care, use and inspection of chains and hoists, and overhead lifting and positioning safety.

  The Company also sponsors eight separate advisory boards made up of representatives of its primary distributors and service-after-sale network members who are invited to participate in discussions focused on improving products and service. These boards enable the Company and its primary distributors to exchange product and market information relevant to industry trends.

RECENT ACQUISITIONS

 LICO Acquisition.

  On March 31, 1998, the Company acquired all of the outstanding capital stock of LICO for $155.0 million in cash, adjusted for outstanding borrowings at closing. Founded in 1981 in Kansas City, Missouri, LICO is a leading designer, manufacturer and installer of custom conveyers and material handling systems primarily for the automotive industry and, to a lesser extent, the steel, construction and other industrial markets.

  The Company believes that the LICO Acquisition will complement its recent acquisition of Univeyor and further strengthen its position as a leader in providing project design, management and implementation of automated material handling systems, and will provide the Company with an established platform for increasing sales of its products to the automotive and industrial manufacturing markets.

  LICO provides custom conveyor and material handling systems for its customers as either a prime contractor with turnkey responsibility for its systems, or as a supplier working closely with the customer's general contractor. LICO concentrates its sales efforts on engineer-to-engineer interactions. The typical LICO product cycle begins with an initial consultation between the customer and a LICO engineer or project manager. After the project parameters have been defined, LICO prepares an estimate and submits a formal bid to complete the project. Once a bid has been accepted, LICO commences the engineering process and either fabricates the system or product itself or outsources one or more components to an approved supplier. After the parts and components of the system or product have been completed and shipped to the job site, one or more of LICO's 34 field supervisors oversee its installation.

  LICO recognizes revenues from its projects on a percentage of completion basis. LICO is paid by its customers typically on a progress payment basis upon achieving certain milestones as specified in the contracts. If a project is terminated prior to completion, LICO is contractually entitled to recover its costs plus a profit for work performed. Historically, very few of the projects undertaken by LICO have been terminated.

  To ensure that its bidding estimation process is accurate and that its products and systems satisfy customer expectations, LICO maintains an active staff of approximately 130 in-house and contract engineers with backgrounds and degrees in electrical, structural and mechanical engineering and systems analysis. Many of LICO's designed systems are proprietary in nature or contain parts unique to LICO's material handling systems thereby providing it with a significant competitive advantage. LICO places significant emphasis on the development of new technology and products, and its designed systems often include overhead power and free conveyors, inverted power and free conveyors, electrified monorail systems and robotic indexing systems and automatic body transfer systems.

  LICO's customers have aggressively implemented programs to consolidate their material handling system suppliers, relying on fewer qualified companies to bid on and provide these systems. In addition these customers are requiring qualified suppliers to be able to complete increasingly larger projects. LICO has become a leading provider of custom conveyors and material handling systems to many of its customers, including its two largest customers, General Motors and Ford, which represented approximately 58% and 24%, respectively, of LICO's sales for the twelve months ended March 31, 1998. In recognition of its quality service and products, LICO has received several awards from some of its customers. The automotive manufacturers are an attractive market for LICO's products and systems, given: (i) the trend by these customers to shorten new model life cycles and emphasize rapid plant change-overs; (ii) the coordination of customer demand with manufacturing capacity which requires flexible assembly operations; and (iii) the expanding international auto manufacturing market. The consolidation of material handling system suppliers coupled with the favorable trends impacting the implementation of automated material handling systems by the automotive manufacturers and other industrial manufacturers, as well as LICO's preferred provider status for many of these customers, has resulted in LICO enjoying increased market shares in its respective markets and has generated significant increases in LICO's backlog. As of March 31, 1998, LICO's total backlog was $136.3 million, an increase of $44.1 million from its backlog as of March 31, 1997. The Company believes that substantially all of LICO's backlog as of March 31, 1998 will be recognized as revenue over the next 12 to 18 months.

  The following table sets forth certain information for LICO for the fiscal periods indicated.

                                                                   SIX MONTHS
                                       YEAR ENDED SEPTEMBER 30,  ENDED MARCH 31,
                                       ------------------------- ---------------
                                        1995     1996     1997    1997    1998
                                       ------- -------- -------- ------- -------
                                                (DOLLARS IN THOUSANDS)
Revenues.............................. $84,137 $129,733 $126,551 $58,609 $97,931
Operating income......................   2,811    3,317    6,919   2,442   7,626
Net income............................   1,799    2,061    3,817   1,273   4,649

 Acquisitions since November 1995.

  Since November 1995 in addition to LICO, the Company has acquired four operations:

  . In January 1998, the Company acquired Univeyor, which is engaged in the design and manufacture of automated material handling systems, for approximately $15.0 million plus assumed liabilities. This transaction enabled the Company, which previously has designed solutions only for individual workstations, to offer automated material handling systems for the entire workplace. For its latest fiscal year ended June 30, 1997, Univeyor had sales of approximately $24.8 million.

  . In December 1996, the Company acquired Lister, a manufacturer of cement kiln, anchor and buoy chain and mining bolts, for approximately $7.0 million. This transaction complemented the Company's line of chain products and provided the Company with access to new markets, particularly in the international marketplace. Lister's sales for its latest fiscal year ended December 31, 1996 were approximately $11.6 million.

  . In October 1996, the Company acquired the majority of the outstanding common equity of Yale, a manufacturer of a variety of lifting and positioning products, including hoists and scissor lifts, industrial components such as actuators, jacks and rotary unions and circuit protection devices, for approximately $270.0 million through a cash tender offer. In January 1997, the Company acquired the remaining common equity of Yale and effected a merger. This acquisition further complemented the Company's product line and also provided the Company with international operations and distribution facilities in Europe, South Africa and China. For its latest fiscal year ended June 30, 1996, Yale generated sales of approximately $187.0 million.

  . In November 1995, the Company acquired Lift-Tech, a manufacturer and distributor of hoists and crane components, including wire rope and air-powered hoists, for approximately $63.0 million. Lift-Tech's products complemented the Company's existing hoist product lines, thereby enabling the Company to offer a broader product line to the marketplace. Lift-Tech's sales for its latest fiscal year ended March 31, 1995 were approximately $64.4 million.

 Acquisitions prior to November 1995.

  Between February 1994 and October 1995 the Company also acquired (i) the remaining 51% equity interest in Endor, a Mexican manufacturer of hoists, for approximately $2.0 million, (ii) certain assets of Cady Lifters, Inc., a manufacturer of "below the hook" lifters, for approximately $0.8 million,
(iii) the assets of the Conco Division of McGill Industries, Inc., a manufacturer of manipulators, for approximately $0.8 million and (iv) the assets of Durbin-Durco, Inc., a manufacturer of load securement equipment and attachments, for approximately $2.4 million.

COMPETITION

  The markets in which the Company operates are highly competitive and the Company faces competition from a number of different manufacturers in each of its product areas and geographic markets, domestic and foreign. The Company competes in the sale of hoists with Demag, Kito-Harrington, Ingersoll-Rand and Harnischfeger (P&H); in chain with Cooper, Peerless Chain Company and American Chain and Cable Company; in forged products with the Crosby Group, Chicago Hardware and Cooper; and in actuators and rotary unions with Deublin and Joyce-Dayton. The principal competitive factors affecting the market for the Company's products include performance, functionality, price, brand recognition, customer service and support and product availability. Some of the Company's competitors have greater financial and other resources than the Company.

EMPLOYEES

  At March 31, 1998, the Company had approximately 4,100 employees, 3,440 in the United States, 215 in Canada, 120 in Mexico and 325 in Europe. Approximately 1,460 of the Company's employees are represented under twelve separate collective bargaining agreements which terminate at various times between August 22, 1998 and April 30, 2003. A collective bargaining agreement covering approximately 130 employees at the Company's Cedar Rapids, Iowa facility expires on August 22, 1998. See "Risk Factors--Labor Relations."

  During the past five years, the only interruptions or curtailments of the Company's business due to labor disputes was a 29-day work stoppage at the Cobourg, Ontario plant in fiscal 1994, and a five-day work stoppage at a Yale plant in Charlotte, North Carolina in fiscal 1997. The Company believes that its relationship with its employees is good. In support of this relationship, the Company has maintained an Employee Stock Ownership Plan since 1988 and also uses incentive-based compensation programs that are linked to the Company's profitability and increase in shareholder value.

BACKLOG

  The Company's backlog of orders at March 31, 1998 was approximately $198.2 million compared to approximately $58.9 million at March 31, 1997. The March 31, 1998 amount includes $136.3 million of LICO backlog. The Company's orders for standard products are generally shipped within one week. Orders for products that are manufactured to customers' specifications are generally shipped within four weeks. Revenues from the Company's contracts for automated systems are generally recognized within 12 to 18 months. The Company does not believe that the amount of its backlog orders is a reliable indication of its future sales.

RAW MATERIALS AND COMPONENTS

  The principal raw materials used by the Company are structural steel and processed steel bar, forging bar steel, steel rod and wire, steel pipe and tubing and tool steel which are available from multiple sources. The Company purchases these various forms of steel from a number of suppliers under long-term agreements which are negotiated on a company-wide basis to take advantage of volume discounts. Although the steel industry is cyclical and steel prices can be volatile, the Company has not been significantly impacted in recent years by increases in steel prices.

  The Company also purchases components such as motors, bearings and gear housings and castings. These components are generally available from several suppliers.

  The Company estimates that its total materials cost, including steel products and components, represented approximately 32% of net sales in fiscal 1998. The Company generally seeks to pass on materials price increases to its customers, although a lag period often exists. The Company's ability to pass on these increases is determined by competitive conditions.

ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATION

  Like many manufacturing companies, the Company is subject to various federal, state and local laws relating to the protection of the environment. To address the requirements of such laws, the Company has adopted a corporate environmental protection policy which provides that all facilities owned or leased by the Company shall, and all employees of the Company have the duty to, comply with all applicable environmental regulatory standards, and the Company has initiated an environmental auditing program for its facilities to ensure compliance with such regulatory standards. The Company has also established managerial responsibilities and internal communication channels for dealing with environmental compliance issues that may arise in the course of its business. Because of the complexity and changing nature of environmental regulatory standards, it is possible that situations will arise from time to time requiring the Company to incur expenditures in order to ensure environmental regulatory compliance. However, the Company is not aware of any environmental condition or any operation at any of its facilities, either individually or in the aggregate, which would cause expenditures that would result in a material adverse effect on the Company's results of operations or financial condition and, accordingly, has not budgeted any material capital expenditures for environmental compliance for fiscal 1999.

  Certain federal and state laws, sometimes referred to as Superfund laws, require certain companies to remediate sites that are contaminated by hazardous substances. These laws apply to sites owned or operated by a company, as well as certain off-site areas for which a company may be jointly and severally liable with other companies or persons. The required remedial activities are usually performed in the context of administrative or judicial enforcement proceedings brought by regulatory authorities. The Company has recently been involved in eight administrative enforcement proceedings in connection with the remediation of certain facilities, two of which it owns and operates and six of which it neither owns nor operates but with regard to which it has been identified as one of several potentially responsible parties ("PRPs"). The Company has been and is cooperating with the regulatory authorities in connection with these environmental proceedings. From the perspective of the Company, with the exception of the two environmental administrative proceedings discussed below, these matters have been, and are expected to continue to be, minor matters not requiring substantial effort or expenditure on the part of the Company.

  The first environmental administrative proceeding is one in which the Company has been identified by the New York State Department of Environmental Conservation ("NYSDEC"), along with other companies, as a PRP at the Frontier Chemical Site in Pendleton, New York ("Pendleton Site"), a site listed on NYSDEC's Registry. From 1958 to 1977, the Pendleton Site had been operated as a commercial waste treatment and disposal facility. The Company sent waste pickling liquor generated at its facility in Tonawanda, New York to the Pendleton Site during the period from approximately 1969 to 1977, and the Company is participating with other PRPs in conducting the remediation of the Pendleton Site under a consent order with NYSDEC. As a result of a negotiated cost allocation among the participating PRPs, the Company has paid its pro rata share of the remediation costs and accrued its share of the ongoing operations and maintenance costs. As of March 31, 1998, the Company has paid approximately $1.0 million in remediation and ongoing operations and maintenance costs associated with the Pendleton Site. The participating PRPs have identified and commenced a cost recovery action against a number of other parties who sent hazardous substances to the Pendleton Site. If any of the currently nonparticipating parties identified by the participating PRPs pay their pro rata shares of the remediation costs, then the Company's share of total site remediation costs will decrease. Settlements have been reached with 39 of the 113 defendants in the cost recovery action, and additional settlements are expected in the future. However, the Company has not yet received payment in connection with such settlements. The Company also has entered into a settlement agreement with one of its insurance carriers in the amount of approximately $734,130 in connection with the Pendleton Site and has received payment in full of the settlement amount.

  The second environmental administrative proceeding involves Mechanical Products, Inc., a subsidiary of Yale ("MPI"). In 1987, MPI discovered that groundwater and certain soils at and near its Jackson, Michigan plant contained certain organic chemical compounds in concentrations above those permitted by applicable law. MPI conducted an extensive investigation of the site and entered into an Administrative Order by Consent with the State of Michigan Department of Natural Resources which provides for further investigation and the development and implementation of a plan for remedial action. Since 1991, MPI has been engaged in efforts to investigate and remediate the impacted areas. As of March 31, 1998, the Company has paid approximately $3.4 million in remediation and ongoing operations and maintenance costs associated with this site.

  For all of the currently known environmental matters, the Company has accrued a total of approximately $4.9 million as of March 31, 1998, which, in the opinion of the Company's management, is sufficient to deal with such matters. Further, the Company's management believes that the environmental matters known to, or anticipated by, the Company should not, individually or in the aggregate, have a material adverse effect on the Company's cash flow, results of operations or financial condition. However, there can be no assurance that potential liabilities and expenditures associated with unknown environmental matters, unanticipated events, or future compliance with environmental laws and regulations will not have a material adverse effect on the Company.

  The Company's operations are also governed by many other laws and regulations, including those relating to workplace safety and worker health, principally OSHA and regulations thereunder. The Company believes that it is in material compliance with these laws and regulations and does not believe that future compliance with such laws and regulations will have a material adverse effect on its cash flow, results of operations or financial condition.

PROPERTIES

  The Company maintains its corporate headquarters in Amherst, New York and conducts its principal manufacturing and distribution operations at the following facilities:

LOCATION                                   UTILIZATION                   SQUARE FOOTAGE     OWNED OR LEASED
--------                                   -----------                   ---------------    ---------------
UNITED STATES:
Amherst, NY.............  Headquarters                                            52,000(1)     Leased(2)
Muskegon, MI............  Hoist manufacturing                                    500,000         Owned
Forrest City, AR........  Hoist manufacturing                                    257,000        Leased
Charlotte, NC...........  Industrial component manufacturing                     250,000        Leased
Tonawanda, NY...........  Patient lifter, manipulator and forged product         187,630(3)      Owned
Wadesboro, NC...........  Hoist manufacturing                                    180,000         Owned
Lexington, TN...........  Chain manufacturing                                    153,230         Owned
Cedar Rapids, IA........  Forging                                                100,000         Owned
Reform, AL..............  Stamping factory                                        99,760         Owned
Damascus, VA............  Hoist manufacturing                                     87,400         Owned
Abingdon, VA............  Hoist manufacturing                                     87,000         Owned
Chattanooga, TN.........  Forging                                                 77,000         Owned
Greensburg, IN..........  Scissor lift manufacturing                              60,000         Owned
Jackson, MI.............  Circuit device manufacturing                            53,000         Owned
Hollywood, MD...........  Circuit device manufacturing                            53,000         Owned
Laurens, IA.............  Manipulator manufacturing                               50,350         Owned
Lisbon, OH..............  Hoist manufacturing                                     37,000         Owned
Kansas City, MO.........  Conveyor project administration                         33,325         Owned
Chattanooga, TN.........  Forging                                                 33,000         Owned
Kansas City, MO.........  Conveyor project design, management
                          and manufacturing                                       27,630         Owned
Kansas City, MO.........  Construction management                                 25,000        Leased
Sarasota, FL............  Tire shredder manufacturing                             24,954         Owned
Kansas City, MO.........  Conveyor manufacturing                                  22,000        Leased
Kansas City, MO.........  Conveyor project design, management and
                          manufacturing                                           20,520         Owned
Kansas City, KS.........  Conveyor manufacturing                                  17,000        Leased
Blaine, WA..............  Chain manufacturing                                     15,800         Owned
Romeoville, IL..........  Chain warehouse                                         12,800        Leased
Ontario, CA.............  Chain warehouse                                         12,600        Leased
Woodland, CA............  Hoist warehouse                                         12,000        Leased
Raytown, MO.............  Conveyor manufacturing                                   9,500        Leased
Brighton, MI............  Engineering                                              8,400        Leased
Houston, TX.............  Chain warehouse                                          7,800        Leased
Milwaukie, OR...........  Warehouse                                                7,500        Leased
Atlanta, GA.............  Chain warehouse                                          6,679        Leased
Seattle, WA.............  Chain warehouse                                Space as needed        Leased
INTERNATIONAL:
Cobourg, Ontario, Cana-
 da.....................  Chain and hoist manufacturing                          125,016         Owned
Santiago, Tianguistenco,
 Mexico.................  Hoist manufacturing                                     85,000         Owned
Arden, Denmark..........  Project design and conveyor manufacturing               70,500         Owned
Richmond, British
 Columbia, Canada.......  Chain manufacturing                                     56,000         Owned
Velbert, Germany........  Hoist manufacturing                                     54,000        Leased
Hangzhou, China.........  Metal fabrication and textile manufacturing             37,000        Leased
Hangzhou, China.........  Textile strapping manufacturing                         20,000        Leased
Arden, Denmark..........  Project construction                                    19,500        Leased
Hobro, Denmark..........  Electronic control design and manufacturing             15,000         Owned
Vierzon, France.........  Hoist manufacturing                                     14,000        Leased
Cambridge, Ontario,
 Canada.................  Warehouse                                               11,200        Leased
Edmonton, Alberta,
 Canada.................  Distribution center                                      3,150        Leased
Rotterdam, Netherlands..  Distribution center                            Space as needed        Leased

--------
(1) Approximately 26,000 square feet of the building is sublet through June 30, 2003.
(2) Title to the property is vested in the Town of Amherst Industrial Development Agency pursuant to an Industrial Development Bond transaction. The Company has the right and obligation to purchase the property at the expiration of the lease term for $1.00.
(3) Approximately 15,000 square feet of this facility is subject to leases which expire at various times through 2001.

  The Company also leases a number of sales offices and minor warehouses located throughout North America, Europe, Asia and South Africa.

  The Company believes that its properties have been adequately maintained, are in generally good condition and are suitable for the Company's business as presently conducted. The Company believes its existing facilities provide sufficient production capacity for its present needs and for its anticipated needs in the foreseeable future. The Company also believes that upon the expiration of its current leases, it either will be able to secure renewal terms or enter into leases for alternative locations at market terms.

LEGAL PROCEEDINGS

  From time to time, the Company is named a defendant in legal actions arising out of the normal course of business. The Company is not a party to any pending legal proceeding the resolution of which the management of the Company believes will have a material adverse effect on the Company's cash flow, results of operations or financial condition or to any other pending legal proceedings other than ordinary, routine litigation incidental to its business. The Company maintains liability insurance against risks arising out of the normal course of business.

  On November 18, 1996, an action entitled Milliken & Company vs. Duff-Norton Company, Inc. and Industrial Distribution Group, Inc. d/b/a Dixie Industrial Supply Company was commenced in the Superior Court of Troup County, Georgia. In its complaint in this action, the plaintiff alleges that a rotary union coupler manufactured by a subsidiary of Yale failed, causing a fire resulting in alleged damages to the plaintiff's carpet manufacturing facility and equipment in excess of $500 million. This action has been turned over to the Company's insurer and is in the early stages of discovery. The Company's insurance coverage applicable to this matter is limited to $100 million plus the costs and expenses of defending the action.

  The Company has denied all of the material allegations contained in the complaint and has asserted certain affirmative defenses and counterclaims. Based upon the advice of its counsel, the Company believes it has meritorious defenses to the causes of action specified in the complaint and intends to vigorously defend this action. Further, the Company believes that its potential liability, if any, arising out of this action will be within the limits of its insurance coverage. However, there can be no assurance as to the outcome of this litigation.

                                  MANAGEMENT

                       DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the Company's directors and executive officers:

NAME                     AGE                        POSITION(S) HELD
----                     ---                        ----------------
Herbert P. Ladds, Jr....  64 Chairman of the Board and Chief Executive Officer
Timothy T. Tevens.......  41 President, Chief Operating Officer and Director
Robert L. Montgomery,
 Jr.....................  60 Executive Vice President, Chief Financial Officer and Director
Ned T. Librock..........  45 Vice President--Sales and Marketing
Karen L. Howard.........  36 Vice President--Controller
Ernst K. H. Marburg.....  62 Vice President--Total Quality and Standards
Ivan E. Shawvan, Jr.....  46 Vice President--Human Resources
Lois H. Demler..........  60 Corporate Secretary
Edward W. Duffy.........  71 Director
Randolph A. Marks.......  62 Director
L. David Black..........  61 Director

  Herbert P. Ladds, Jr. has served as Chief Executive Officer of the Company since 1986 and has been a director of the Company since 1973. He was President of the Company from 1982 until January 1998 and was Executive Vice President of the Company from 1981 to 1982 and Vice President--Sales & Marketing from 1971 to 1980. Mr. Ladds is also a director of Utica Mutual Insurance Company and Eastman Machine Company. In January 1998, Mr. Ladds was elected Chairman of the Board. Mr. Ladds has announced that he plans to retire as Chief Executive Officer in July 1998, but that upon such retirement he will remain as Chairman of the Board.

  Timothy T. Tevens joined the Company as Vice President--Information Services in May 1991 and was elected Chief Operating Officer in October 1996. In January 1998, Mr. Tevens was elected President and a director of the Company. From 1980 to 1991, Mr. Tevens was employed by Ernst & Young LLP in various management consulting capacities. The Company has announced that upon Mr. Ladds' retirement as Chief Executive Officer, Mr. Tevens will assume the additional duties of that position.

  Robert L. Montgomery, Jr. joined the Company in 1974 and has served as Executive Vice President and Chief Financial Officer since 1987 and as a director of the Company since 1982. Prior thereto he was employed as a certified public accountant by Price Waterhouse LLP.

  Ned T. Librock was elected Vice President--Sales and Marketing in November 1995. Mr. Librock has been employed by the Company since 1990 in various sales management capacities. Prior to 1990, Mr. Librock was employed by Dynabrade Inc., a manufacturer of power tools, as director of Sales and Marketing.

  Karen L. Howard was elected Vice President--Controller in January 1997. From June 1995 to January 1997, Ms. Howard was employed by the Company in various financial and accounting capacities. Prior to June 1995, Ms. Howard was employed by Ernst & Young LLP as a certified public accountant.

  Ernst K. H. Marburg has been employed by the Company since May 1980. Prior to his election as Vice President--Total Quality and Standards in October 1996, Mr. Marburg served the Company as Manager of Product Standards and Services for nearly fifteen years.

  Ivan E. Shawvan, Jr. was elected Vice President--Human Resources in January 1997. He has been employed by the Company since September 1984 and has served as General Manager of the Company's

Sarasota, Florida operations from October 1988 to August 1996 and as Corporate Human Resources Manager since August 1996.

  Lois H. Demler has been employed by the Company since 1963. She has been the Corporate Secretary of the Company since 1987.

  Edward W. Duffy has been a director of the Company since 1986 and served as Chairman of the Board from 1986 until his resignation in January 1998. Mr. Duffy is a retired Chairman of the Board and Chief Executive Officer of Marine Midland Bank and a retired director of W. R. Grace & Co., Niagara Mohawk Power Corporation, Oneida Limited and Utica Mutual Insurance Company.

  Randolph A. Marks has been a director of the Company since 1986. Mr. Marks is a private investor and is a retired Chairman of the Board of American Brass Company. He also serves as a director of Computer Task Group, Inc.

  L. David Black has been a director of the Company since 1995. Mr. Black has been the Chairman of the Board, President and Chief Executive Officer of JLG Industries, Inc., a manufacturer of construction equipment, since 1993. Prior thereto, he served as President of JLG Industries, Inc.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information as of March 31, 1998 regarding the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) by each director and the five most highly compensated executive officers of the Company for 1996 and (iii) by all executive officers and directors of the Company as a group.

                                                           NUMBER    PERCENTAGE
   DIRECTORS, OFFICERS AND 5% SHAREHOLDERS              OF SHARES(1)  OF CLASS
   ---------------------------------------              ------------ ----------
   Herbert P. Ladds, Jr.(2)(3)........................   1,053,046      7.63%
   Timothy T. Tevens(2)(4)............................      33,773         *
   Robert L. Montgomery, Jr.(2)(5)....................   1,147,878      8.31
   Edward W. Duffy(2).................................     397,239      2.88
   Randolph A. Marks(2)...............................     239,840      1.74
   L. David Black(2)..................................       1,700         *
   Ned T. Librock(2)(6)...............................      33,945         *
   Ivan E. Shawvan, Jr.(2)(7).........................      26,241         *
   Columbus McKinnon Corporation Employee Stock Owner-
    ship Plan(2)......................................   1,180,428      8.55
   All Directors and Executive Officers as a Group (11
    persons)(8).......................................   3,023,261     21.90
   Harris Associates L.P.(9)..........................     821,400      5.95
   Gilchrist B. Berg(10)..............................     818,100      5.93

--------
 * Less than 1%.

 (1) Rounded to the nearest whole share. Unless otherwise indicated in the footnotes, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him, except to the extent that authority is shared by spouses under applicable law.
 (2) The address of each of the executive officers and directors and the Columbus McKinnon Employee Stock Ownership Plan is c/o Columbus McKinnon Corporation, 140 John James Audubon Parkway, Amherst, New York 14228-1197.
 (3) Includes (i) 861,201 shares of Common Stock owned directly, (ii) 161,705 shares of Common Stock owned directly by Mr. Ladds' spouse, (iii) 15,640 shares of Common Stock held by Mr. Ladds' spouse as trustee for the grandchildren of Mr. Ladds and (iv) 14,500 shares of Common Stock allocated to Mr. Ladds' ESOP account.
 (4) Includes (i) 18,009 shares of Common Stock directly, (ii) 50 shares of Common Stock owned by Mr. Tevens' son, (iii) 3,214 shares of Common Stock allocated to Mr. Tevens' ESOP account and (iv) 12,500 shares of Common Stock issuable under currently exercisable options granted to Mr. Tevens under the Company's Incentive Stock Option Plan (the "ISO Plan").
     Excludes 37,500 shares of Common Stock issuable under options granted to Mr. Tevens under the ISO Plan which are not exercisable within.
 (5) Includes (i) 1,050,328 shares of Common Stock owned directly, (ii) 85,000 shares of Common Stock owned directly by Mr. Montgomery's spouse and
     (iii) 12,550 shares of Common Stock allocated to Mr. Montgomery's ESOP account. Excludes 1,167,878 additional shares of Common Stock owned by the ESOP for which Mr. Montgomery serves as one of four trustees and for which he disclaims any beneficial ownership.
 (6) Includes (i) 18,004 shares of Common Stock directly, (ii) 152 shares of Common Stock owned by Mr. Librock's son, (iii) 3,289 shares of Common Stock allocated to Mr. Librock's ESOP account and (iv) 12,500 shares of Common Stock issuable under currently exercisable options granted to Mr. Librock under the ISO Plan. Excludes 37,500 shares of Common Stock issuable under options granted to Mr. Librock under the ISO Plan which are not exercisable within 60 days.
 (7) Includes (i) 9,200 shares of Common Stock owned directly, (ii) 4,541 shares of Common Stock allocated to Mr. Shawvan's ESOP account and (iii) 12,500 shares of Common Stock issuable under currently exercisable options granted to Mr. Shawvan under the ISO Plan. Excludes (i) 1,175,887 additional shares of Common Stock owned by the ESOP for which Mr. Shawvan serves as one of four trustees and for which he disclaims any beneficial ownership and (ii) 37,500 shares of Common Stock issuable under options granted to Mr. Shawvan under the ISO Plan which are not exercisable within 60 days.
 (8) Includes options to purchase an aggregate of 50,000 shares of Common Stock issuable to certain executive officers under the ISO Plan, all of which are exercisable within 60 days. Excludes the shares of Common Stock owned by the ESOP as to which Messrs. Montgomery and Shawvan and Ms. Howard serve as trustees, except for an aggregate of 49,258 shares allocated to the respective ESOP accounts of the executive officers of the Company and
     (ii) options to purchase an aggregate of 150,000 shares of Common Stock issued to certain executive officers under the ISO Plan, none of which ar exercisable within 60 days.
 (9) Based on information set forth in Schedule 13G filed with the Commission by Harris Associates L.P. on January 29, 1998. The stated business address for Harris Associates L.P. is Two North LaSalle Street, Suite 500, Chicago, Illinois 60602-3790.
(10) Based on information set forth in Schedule 13D filed with the Commission by Gilchrist B. Berg on November 1, 1996. The stated business address for Mr. Berg is 225 Water Street, Suite 1987, Jacksonville, Florida 32202.

                       DESCRIPTION OF OTHER INDEBTEDNESS

NEW CREDIT AGREEMENT

  On March 31, 1998, the Company entered into the New Credit Agreement, which replaced its former credit facilities. The New Credit Agreement will enable the Company to borrow under a revolving line of credit, and issue letters of credit, up to $300.0 million. At March 31, 1998, the Company had undrawn availability of approximately $53.0 million under the New Credit Agreement. Quarterly commitment fees will be due on the undrawn portion of the commitment. The New Credit Agreement will mature in 2003. The interest rate for the New Credit Agreement will be, at the Company's option, the Base Rate or the LIBOR rate, as determined at the date of each borrowing, plus an applicable margin to be adjusted based upon the Company's overall leverage. On March 31, 1998, the initial interest rate on borrowings under the New Credit Agreement was LIBOR plus 1.25%. The Company will have the right to repay the outstanding debt under the New Credit Agreement, in whole or in part, without penalty or premium, subject to a limitation that prepayment of LIBOR loans will be subject to a breakage penalty if prepaid other than on the last day of the applicable interest period. The revolving line of credit will allow the Company to repay and reborrow so long as there is no event of default.

  Borrowings under the New Credit Agreement are secured by a first priority security interest on all personal property of the Company and certain of its subsidiaries, and a pledge of stock of subsidiaries (limited to 65% for foreign subsidiaries). In addition, certain subsidiaries of the Company have jointly and severally guaranteed the obligations of the Company under the New Credit Agreement.

                             DESCRIPTION OF NOTES

GENERAL

  The Exchange Notes will be issued pursuant to the Indenture (the "Indenture") among the Company, the Guarantors and State Street Bank and Trust Company, N.A., as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and holders of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements, including the definitions therein of certain terms used below. Copies of the proposed form of such agreements are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this section, the term "Company" refers only to Columbus McKinnon Corporation and not to any of its Subsidiaries and references to the "Notes" include the Private Notes and the Exchange Notes.

  The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all current and future Senior Debt of the Company. As of March 31, 1998, the Company had approximately $248.8 million of Senior Debt outstanding and approximately $53.0 million of available borrowings under the New Credit Agreement. In addition, the Exchange Notes will be effectively subordinated to all indebtedness and other liabilities of the Company's Subsidiaries. As of March 31, 1998, the Company's Subsidiaries had total liabilities aggregating approximately $2.8 million. The Indenture will permit the Company and its Subsidiaries to incur additional indebtedness, including additional Senior Debt, in the future, subject to certain restrictions. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  All of the Company's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. See "--Certain Covenants--Restricted Payments."

PRINCIPAL, MATURITY AND INTEREST

  The Exchange Notes are limited in aggregate principal amount to $200.0 million and will mature on April 1, 2008. Interest on the Notes will accrue at the rate of 8 1/2% per annum and will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 1998, to holders of record on the immediately preceding March 15 and September 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

  The Company's payment obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by certain of the Company's existing and future Domestic Restricted Subsidiaries. The Subsidiary Guarantee of each Guarantor is subordinated to all Senior Debt of such Guarantor (including the guarantee of such Guarantor under the New Credit Agreement) to the same extent as the Notes are subordinated to Senior Debt of the Company. See "--Subordination."

  The Indenture provides that in the event of (i) a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, (ii) a sale or other disposition of all of the Capital Stock of any Guarantor or (iii) the designation of a Guarantor as an Unrestricted Subsidiary as described under "--Certain Covenants--Restricted Payments," then such Guarantor, or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor), will be released and relieved of any obligations under its Subsidiary Guarantee.

SUBORDINATION

  The payment of principal of and premium, interest and Liquidated Damages on the Exchange Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of Exchange Notes will be entitled to receive any payment with respect to the Exchange Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the holders of Exchange Notes would be entitled shall be made to the holders of Senior Debt (except that holders of Exchange Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

  The Company also may not make any payment upon or in respect of the Exchange Notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of or premium or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace (a "payment default") or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity (a "nonpayment default") and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

  The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default and upon the occurrence of certain other Events of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As of March 31, 1998, the Company had approximately $248.8 million of Senior Debt outstanding and approximately $53.0 million of available borrowings under the New Credit Agreement. The Indenture permits the Company and its Subsidiaries to incur additional indebtedness, including additional Senior Debt, in the future, subject to certain restrictions. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

OPTIONAL REDEMPTION

  Prior to April 1, 2003, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the Make-Whole Price, plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date. On and after April 1, 2003, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

       YEAR                                                           PERCENTAGE
       ----                                                           ----------
       2003..........................................................  104.250%
       2004..........................................................  102.833%
       2005..........................................................  101.417%
       2006 and thereafter...........................................  100.000%

  Notwithstanding the foregoing, on or prior to April 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 108.50% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon to the redemption date, with the net cash proceeds of one or more offerings of Equity Interests (other than Disqualified Stock) of the Company; provided that (i) at least $130.0 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries) and (ii) such redemption shall occur within 90 days of the date of the closing of such offering.

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  Upon the occurrence of a Change of Control, the Company will be required to make an offer to each holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

  The New Credit Agreement restricts the ability of the Company to repurchase Notes, including following a Change of Control. In addition, a Change of Control will constitute a default under the New Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. The Company's failure to purchase Notes tendered in a Change of Control Offer would constitute an Event of Default under the Indenture which would, in turn, constitute as default under the New Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. See "--Subordination."

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Employee Stock Ownership Plan, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 35% of the Voting Stock of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of the Board of Directors on the Closing Date or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

ASSET SALES

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (b) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall, in each case, be deemed to be cash for purposes of this provision.

  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (1) to repay Senior Debt of the Company or any Restricted Subsidiary (and, in the case of revolving credit borrowings, to reduce commitments with respect thereto) or
(2) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another business, the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in the business of the Company or any of its Restricted Subsidiaries. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);
(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);
(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or a payment of principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum, without duplication, of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning April 1, 1998 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus (3) to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (4) $10.0 million.

  The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
(c)(2) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; and (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's (or any of its Subsidiaries') management, board of directors or employee stock ownership plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than 30 days following the end of any fiscal quarter of the Company in which the Company or any of its Restricted Subsidiaries have made any Restricted Payments, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payments were permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if
(i) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence immediately following such designation.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture provides that (i) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and (ii) the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock (other than to the Company or a Wholly Owned Restricted Subsidiary of the Company); provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and the Company's Restricted Subsidiaries may issue preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred or such preferred stock had been issued at the beginning of such four-quarter period.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness pursuant to the New Credit Agreement;

  (ii) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

  (iii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes or the Subsidiary Guarantees, as applicable, in each case, in an aggregate amount not to exceed $200.0 million;

  (iv) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company and its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company and its Restricted Subsidiaries; and provided further that the aggregate amount of Indebtedness incurred pursuant to this clause (iv) does not exceed $10.0 million at any one time outstanding;

  (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (ii), (iii),
         (iv) or (ix) of this paragraph;

  (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (vi);

  (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

  (viii) the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness in an aggregate amount not to exceed $15.0 million at any one time outstanding;

  (ix) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding; and

  (x) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (x) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

 Liens

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries; provided, however, that the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (A) Existing Indebtedness as in effect on the Closing Date, (B) the New Credit Agreement as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the New Credit Agreement as in effect on the Closing Date, (C) the Indenture and the Notes,
(D) applicable law, (E) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (F) customary non-assignment provisions in leases entered into in the ordinary course of business, (G) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (H) any agreement for the sale of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale, (I) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (J) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (K) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business and (L) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

  The Indenture provides that neither the Company nor any Guarantor may consolidate or merge with or into (whether or not the Company or such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company or such Guarantor is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company or such Guarantor under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee and under the Registration Rights Agreement; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the consolidated net worth of the Company immediately preceding the transaction and (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the aplicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

 Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause
(i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement, employee benefit plan or stock option plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and the payment of customary director fees by the Company or any of its Restricted Subsidiaries; (ii) transactions between or among the Company and its Restricted Subsidiaries; and (iii) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments."

 Additional Subsidiary Guarantees

  The Indenture provides that if (i) the Company or any of its Domestic Restricted Subsidiaries shall acquire or create another Domestic Restricted Subsidiary or (ii) an Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary or otherwise ceases to be an Unrestricted Subsidiary and thereafter is a Domestic Restricted Subsidiary, then such newly acquired, created or redesignated Domestic Restricted Subsidiary shall execute a supplemental indenture becoming a Guarantor in accordance with the terms of the Indenture.

 Senior Subordinated Debt

  The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee; provided, however, that no Indebtedness of the Company or any Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor solely by virtue of being unsecured. In addition, the Indenture will provide that no Restricted Subsidiary may incur any Indebtedness that is subordinated or junior in right of payment to any Senior Debt of such Restricted Subsidiary unless such Restricted Subsidiary (a) is a Guarantor or (b) executes a supplemental indenture becoming a Guarantor in accordance with the terms of the Indenture.

 Reports

  The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial information and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company will agree that, for so long as any Notes remain outstanding, it will furnish to holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act.

 Payments for Consent

  The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest or Liquidated Damages on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Change of Control" "--Asset Sales," "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Merger, Consolidation or Sale of Assets"; (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates
$10.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;
(vii) default by any Guarantor in the performance of any covenant set forth in its Subsidiary Guarantee, repudiation by any Guarantor of its obligations under its Subsidiary Guarantee, or the unenforceability of any Subsidiary Guarantee against a Guarantor for any reason; and (viii) certain events of bankruptcy or insolvency with respect to the Company or certain of its Restricted Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring on or after April 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to April 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of or interest on the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of and premium, interest and Liquidated Damages on the Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder): (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described under the caption "--Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, interest or Liquidated Damages on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, interest or Liquidated Damages on the Notes; (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described under the caption "--Repurchase at the Option of Holders"); or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the subordination provisions of the Indenture will require the consent of the holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of holders of Notes.

  Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain copies of the forms of Indenture and Registration Rights Agreement without charge by writing to Columbus McKinnon Corporation, 140 John James Audubon Parkway, Amherst, New York 14228-1197, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM

  The certificates representing the Exchange Notes will be issued in registered, global form without interest coupons (the "Global Exchange Notes") and will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Exchange Note Holder"), in each case for credit to an account of a direct or indirect participant as described below.

  The Exchange Notes that are issued as described below under the caption "-- Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Such Certificated Securities may, unless the Global Exchange Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Exchange Note representing the principal amount of Exchange Notes being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that, pursuant to procedures established by the Depositary, (i) upon deposit of the Global Exchange Notes, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Exchange Notes and (ii) ownership of the Exchange Notes evidenced by the Global Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Exchange Notes will be limited to such extent. For certain other restrictions on the transferability of the Exchange Notes, see "Notice to Investors."

  Beneficial interests in one Global Exchange Note may be transferred to a person who takes delivery in the form of a beneficial interest in another Global Exchange Note only upon receipt by the Trustee of a written certification (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with the Indenture and with the Securities Act and any applicable securities laws of any state of the United States or any other jurisdiction. Any beneficial interest in one of the Global Exchange Notes that is transferred to a person who takes delivery in the form of a beneficial interest in another Global Exchange Note will, upon transfer, cease to be a beneficial interest in such Global Exchange Note and become a beneficial interest in the other Global Exchange Note and accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Exchange Note for as long as it remains such a beneficial interest.

  So long as the Global Exchange Note Holder is the registered owner of any Exchange Notes, the Global Exchange Note Holder will be considered the sole holder under the Indenture of any Notes evidenced by the

Global Exchange Notes. Beneficial owners of Exchange Notes evidenced by the Global Exchange Notes will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Exchange Notes.

  Payments in respect of the principal of and premium, interest and Liquidated Damages on any Exchange Notes registered in the name of the Global Exchange Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Exchange Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Exchange Notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

 Certificated Securities

  Subject to certain conditions, any person having a beneficial interest in a Global Exchange Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Exchange Note Holder of the Exchange Global Notes, Exchange Notes in such form will be issued to each person that the Global Exchange Note Holder and the Depositary identify as being the beneficial owner of the related Exchange Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Exchange Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Exchange Note Holder or the Depositary for all purposes.

 Same-Day Settlement and Payment

  The Indenture requires that payments in respect of the Exchange Notes represented by the Global Exchange Notes (including principal, premium, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, interest and Liquidated Damages by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

  The Exchange Notes represented by the Global Exchange Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  Pursuant to the Registration Rights Agreement, the Company and the Guarantors have agreed to file the Exchange Offer Registration Statement with the Commission on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes pursuant to the Exchange Offer. If (i) the Company and the Guarantors are not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) it is a broker-dealer and owns Private Notes acquired directly from the Company or an affiliate of the Company, the Company and the Guarantors will file a Shelf Registration Statement with the Commission to cover resales of the Private Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company and the Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Private Note until (1) the date on which such Private Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (2) following the exchange by a broker-dealer in the Exchange Offer of a Private Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (3) the date on which such Private Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (4) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

  The Registration Rights Agreement provides that (i) the Company and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) the Company and the Guarantors will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Guarantors will commence the Exchange Offer and use their best efforts to issue Exchange Notes in exchange for all Private Notes tendered in the Exchange Offer on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission and (iv) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will use their best efforts to file the Shelf Registration Statement with the Commission on or prior 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) the Company and the Guarantors fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each holder of Private Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Private Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Private Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Private Notes. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Private Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Private Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $3.0 million or (b) for net proceeds in excess of $3.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary of the Company; (iii) the sale of businesses or assets identified by the Company prior to the Closing Date as being held for sale; (iv) the sale of excess or obsolete assets, consistent with past practices; (v) the disposition of marketable securities by CM Insurance Company, Inc. solely to satisfy any insurance claims required to be paid in connection with such company's insurance policies and (vi) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments."

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition.

  "Closing Date" means the first date on which Notes are issued under the Indenture.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income: (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale; (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries; (iii) consolidated interest expense of such Person and its Restricted Subsidiaries, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries; less the amount of non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, (a) the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders, and (b) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,
(iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Debt" means (i) Indebtedness outstanding under the New Credit Agreement and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock.

  "Domestic Restricted Subsidiary" of a Person means, at any date of determination, any Restricted Subsidiary of such Person that (i) is organized under the laws of the United States, any State thereof or the District of Columbia as of such date or (ii) is not so organized but, due to an election or otherwise, for any taxable year (or a portion thereof) that includes such date (a) is treated as a domestic entity for United States federal income tax purposes or (b) is treated as a partnership or a division of a domestic entity for United States federal income tax purposes.

  "Employee Stock Ownership Plan" means the Columbus McKinnon Corporation Stock Ownership Plan, as amended from time to time in good faith by the Board of Directors of the Company.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the New Credit Agreement and Indebtedness being repaid with the net proceeds of the Offering) in existence on the Closing Date, until such amounts are repaid.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period; provided, however, that
(i) in the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period and (ii) for purposes of making the computation referred to above, (a) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (b) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (c) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of

Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Restricted Payments."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of (i) the present value of the remaining principal, premium and interest payments that would be payable with respect to such Note if such Note were redeemed on April 1, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the outstanding principal amount of such Note.

  "Make-Whole Average Life" means, with respect to any date of redemption of Notes, the number of years (calculated to the nearest one-twelfth) from such redemption date to April 1, 2003.

  "Make-Whole Price" means, with respect to any Note, the greater of (i) the sum of the principal amount of such Note and the Make-Whole Amount with respect to such Note and (ii) the redemption price of such Note on April 1, 2003.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "New Credit Agreement" means that certain Credit Agreement, to be dated as of March 31, 1998, by and among the Company, certain lenders and other financial institutions, and Fleet National Bank, as administrative agent for such lenders and financial institutions, initially providing for up to $300.0 million of borrowings, but in no event shall such borrowings exceed $325.0 million at any one time outstanding, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, restated, renewed, refunded, replaced or refinanced from time to time, less the aggregate amount of all Net Proceeds of Asset Sales that have been applied since the Closing Date to permanently reduce any Indebtedness under the New Credit Agreement pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."


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

  "Non-Recourse Debt" means Indebtedness: (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Investments" means (i) any Investment in the Company or in a Restricted Subsidiary of the Company; (ii) any Investment in Cash Equivalents;
(iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if, as a result of such Investment, (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "--Asset Sales"; (v) any Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (vi) any Investment by the Company in CM Insurance Company, Inc. in the ordinary course of business, consistent with past practices and (vii) other Investments in an amount not to exceed $20.0 million.

  "Permitted Junior Securities" of a Person means (i) Equity Interests in such Person and (ii) debt securities of such Person that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) of such Person to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt of the Company.

  "Permitted Liens" means (i) Liens securing Senior Debt; (ii) Liens in favor of the Company or any of its Wholly Owned Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and (viii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or such Restricted Subsidiary (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date, and a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity, of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Senior Debt" of any Person means (i) all Indebtedness of such Person under the New Credit Agreement, (ii) any other Indebtedness of such Person permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated to any Senior Debt of such Person and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (a) any liability for federal, state, local or other taxes owed or owing by such Person, (b) any Indebtedness of such Person to any of its Subsidiaries or other Affiliates, (c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Treasury Rate" means, at any date of computation, the yield to maturity as of such date (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519), which has become publicly available at least two business days prior to the date of the redemption notice for which such computation is being made, or if such Statistical Release is no longer published, as reported in any publicly available source of similar market data) of United States Treasury securities with a constant maturity most nearly equal to the Make-Whole Average Life; provided, however, that if the Make-Whole Average Life is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life is less than one year, the weekly average yield on actually traded United States treasury securities adjusted to a constant maturity of one year shall be used.

  "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and its other Wholly Owned Restricted Subsidiaries.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary, and proposed Treasury Regulations, and laws, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that will hold Notes as "capital assets" (within the meaning of Section 1221 of the Code). This summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes.

  For the purposes of this discussion, a "U.S. holder" means any holder of a Note that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof (except, in the case of a partnership, to the extent future Treasury Regulations provide otherwise),
(iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust other than a "foreign trust," as such term is defined in Section 7701(a)(31) of the Code. A "Non-U.S. holder" means any holder of a Note that is not a U.S. holder.

  THE FOLLOWING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

 Payment of Interest

  Interest on a Note generally will be includable in the income of the U.S. holder of such Note as ordinary income at the time such interest is received or accrued, in accordance with such holder's method of accounting for United States federal income tax purposes.

 Original Issue Discount

  In addition, the Notes will be treated as issued with original issue discount ("OID"), if the amount of OID exceeds a de minimis amount. If so, all U.S. holders, regardless of method of accounting for tax purposes, will be required to include OID in income as it accrues. OID will generally be treated as interest income to the U.S. holder and will accrue on a yield-to-maturity basis over the life of the Notes, as discussed below. The amount of OID with respect to a Note will be an amount equal to the excess of the stated redemption price at maturity of such Note over the issue price of such Note. The stated redemption price at maturity of each Note will include all cash payments, including principal and interest, required to be made thereunder until maturity other than qualified stated interest. Stated interest on the Note will not qualify as qualified stated interest. The issue price of a Note will be the first price at which a substantial portion of it is sold to the holders for cash. The Company believes that the amount of OID on the Notes is de minimis within the definition to the Code. Accordingly, OID on the Notes would be disregarded for tax purposes.

 Sale, Exchange or Retirement of the Notes

  Upon the sale, exchange or redemption of a Note, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to either Liquidated Damages, discussed below, or accrued interest income not previously included in income which is taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Note. A holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the Note is more than one year at the time of sale, exchange or redemption. Under recently enacted legislation, the net capital gain of an individual derived in respect of the Notes generally will be taxed at a maximum rate of 28% if the holding period for the Notes was greater than one year but not more than 18 months, or 20% if the holding period was greater than 18 months.

 Exchange of Notes for Exchange Notes

  The exchange of Private Notes for Exchange Notes pursuant to the Exchange Offer should not be considered a taxable exchange for federal income tax purposes because the Exchange Notes should not constitute a material modification of the terms of the Notes. Accordingly, such exchange should have no federal income tax consequences to U.S. holders of Notes, and the basis of such a holder in an Exchange Note will be the same as such holder's adjusted tax basis in the Note exchanged therefor.

 Information Reporting and Backup Withholding

  In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note and payments of the proceeds of the sale of a Note to certain noncorporate holders, and a 31% backup withholding tax may apply to such payments if the U.S. holder (i) fails to furnish or certify his correct taxpayer identification number to the payer in the manner required, (ii) is notified by the Internal Revenue Service that he has failed to report payments of interest and dividends properly or (iii) under certain circumstances, fails to certify that he has not been notified by the Internal Revenue Service that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required minimum information is furnished to the Internal Revenue Service.

 Liquidated Damages

  The Company believes that Liquidated Damages, if any, described above under "Description of Notes--Registration Rights; Liquidated Damages" will be taxable to the U.S. holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes. The Internal Revenue Service may take a different position, however, which could affect the timing of a holder's income with respect to Liquidated Damages, if any.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

  Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a Note by a person other than a U.S. holder generally will not be subject to U.S. federal income tax provided (i) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States, and (ii) in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more in the taxable year of the disposition.

  Payments of interest to a Non-U.S. holder with respect to a Note generally will not be subject to U.S. federal income tax and a withholding tax if (a) the interest is not effectively connected with the conduct by such holder of a trade or business in the United States, (b) either (i) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. person and provides its name and address on an Internal Revenue Service Form W-8 (or a suitable substitute form) or (ii) a securities clearing organization, bank or other financial organization that holds customers' securities in the ordinary course of business (a "financial institution") and holds the Note certifies under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof, and (c) the person does not actually or constructively own 10% or more of the voting power of all voting stock of the Company and is not a controlled foreign corporation for U.S. tax purposes that is related to the Company through stock ownership.

  Recently finalized, Treasury regulations, which are generally effective with respect to payments made after December 31, 1998 subject to certain transition rules, provide alternative certification requirements and means by which a holder of a Note could claim the exemption from U.S. federal income and withholding tax.

  If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Non-United States holder for United States federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company will, where required, report to the holders of Notes and the Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

  In the case of payments of interest to Non-U.S. holders, Temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-U.S. holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the Notes is not a United States person, and such broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                             PLAN OF DISTRIBUTION

  Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities), without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of two years after the Registration Statement is declared effective by the Commission or until such earlier date on which all the Exchange Notes are freely tradeable. However, any broker-dealer who acquired the Notes directly from the Company may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act.

  The Company will not receive any proceeds from any sale of the Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold for time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of such resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in the distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the two-year period referred to above by the number of days during the period from and including the date of the giving of such notice to and including the date when the broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

  The Company has agreed to pay all expenses incident to the performance of, or compliance with, the Registration Rights Agreement by the Company and the Guarantors and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The legality of the securities being offered hereby will be passed upon for the Company by Lippes, Silverstein, Mathias & Wexler LLP, Buffalo, New York, counsel to the Company.

                                    EXPERTS

  The consolidated financial statements of Columbus McKinnon Corporation appearing herein for the year ended March 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included herein. The consolidated financial statements of LICO, Inc. and Subsidiaries for the year ended September 30, 1997 appearing in the Company's Current Report on Form 8-K dated April 9, 1998 and incorporated by reference herein also have been audited by Ernst & Young LLP as set forth in their report thereon included therein. The consolidated financial statements of Spreckels Industries Inc. and Subsidiaries (doing business as Yale International Inc.) for the year ended June 30, 1996 herein incorporated by reference to the Company's current report on Form 8-K/A dated December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site (http://www.sec.com) that contains reports, proxy and information statements regarding registrants, such as the Company, that file electronically with the Commission.

  Whether or not the Company is obligated under the Exchange Act to file such reports, information and documents in the future, the Company, while any of the Notes remain outstanding, will furnish to the holders of the Notes and file with the Commission (unless the Commission will not accept such a filing)
(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, while any Notes remain outstanding, the Company will make available to any holder or prospective purchaser of the Notes the information required pursuant to Rule 144A(d)(4) promulgated under the Securities Act, during any period in which the Company is not subject to
Section 13 or 15 (d) of the Exchange Act.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

COLUMBUS MCKINNON CORPORATION

Audited Consolidated Financial Statements as of March 31, 1998:
  Report of Independent Auditors............................................ F-2
  Consolidated Balance Sheets............................................... F-3
  Consolidated Statements of Income......................................... F-4
  Consolidated Statements of Shareholders' Equity........................... F-5
  Consolidated Statements of Cash Flows..................................... F-6
  Notes to Consolidated Financial Statements................................ F-7

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Columbus McKinnon Corporation

  We have audited the accompanying consolidated balance sheets of Columbus McKinnon Corporation as of March 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Columbus McKinnon Corporation at March 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Buffalo, New York
May 15, 1998

                         COLUMBUS MCKINNON CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                MARCH 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
                                                             (IN THOUSANDS)
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $ 22,841  $  8,907
  Trade accounts receivable, less allowance for doubtful
   accounts ($2,522 and $1,884 respectively)...............  113,509    74,446
  Unbilled revenues........................................   19,634       --
  Inventories..............................................  107,673    94,409
  Net assets held for sale.................................   10,396    14,971
  Prepaid expenses.........................................    9,969    13,638
                                                            --------  --------
Total current assets.......................................  284,022   206,371
Net property, plant, and equipment.........................   81,927    63,942
Goodwill and other intangibles, net........................  368,137   250,062
Marketable securities......................................   16,665    13,590
Deferred taxes on income...................................    7,534     8,935
Other assets...............................................    5,463     5,345
                                                            --------  --------
Total assets............................................... $763,748  $548,245
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable to banks................................... $  2,801  $  1,562
  Trade accounts payable...................................   53,901    28,330
  Excess billings..........................................    3,290       --
  Accrued liabilities......................................   43,065    35,761
  Current portion of long-term debt........................    1,456    22,344
                                                            --------  --------
Total current liabilities..................................  104,513    87,997
Senior debt, less current portion..........................  247,388   263,944
Subordinated debt..........................................  199,468       --
Other non-current liabilities..............................   45,857    46,148
                                                            --------  --------
Total liabilities..........................................  597,226   398,089
                                                            --------  --------
Shareholders' equity:
  Class A voting common stock; 50,000,000 shares
   authorized; 13,755,858 and 13,748,358 shares issued.....      137       137
  Additional paid-in capital...............................   96,544    95,254
  Retained earnings........................................   76,187    60,999
  ESOP debt guarantee; 325,092 and 426,508 shares..........   (3,203)   (4,201)
  Unearned restricted stock; 134,550 and 134,550 shares....     (538)     (821)
  Net unrealized investment gains..........................    1,598     1,040
  Minimum pension liability adjustment.....................     (988)     (541)
  Foreign currency translation adjustment..................   (3,215)   (1,711)
                                                            --------  --------
Total shareholders' equity.................................  166,522   150,156
                                                            --------  --------
Total liabilities and shareholders' equity................. $763,748  $548,245
                                                            ========  ========

                            See accompanying notes.

                         COLUMBUS MCKINNON CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                YEAR ENDED MARCH 31,
                                       ----------------------------------------
                                           1998          1997          1996
                                       ------------  ------------  ------------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales............................  $    510,731  $    359,424  $    209,837
Cost of products sold................       363,117       251,987       149,511
                                       ------------  ------------  ------------
Gross profit.........................       147,614       107,437        60,326
Selling expenses.....................        45,181        32,550        19,120
General and administrative expenses..        24,342        24,636        13,941
Amortization of intangibles..........        10,201         5,197           791
Environmental remediation costs......           --            --            672
                                       ------------  ------------  ------------
                                             79,724        62,383        34,524
                                       ------------  ------------  ------------
Income from operations...............        67,890        45,054        25,802
Interest and debt expense............        23,975        11,930         5,292
Interest and other income............         1,940         1,168         1,134
                                       ------------  ------------  ------------
Income before income taxes, minority
 interest and extraordinary charge...        45,855        34,292        21,644
Income tax expense...................        22,434        15,617         8,657
                                       ------------  ------------  ------------
Income before minority interest and
 extraordinary charge................        23,421        18,675        12,987
Minority interest....................           --           (323)          --
                                       ------------  ------------  ------------
Income before extraordinary charge...        23,421        18,352        12,987
Extraordinary charge for early debt
 extinguishment......................        (4,520)       (3,198)          --
                                       ------------  ------------  ------------
Net income...........................  $     18,901  $     15,154  $     12,987
                                       ============  ============  ============
Earnings per share data, both basic
 and diluted:
  Income before extraordinary charge
   for debt extinguishment...........  $       1.75  $       1.39  $       1.69
  Extraordinary charge for debt
   extinguishment....................         (0.34)        (0.24)          --
                                       ------------  ------------  ------------
  Net income.........................  $       1.41  $       1.15  $       1.69
                                       ============  ============  ============


                            See accompanying notes.

                         COLUMBUS MCKINNON CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                          PREFERRED    COMMON    ADDI-                                     NET      MINIMUM     FOREIGN
                           STOCK AT    STOCK    TIONAL               ESOP     UNEARNED  UNREALIZED  PENSION    CURRENCY
                          REDEMPTION   ($.01    PAID-IN  RETAINED    DEBT    RESTRICTED INVESTMENT LIABILITY  TRANSLATION
                            VALUE    PAR VALUE) CAPITAL  EARNINGS  GUARANTEE   STOCK      GAINS    ADJUSTMENT ADJUSTMENT
                          ---------- ---------- -------  --------  --------- ---------- ---------- ---------- -----------
Balance at March
 31, 1995..................  $100       $ 78    $11,876  $38,443    $(6,279)   $(958)     $  273     $ (62)     $  (543)
Earned 122,816
 ESOP shares...............   --         --         222      --       1,041      --          --        --           --
Issued 108,375
 common shares
 for purchase of
 affiliated
 company...................   --         --         319      --         --       --          --        --           --
Repurchase of
 24,582 common
 shares
 held by ESOP..............   --         --         --       --         --       --          --        --           --
Restricted
 common stock
 canceled,
 17,000 shares.............   --         --           9      --         --        45         --        --           --
Restricted
 common stock
 granted,
 14,450 shares.............   --         --          44      --         --      (183)        --        --           --
Earned portion
 of restricted
 stock.....................   --         --         --       --         --       260         --        --           --
Restricted stock
 market
 value adjustment..........   --         --          45      --         --       --          --        --           --
Sold 850 common
 shares....................   --         --           3      --         --       --          --        --           --
Exchanged 850
 common shares
 to retire
 preferred shares..........  (100)       --           2      --         --       --          --        --           --
Canceled
 treasury
 shares....................   --         --      (1,304)     --         --       --          --        --           --
Issued 6,037,500
 common shares
 under initial
 public
 offering..................   --          59     83,067      --         --       --          --        --           --
Net income
 1996......................   --         --         --    12,987        --       --          --        --           --
Net unrealized
 gain on
 investments...............   --         --         --       --         --       --          449       --           --
Change in
 minimum pension
 liability adjustment......   --         --         --       --         --       --          --       (368)         --
Change in
 foreign
 currency
 translation adjustment....   --         --         --       --         --       --          --        --           141
Preferred
 dividends
 declared
 $75 per share.............   --         --         --        (7)       --       --          --        --           --
Common dividends
 declared
 $0.236 per share..........   --         --         --    (2,037)       --       --          --        --           --
                             ----       ----    -------  -------    -------    -----      ------     -----      -------
Balance at March
 31, 1996..................   --         137     94,283   49,386     (5,238)    (836)        722      (430)        (402)
Earned 105,601
 ESOP shares...............   --         --         665      --       1,037      --          --        --           --
Restricted
 common stock
 granted, 19,800
 shares; net of
 3,111 shares
 canceled..................   --         --         289      --         --      (280)        --        --           --
Earned portion
 of restricted
 stock.....................   --         --          17      --         --       295         --        --           --
Net income
 1997......................   --         --         --    15,154        --       --          --        --           --
Net unrealized
 gain on
 investments...............   --         --         --       --         --       --          318       --           --
Change in
 minimum pension
 liability adjustment......   --         --         --       --         --       --          --       (111)         --
Change in
 foreign
 currency
 translation adjustment....   --         --         --       --         --       --          --        --        (1,309)
Common dividends
 declared
 $0.27 per share...........   --         --         --    (3,541)       --       --          --        --           --
                             ----       ----    -------  -------    -------    -----      ------     -----      -------
Balance at March
 31, 1997..................   --         137     95,254   60,999     (4,201)    (821)      1,040      (541)      (1,711)
Earned 101,416
 ESOP shares...............   --         --       1,270      --         998      --          --        --           --
Earned portion
 of restricted
 stock.....................   --         --          20      --         --       283         --        --           --
Net income
 1998......................   --         --         --    18,901        --       --          --        --           --
Net unrealized
 gain on
 investments...............   --         --         --       --         --       --          558       --           --
Change in
 minimum pension
 liability adjustment......   --         --         --       --         --       --          --       (447)         --
Change in
 foreign
 currency
 translation adjustment....   --         --         --       --         --       --          --        --        (1,504)
Common dividends
 declared
 $0.28 per share...........   --         --         --    (3,713)       --       --          --        --           --
                             ----       ----    -------  -------    -------    -----      ------     -----      -------
Balance at March
 31, 1998..................  $--        $137    $96,544  $76,187    $(3,203)   $(538)     $1,598     $(988)     $(3,215)
                             ====       ====    =======  =======    =======    =====      ======     =====      =======
                          TREASURY
                           STOCK
                          AT COST
                          ---------
Balance at March
 31, 1995................ $(2,078)
Earned 122,816
 ESOP shares.............     --
Issued 108,375
 common shares
 for purchase of
 affiliated
 company.................   1,056
Repurchase of
 24,582 common
 shares
 held by ESOP............    (312)
Restricted
 common stock
 canceled,
 17,000 shares...........    (127)
Restricted
 common stock
 granted,
 14,450 shares...........     139
Earned portion
 of restricted
 stock...................     --
Restricted stock
 market
 value adjustment........     --
Sold 850 common
 shares..................       9
Exchanged 850
 common shares
 to retire
 preferred shares........       9
Canceled
 treasury
 shares..................   1,304
Issued 6,037,500
 common shares
 under initial
 public
 offering................     --
Net income
 1996....................     --
Net unrealized
 gain on
 investments.............     --
Change in
 minimum pension
 liability adjustment....     --
Change in
 foreign
 currency
 translation adjustment..     --
Preferred
 dividends
 declared
 $75 per share...........     --
Common dividends
 declared
 $0.236 per share........     --
                          ---------
Balance at March
 31, 1996................     --
Earned 105,601
 ESOP shares.............     --
Restricted
 common stock
 granted, 19,800
 shares; net of
 3,111 shares
 canceled................     --
Earned portion
 of restricted
 stock...................     --
Net income
 1997....................     --
Net unrealized
 gain on
 investments.............     --
Change in
 minimum pension
 liability adjustment....     --
Change in
 foreign
 currency
 translation adjustment..     --
Common dividends
 declared
 $0.27 per share.........     --
                          ---------
Balance at March
 31, 1997................     --
Earned 101,416
 ESOP shares.............     --
Earned portion
 of restricted
 stock...................     --
Net income
 1998....................     --
Net unrealized
 gain on
 investments.............     --
Change in
 minimum pension
 liability adjustment....     --
Change in
 foreign
 currency
 translation adjustment..     --
Common dividends
 declared
 $0.28 per share.........     --
                          ---------
Balance at March
 31, 1998................ $   --
                          =========

                            See accompanying notes.

                         COLUMBUS MCKINNON CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      YEAR ENDED MARCH 31,
                                                    ---------------------------
                                                      1998      1997     1996
                                                    --------  --------  -------
                                                         (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income........................................  $ 18,901  $ 15,154  $12,987
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Extraordinary charge for early debt
   extinguishment.................................     4,520     3,198      --
  Minority interest...............................       --        323      --
  Depreciation and amortization...................    19,089    11,285    5,228
  Deferred income taxes...........................        (2)    4,816      896
  Other...........................................       --         15      254
  Changes in operating assets and liabilities net
   of effects from businesses purchased:
    Trade accounts receivable.....................    (8,512)   (3,320)     567
    Inventories...................................    (4,244)   (2,177)  (2,365)
    Prepaid expenses..............................     3,906    (1,721)   1,373
    Other assets..................................     2,135      (949)     682
    Trade accounts payable........................       817      (586)    (913)
    Accrued and non-current liabilities...........     3,607     2,848     (371)
                                                    --------  --------  -------
Net cash provided by operating activities.........    40,217    28,886   18,338
                                                    --------  --------  -------
INVESTING ACTIVITIES:
Purchase of marketable securities, net............    (2,517)   (2,098)  (1,806)
Capital expenditures..............................   (10,501)   (9,392)  (6,988)
Purchase of businesses, net of cash acquired......  (168,051) (203,577) (64,927)
Net assets held for sale..........................     4,575      (784)     --
                                                    --------  --------  -------
Net cash used in investing activities.............  (176,494) (215,851) (73,721)
                                                    --------  --------  -------
FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net.......       --        --    83,126
Net (payments) borrowings under revolving line-of-
 credit agreements................................   156,550    75,293   (2,956)
Repayment of debt.................................  (196,967)  (78,528) (62,944)
Proceeds from issuance of long-term debt, net.....   196,120   206,000   50,000
Deferred financing costs incurred.................    (1,273)  (10,000)  (1,405)
Dividends paid....................................    (3,713)   (4,390)  (1,688)
Repurchase of stock...............................       --        --      (391)
Change in ESOP debt guarantee.....................       998    (1,596)   1,041
                                                    --------  --------  -------
Net cash provided by financing activities.........   151,715   186,779   64,783
Effect of exchange rate changes on cash...........    (1,504)   (1,078)     384
                                                    --------  --------  -------
Net change in cash and cash equivalents...........    13,934    (1,264)   9,784
Cash and cash equivalents at beginning of year....     8,907    10,171      387
                                                    --------  --------  -------
Cash and cash equivalents at end of year..........  $ 22,841  $  8,907  $10,171
                                                    ========  ========  =======
Supplementary cash flows data:
  Interest paid...................................  $ 25,666  $  8,683  $ 5,256
  Income taxes paid...............................  $ 13,086  $ 14,993  $ 5,555

                            See accompanying notes.

                         COLUMBUS MCKINNON CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BUSINESS ACQUISITIONS

  Columbus McKinnon Corporation (the Company) is a leading designer, manufacturer and distributor of a broad range of material handling, lifting and positioning products. The Company sells its products both domestically and internationally, primarily to third-party distributors and, to a lesser extent, directly to manufacturers and end-users for a wide range of applications. During fiscal 1998, approximately 79% of sales were to customers in the United States.

  On March 31, 1998, the Company acquired all of the outstanding stock of LICO, Inc. ("LICO"), a leading designer, manufacturer and installer of custom conveyor and automated material handling systems primarily for the automotive industry, and to a lesser extent, the steel, construction and other industrial markets. The total cost of the acquisition, which was accounted for as a purchase, was approximately $155 million of cash, which was financed by proceeds from the Company's new revolving debt facility and a private placement of senior subordinated notes, both of which also closed effective March 31, 1998. The consolidated statement of income and the consolidated statement of cash flows for the year ended March 31, 1998 do not include any LICO activity.

  On January 7, 1998, the Company acquired all of the outstanding stock of Univeyor A/S ("Univeyor"), a Denmark-based designer, manufacturer and distributor of automated material handling systems, and has accounted for the acquisition as a purchase. The cost of the acquisition was approximately $15 million of cash financed by the Company's revolving debt facility, plus certain debt. The consolidated statement of income and the consolidated statement of cash flows for the year ended March 31, 1998 include Univeyor activity since its January 7, 1998 acquisition by the Company.

  On October 17, 1996, through a tender offer, the Company acquired approximately 72% of the outstanding stock (on a fully diluted basis) of Spreckels Industries, Inc., now known as Yale Industrial Products, Inc. ("Yale"), a manufacturer of a wide range of industrial products, including hoists, scissor lift tables, mechanical jacks, rotating joints, actuators and circuit protection devices. On January 3, 1997 the Company acquired the remaining outstanding shares, effected a merger, and has accounted for the acquisition as a purchase. The total cost of the acquisition was approximately $270 million, consisting of $200 million of cash and $70 million of acquired Yale debt. The consolidated statement of income and the consolidated statement of cash flows for the year ended March 31, 1997 include Yale activity since its October 17, 1996 acquisition by the Company. The minority interest share of Yale's earnings since acquisition through January 3, 1997 has been appropriately segregated from consolidated net income.

  Included with the Yale acquired assets were real estate properties and equipment retained from Yale's April 19, 1996 sale of two of its subsidiaries in unrelated businesses. Certain assets were sold during fiscal 1998 and the remaining assets held for sale are expected to be sold in fiscal 1999. They have been recorded at their estimated realizable values net of disposal costs, separately reflected on the consolidated balance sheet and amounting to $10,396,000 and $14,971,000 as of March 31, 1998 and 1997, respectively.

  On December 19, 1996, the Company acquired all of the outstanding stock of Lister Bolt & Chain Ltd. and of Lister Chain & Forge, Inc. (together known as "Lister"), a chain and forgings manufacturer, and has accounted for the acquisition as a purchase. The total cost of the acquisition was approximately $7 million of cash, which was financed by the Company's revolving debt facility. The consolidated statement of income and the consolidated statement of cash flows for the year ended March 31, 1997 include Lister activity since its December 19, 1996 acquisition by the Company.

  On November 1, 1995, the Company acquired all of the outstanding stock of LTI Holdings, Inc., now known as Lift-Tech International ("Lift-Tech"), a hoist manufacturer, and has accounted for the acquisition as a

                         COLUMBUS MCKINNON CORPORATION

1. DESCRIPTION OF BUSINESS AND BUSINESS ACQUISITIONS--(CONTINUED)

purchase. The total cost of the acquisition was approximately $63 million, consisting of $43 million in cash and $20 million for the refinancing of Lift-Tech bank debt. The consolidated statement of income and consolidated statement of cash flows for the year ended March 31, 1996 include Lift-Tech activity since its November 1, 1995 acquisition by the Company.

  The following table presents pro forma summary information, which is not covered by the report of independent auditors, for the years ended March 31, 1998 and 1997, as if the LICO, Univeyor, Yale, and Lister acquisitions and related borrowings and also the private placement of senior subordinated notes, had occurred as of April 1, 1996 which is the beginning of fiscal 1997. The pro forma information is provided for informational purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined enterprise:

                                                        YEAR ENDED MARCH 31,
                                                       ------------------------
                                                          1998         1997
                                                       -----------  -----------
                                                           (IN THOUSANDS,
                                                       EXCEPT PER SHARE DATA)
   Pro forma:
     Net sales........................................ $   693,269  $   627,107
     Income from operations...........................      80,673       55,340
     Income before extraordinary charge...............      23,508        7,035
     Net income.......................................      18,988        3,837
   Earnings per share, both basic and diluted:
     Income before extraordinary charge...............        1.75         0.53
     Extraordinary charge.............................       (0.34)       (0.24)
     Net income.......................................        1.41         0.29

2. ACCOUNTING PRINCIPLES AND PRACTICES

 Consolidation

  These consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries; all significant intercompany accounts and transactions have been eliminated.

 Foreign Currency Translations

  The Company translates foreign currency financial statements as described in Financial Accounting Standards (FAS) No. 52. Under this method, all items of income and expense are translated at average exchange rates for the year. All assets and liabilities are translated at the year-end exchange rate. Gains or losses on translations are accumulated in the shareholders' equity section of the balance sheet.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses. Actual results could differ from those estimates.

 Revenue Recognition and Concentration of Credit Risk

  Sales are recorded when products are shipped to a customer. The Company performs ongoing credit evaluations of its customers' financial condition, but generally does not require collateral to support customer receivables. The credit risk is controlled through credit approvals, limits and monitoring procedures. The

                         COLUMBUS MCKINNON CORPORATION

2. ACCOUNTING PRINCIPLES AND PRACTICES--(CONTINUED)

Company established an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other factors.

  LICO and Univeyor recognize contract revenues under the percentage of completion method, measured by comparing direct costs incurred to total estimated direct costs. Changes in job performance, job conditions and estimated profitability, including those arising from final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. In the event that a loss is anticipated on an uncompleted contract, a provision for the estimated loss is made at the time it is determined. Billings on contracts may precede or lag revenues earned, and such differences are reported in the balance sheet as current liabilities (excess billings) and current assets (unbilled revenues), respectively.

  As of March 31, 1998, approximately $26 million of trade accounts receivable was concentrated in the automotive industry, including retainages amounting to $7,870,000. The accounts receivable included $13,840,000 due from General Motors.

 Concentrations of Labor

  Approximately 35% of the Company's employees are represented by twelve separate domestic collective bargaining agreements which terminate at various times between August 22, 1998 and April 30, 2003. Approximately 5% of the labor force is covered by collective bargaining agreements that will expire within one year. In addition, the Company hires union production workers for field installation under its material handling systems contracts.

 Cash and Cash Equivalents

  The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less.

 Inventories

  Inventories are valued at the lower of cost or market. Costs of approximately 53% and 60% of inventories at March 31, 1998 and 1997, respectively, have been determined using the LIFO (last-in, first-out) method. Costs of other inventories have been determined using the FIFO (first-in, first-out) or average cost method. FIFO cost approximates replacement cost.

 Property, Plant, and Equipment

  Property, plant, and equipment are stated at cost and depreciated principally using the straight-line method over their respective estimated useful lives (buildings and building equipment--15 to 40 years; machinery and equipment--3 to 18 years). When depreciable assets are retired, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operating results.

 Goodwill

  It is the Company's policy to account for goodwill and other intangible assets at the lower of amortized cost, or fair value if indicators of impairment exist.

  As a result of the Lift-Tech, Yale, Lister, Univeyor and LICO acquisitions, the Company recorded approximately $42 million, $200 million, $2 million, $9 million and $123 million of goodwill, respectively, which is being amortized on a straight-line basis over twenty five years. At March 31, 1998 and 1997 accumulated amortization was $14,979,000 and $5,644,000, respectively.

                         COLUMBUS MCKINNON CORPORATION

2. ACCOUNTING PRINCIPLES AND PRACTICES--(CONTINUED)

 Marketable Securities

  All of the Company's investments, which consist of equity securities and corporate and governmental obligations, have been classified as available-for-sale securities and are therefore recorded at their fair values with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. Estimated fair value is based on published trading values at the balance sheet dates. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. The cost of securities sold is based on the specific identification method. Interest and dividend income are included in interest and other income on the consolidated statements of income.

  The marketable securities are carried as long-term assets since they are retained for the settlement of a portion of the Company's general liability and products liability insurance claims filed through CM Insurance Company, Inc., a wholly owned captive insurance subsidiary.

 Fair Value of Financial Instruments

  The fair value of interest rate swap and cap agreements is the amount that the Company would receive or pay to terminate the agreements, based on quoted market prices and considering current interest rates and remaining maturities.

 Research and Development

  Research and development costs as defined in FAS No. 2, for the years ended March 31, 1998, 1997 and 1996 were $1,497,000, $1,283,000 and $662,000, respectively.

3. UNBILLED REVENUES AND EXCESS BILLINGS

                                                                  MARCH 31, 1998
                                                                  --------------
                                                                  (IN THOUSANDS)
   Costs incurred on uncompleted contracts.......................    $194,359
   Estimated earnings............................................      38,255
                                                                     --------
   Revenues earned to date.......................................     232,614
   Less billings to date.........................................     216,270
                                                                     --------
                                                                     $ 16,344
                                                                     ========

  The net amount above is included in the consolidated balance sheet at March
31 under the following captions:

   Unbilled revenues.............................................    $ 19,634
   Excess billings...............................................      (3,290)
                                                                     --------
                                                                     $ 16,344
                                                                     ========

                         COLUMBUS MCKINNON CORPORATION

4. INVENTORIES

  Inventories consisted of the following:

                                                                 MARCH 31,
                                                              -----------------
                                                                1998     1997
                                                              --------  -------
                                                               (IN THOUSANDS)
   At cost--FIFO basis:
     Raw materials........................................... $ 52,158  $43,526
     Work-in-process.........................................   22,188   17,206
     Finished goods..........................................   37,089   36,633
                                                              --------  -------
                                                               111,435   97,365
   LIFO cost less than FIFO cost.............................   (3,762)  (2,956)
                                                              --------  -------
   Net inventories........................................... $107,673  $94,409
                                                              ========  =======

5. MARKETABLE SECURITIES

  Marketable securities are retained for the settlement of a portion of the Company's general liability and products liability insurance claims filed through CM Insurance Company, Inc. (see Notes 2 and 13). The following is a summary of available-for-sale securities at March 31, 1998:

                                                   GROSS      GROSS    ESTIMATED
                                                 UNREALIZED UNREALIZED   FAIR
                                          COST     GAINS      LOSSES     VALUE
                                         ------- ---------- ---------- ---------
                                                     (IN THOUSANDS)
   Government securities................ $10,180   $  285      $13      $10,452
   U. S. corporate securities...........   1,107       36        1        1,142
                                         -------   ------      ---      -------
     Total debt securities..............  11,287      321       14       11,594
   Equity securities....................   2,847    2,247       23        5,071
                                         -------   ------      ---      -------
                                         $14,134   $2,568      $37      $16,665
                                         =======   ======      ===      =======

  The following is a summary of available-for-sale securities at March 31, 1997:

                                                   GROSS      GROSS    ESTIMATED
                                                 UNREALIZED UNREALIZED   FAIR
                                          COST     GAINS      LOSSES     VALUE
                                         ------- ---------- ---------- ---------
                                                     (IN THOUSANDS)
   Government securities................ $ 9,039   $   74      $75      $ 9,038
   U. S. corporate securities...........     738        7        3          742
                                         -------   ------      ---      -------
     Total debt securities..............   9,777       81       78        9,780
   Equity securities....................   2,213    1,600        3        3,810
                                         -------   ------      ---      -------
                                         $11,990   $1,681      $81      $13,590
                                         =======   ======      ===      =======

                         COLUMBUS MCKINNON CORPORATION

5. MARKETABLE SECURITIES--(CONTINUED)

  The amortized cost and estimated fair value of debt and equity securities at March 31, 1998, by contractual maturity, are shown below:

                                                                       ESTIMATED
                                                                         FAIR
                                                                COST     VALUE
                                                               ------- ---------
                                                                (IN THOUSANDS)
   Due in one year or less.................................... $   880  $   880
   Due after one year through three years.....................   1,101    1,108
   Due after three years......................................   9,306    9,606
                                                               -------  -------
                                                                11,287   11,594
   Equity securities..........................................   2,847    5,071
                                                               -------  -------
                                                               $14,134  $16,665
                                                               =======  =======

  Net unrealized gains included in the balance sheet amounted to $2,531,000 and $1,600,000 at March 31, 1998 and 1997, respectively. The amounts, net of related income taxes of $933,000 and $560,000 at March 31, 1998 and 1997, respectively, are reflected as a separate component of equity.

6. PROPERTY, PLANT, AND EQUIPMENT

  Consolidated property, plant, and equipment of the Company consisted of the following:

                                                                  MARCH 31,
                                                               ----------------
                                                                 1998    1997
                                                               -------- -------
                                                                (IN THOUSANDS)
   Land and land improvements................................. $  4,073 $ 2,892
   Buildings..................................................   26,706  14,986
   Machinery, equipment, and leasehold improvements...........   78,862  65,431
   Construction in progress...................................    3,162   3,003
                                                               -------- -------
                                                                112,803  86,312
   Less accumulated depreciation..............................   30,876  22,370
                                                               -------- -------
   Net property, plant, and equipment......................... $ 81,927 $63,942
                                                               ======== =======

7. ACCRUED LIABILITIES AND OTHER NON-CURRENT LIABILITIES

  Consolidated accrued liabilities of the Company included the following:

                                                                   MARCH 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
                                                                (IN THOUSANDS)
   Accrued payroll............................................. $16,713 $12,298
   Accrued pension cost........................................   5,195   5,489
   Income taxes payable........................................   5,730   2,875
   Other accrued liabilities...................................  15,427  15,099
                                                                ------- -------
                                                                $43,065 $35,761
                                                                ======= =======

                         COLUMBUS MCKINNON CORPORATION

7. ACCRUED LIABILITIES AND OTHER NON-CURRENT LIABILITIES--(CONTINUED)

  Consolidated other non-current liabilities of the Company included the following:

                                                                   MARCH 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
                                                                (IN THOUSANDS)
   Accumulated postretirement benefit obligation............... $17,154 $17,057
   Accrued general and product liability costs.................  11,688  11,874
   Other non-current liabilities...............................  17,015  17,217
                                                                ------- -------
                                                                $45,857 $46,148
                                                                ======= =======

8. LONG-TERM DEBT

  Consolidated long-term debt payable to banks (except as noted) of the Company consisted of the following:

                                                                 MARCH 31,
                                                             -----------------
                                                               1998     1997
                                                             -------- --------
                                                              (IN THOUSANDS)
   Revolving Credit Facility with availability up to $300
    million, due March 31, 2003 with interest payable at
    varying Eurodollar rates based on LIBOR plus a spread
    determined by the Company's leverage ratio, amounting
    to 125 basis points at March 31, 1998 (6.85% at
    March 31, 1998)........................................  $240,000 $    --
   Term Loan A, Term Loan B and revolving credit facility
    repaid and retired March 31, 1998......................       --   277,750
   Industrial Development Revenue Bonds payable annually at
    $625,000 through 1999, $620,000 thereafter through
    2001, $315,000 in 2002, and $52,000 in 2003 in
    quarterly sinking fund installments plus interest
    payable at varying effective rates (3.98% and 3.81% at
    March 31, 1998 and 1997)...............................     2,232    2,857
   Employee Stock Ownership Plan term loans payable in
    quarterly installments of $148,000 plus an annual
    minimum of $23,000 through July 1999 and $2,854,000 in
    October 1999 plus interest payable at a Eurodollar rate
    based on LIBOR plus a spread determined by the
    Company's leverage ratio (7.34% and 8.06% at March 31,
    1998 and 1997).........................................     3,765    4,682
   Other senior debt.......................................     2,847      999
                                                             -------- --------
   Total senior debt.......................................   248,844  286,288
   8 1/2% Senior Subordinated Notes due March 31, 2008 with
    interest payable in semi-annual installments at 8.45%
    effective rate, recorded net of unamortized discount of
    $532,000...............................................   199,468      --
                                                             -------- --------
   Total...................................................   448,312  286,288
   Less current portion....................................     1,456   22,344
                                                             -------- --------
                                                             $446,856 $263,944
                                                             ======== ========

  On March 31, 1998, the Company entered into a new revolving credit facility ("1998 Revolving Credit Facility") with a group of financial institutions. Concurrently, the Company issued $200 million of 8 1/2% Senior Subordinated Notes ("the 8 1/2% Notes") due March 31, 2008. Proceeds from both the bank refinancing and the note offering were used to finance the acquisition of LICO, and to repay the outstanding balances and retire the Company's then existing Term Loan A, Term Loan B and revolving credit facility.

                         COLUMBUS MCKINNON CORPORATION

8. LONG-TERM DEBT--(CONTINUED)

  The 1998 Revolving Credit Facility is secured by all equipment, inventory, receivables, subsidiary stock (limited to 65% for foreign subsidiaries) and intellectual property. The corresponding credit agreement places certain debt covenant restrictions on the Company including, but not limited to, maximum annual cash dividends of $10 million. Upon refinancing its bank debt, the Company wrote off unamortized financing costs of $7,532,000 and recorded an extraordinary charge of $4,520,000, which is net of $3,012,000 of tax.

  To manage its exposure to interest rate fluctuations, the Company has interest rate swaps with a notional amount of $22 million through January 2, 1999 and $3.5 million from January 2, 1999 through July 2, 2000, both based on LIBOR at 5.9025%. In order to comply with its credit agreements, the Company also has LIBOR-based interest rate caps on $40 million of debt through December 16, 1998 and on an additional $49.5 million of debt through December 16, 1999 at 9% and 10%, respectively. Net payments or receipts under the swap and cap agreements are recorded as adjustments to interest expense. The carrying amount of the Company's debt instruments approximates the fair values.

  The Industrial Development Revenue Bonds are held by institutional investors and are guaranteed by a bank letter of credit (IDRB letter of credit), which is collateralized by the assets also securing the 1998 Revolving Credit Facility. The Employee Stock Ownership Plan term loans (ESOP loans) are guaranteed by the Company and are collateralized by an equivalent number of shares of Company common stock. The ESOP loans are not further collateralized.

  Provisions of the 8 1/2% Notes include, without limitation, restrictions of liens, indebtedness, asset sales, and dividends and other restricted payments. Prior to April 1, 2003, the 8 1/2% Notes are redeemable at the option of the Company, in whole or in part, at the Make-Whole Price (as defined in the 8 1/2% Notes agreement). On or after April 1, 2003, they are redeemable at prices declining annually to 100% on and after April 1, 2006. In addition, on or prior to April 1, 2001, the Company may redeem up to 35% of the outstanding notes at a redemption price of 108.5%, subject to certain restrictions. In the event of a Change of Control (as defined in the indenture for such notes), each holder of the 8 1/2% Notes may require the Company to repurchase all or a portion of such holder's 8 1/2% Notes at a purchase price equal to 101% of the principal amount thereof. The 8 1/2% Notes are guaranteed by certain existing and future domestic subsidiaries and are not subject to any sinking fund requirements.

  The principal payments expected to be made as of March 31, 1998 on the above debt, for the next five annual periods subsequent thereto, are as follows (dollars in thousands):

         1999.......................................... $  1,456
         2000..........................................    3,973
         2001..........................................    1,299
         2002..........................................      486
         2003..........................................  240,223

  In December 1996, the Company tendered to purchase the outstanding Yale Senior Secured Notes at a premium and redeemed $69,480,000 of the $70,000,000 face value which was outstanding. The Company recorded an extraordinary charge of $5,331,000 ($3,198,000 net of taxes), consisting of redemption premiums, costs to exercise the tender offer, and write-off of deferred financing costs related to early retirement of debt. The debt extinguishment was funded by the Company's revolving credit facility.

  As of March 31, 1998, the Company had letters of credit outstanding of $7.0 million, including those issued as security for the IDRBs as referred to above.

                         COLUMBUS MCKINNON CORPORATION

9. RETIREMENT PLANS

  Most domestic employees of the Company, excluding Lift-Tech and Lister union employees and LICO employees, are covered under defined benefit retirement plans and most domestic non-union employees, excluding Yale and LICO employees, are included in an Employee Stock Ownership Plan (See Note 10). Benefits under the plans vary, based on formulas applied to career earnings, compensation for a period immediately prior to retirement, compensation at the date benefits are earned, or pre-established benefit rates.

  The Company's funding policy with respect to the plans is to contribute annually at least the minimum amount required by the Employee Retirement Income Security Act of 1974 (ERISA).

  At March 31, 1998, eight (six at March 31, 1997) of the Company's plans had market values of plan assets in excess of the accumulated benefits of those respective plans; the Company's remaining five plans (seven at March 31, 1997) had accumulated benefits in excess of plan assets. The following table sets forth the plans' funded status and amounts recognized in the Company's balance sheets:

                                                         MARCH 31,
                            -------------------------------------------------------------------
                                  1998             1998             1997             1997
                            ---------------- ---------------- ---------------- ----------------
                               PLANS WITH       PLANS WITH       PLANS WITH       PLANS WITH
                            ASSETS IN EXCESS   ACCUMULATED    ASSETS IN EXCESS   ACCUMULATED
                             OF ACCUMULATED    BENEFITS IN     OF ACCUMULATED    BENEFITS IN
                                BENEFITS     EXCESS OF ASSETS     BENEFITS     EXCESS OF ASSETS
                            ---------------- ---------------- ---------------- ----------------
                                                      (IN THOUSANDS)
   Actuarial present value
    of obligations:
    Accumulated benefit
     obligation, vested....     $(49,746)        $(10,719)        $(24,551)        $(26,825)
    Accumulated benefit
     obligation,
     non-vested............       (1,530)            (592)          (1,190)            (766)
                                --------         --------         --------         --------
    Accumulated benefit
     obligation............     $(51,276)        $(11,311)        $(25,741)        $(27,591)
                                --------         --------         --------         --------
   Projected benefit
    obligation.............     $(57,530)        $(12,150)        $(32,150)        $(30,172)
   Plan assets at fair
    value..................       60,113            9,090           30,861           23,986
                                --------         --------         --------         --------
    Plan assets in excess
     of (less than)
     projected benefit
     obligation............        2,583           (3,060)          (1,289)          (6,186)
   Unrecognized transition
    assets.................         (113)             --               --              (142)
   Unrecognized net (gain)
    loss from past
    experience different
    from that assumed......       (4,757)           1,720              958            1,356
   Unrecognized prior
    service cost...........          305              550              300            1,286
   Adjustment required to
    recognize additional
    minimum liability......          --            (2,423)             --            (1,772)
                                --------         --------         --------         --------
    Accrued pension cost
     included in accrued
     liabilities...........     $ (1,982)        $ (3,213)        $    (31)        $ (5,458)
                                ========         ========         ========         ========

                         COLUMBUS MCKINNON CORPORATION

9. RETIREMENT PLANS--(CONTINUED)

  Net periodic pension cost included the following components:

                                                     YEAR ENDED MARCH 31,
                                                    -------------------------
                                                     1998     1997     1996
                                                    -------  -------  -------
                                                        (IN THOUSANDS)
   Service costs-benefits earned during the
    period........................................  $ 3,244  $ 2,354  $ 1,129
   Interest cost on projected benefit obligation..    4,787    2,744    1,011
   Actual return on plan assets...................   (6,670)  (2,966)  (1,439)
   Net amortization...............................    1,951      475      759
                                                    -------  -------  -------
   Net periodic pension cost......................  $ 3,312  $ 2,607  $ 1,460
                                                    =======  =======  =======

  The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation of all of the defined benefit plans was 7 1/2% and 8% as of March 31, 1998 and 1997, respectively. Future average compensation increases are assumed to be 4.3% and 5 1/4% per year as of March 31, 1998 and 1997, respectively. The weighted-average expected long-term rate of return on plan assets used in determining the expected return on plan assets included in net periodic pension cost was 8 7/8%, 8 7/8%, and 8 1/2% for the years ended March 31, 1998, 1997 and 1996, respectively. Plan assets consist of equities, corporate and government securities, and fixed income annuity contracts.

10. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

  The AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" requires that compensation expense for ESOP shares be measured based on the fair value of those shares when committed to be released to employees, rather than based on their original cost. Also, dividends on those ESOP shares that have not been allocated or committed to be released to ESOP participants are not reflected as a reduction of retained earnings. Rather, since those dividends are used for debt service, a charge to compensation expense is recorded. Furthermore, ESOP shares that have not been allocated or committed to be released are not considered outstanding for purposes of calculating earnings per share.

  The obligation of the ESOP to repay borrowings incurred previously to purchase shares of the Company's common stock is guaranteed by the Company; the unpaid balance of such borrowings, therefore, has been reflected in the accompanying consolidated balance sheet as a liability. An amount equivalent to the cost of the collateralized common stock and representing deferred employee benefits has been recorded as a deduction from shareholders' equity.

  Substantially all of the Company's domestic non-union employees, excluding Yale and LICO employees, are participants in the ESOP. Contributions to the plan result from the release of collateralized shares as debt service payments are made. Compensation expense amounting to $2,268,000, $1,704,000 and $1,120,000 in fiscal 1998, 1997 and 1996, respectively, is recorded based on the guarantee release of the ESOP shares at their fair market value. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and are applied toward debt service.

  At March 31, 1998 and 1997, 855,337 and 798,528 of ESOP shares, respectively, were allocated or available to be allocated to participants' accounts. At March 31, 1998 and 1997, 325,092 and 426,508 of ESOP shares were pledged as collateral to guarantee the ESOP term loans.

  The fair market value of unearned ESOP shares at March 31, 1998 amounted to $8,940,000.

                         COLUMBUS MCKINNON CORPORATION

11. POSTRETIREMENT BENEFIT OBLIGATION

  The Company sponsors defined benefit postretirement health care plans that provide medical and life insurance coverage to Yale domestic retirees and their dependents. Prior to the acquisition of Yale, the Company did not sponsor any postretirement benefit plans. The Company pays the majority of the medical costs for retirees and their spouses who are under age 65. For retirees and dependents of retirees who retired prior to January 1, 1989, and are age 65 or over, the Company contributes 100% toward the American Association of Retired Persons ("AARP") premium frozen at the 1992 level. For retirees and dependents of retirees who retired after January 1, 1989, the Company contributes $35 per month toward the AARP premium. The life insurance plan is noncontributory.

  The Company's postretirement health benefit plans are not funded. In accordance with FAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," the following table sets forth the plans' combined accumulated postretirement health benefit obligation recognized in the Company's balance sheets:

                                                               MARCH 31,
                                                           ------------------
                                                             1998      1997
                                                           --------  --------
                                                            (IN THOUSANDS)
   Accumulated postemployment benefit obligation:
     Current retirees..................................... $(10,380) $(10,211)
     Employees eligible to retire.........................   (2,315)   (2,159)
     Active employees not eligible to retire..............   (3,814)   (4,687)
                                                           --------  --------
                                                            (16,509)  (17,057)
   Unrecognized (gains)/losses............................     (645)      --
                                                           --------  --------
   Total accumulated postretirement benefit obligation,
    included in other non-current liabilities............. $(17,154) $(17,057)
                                                           ========  ========

  Net periodic postretirement benefit cost included the following components since the October 17, 1996 Yale acquisition:

                                                               YEAR ENDED
                                                                MARCH 31,
                                                           -------------------
                                                             1998    1997
                                                           -------- -------
                                                           (IN THOUSANDS)
   Service cost-benefits attributed to service during the
    period................................................ $    348 $  187
   Interest cost..........................................    1,203    609
                                                           -------- ------
     Net periodic postretirement benefit cost............. $  1,551 $  796
                                                           ======== ======

  For measurement purposes, a 7% annual rate of increase in the per capita cost of postretirement medical benefits was assumed at the beginning of the period; the rate was assumed to decrease 0.5% per year to 5.5% by 2001. A 1% increase in this annual trend rate would have increased the accumulated postretirement benefit obligation at March 31, 1998 by $997,000 with a corresponding increase in the 1998 postretirement benefit expense of $120,000. The discount rate used in determining the accumulated postretirement benefit obligation was 7 1/2% and 8% as of March 31, 1998 and 1997, respectively.

                         COLUMBUS MCKINNON CORPORATION

12. COMMON STOCK, EARNINGS PER SHARE AND STOCK PLANS

 Common Stock

  Effective February 22, 1996, the Company issued 6,037,500 shares of its common stock at $15.00 per share in an initial public offering. Proceeds from the offering, net of commissions and other related expenses totaling approximately $7.5 million, were approximately $83.1 million. The proceeds were primarily used to reduce the Company's outstanding indebtedness, a significant portion of which arose from the Lift-Tech acquisition.

 Earnings per Share

  In 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS No. 128). FAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the FAS No. 128 requirements. The following table sets forth the computation of basic and diluted earnings per share before extraordinary charge for debt extinguishment:

                                                         YEAR ENDED MARCH 31,
                                                        -----------------------
                                                         1998    1997    1996
                                                        ------- ------- -------
                                                            (IN THOUSANDS)
   Numerator for basic and diluted earnings per share:
    Income before extraordinary charge................. $23,421 $18,352 $12,987
                                                        ======= ======= =======
   Denominators:
    Weighted-average common stock outstanding--
     denominator for basic EPS.........................  13,363  13,210   7,662
    Effect of dilutive employee stock options..........      58       5     --
                                                        ------- ------- -------
    Adjusted weighted-average common stock outstanding
     and assumed conversions--denominator for diluted
     EPS...............................................  13,421  13,215   7,662
                                                        ======= ======= =======

  The weighted-average common stock outstanding shown above is net of unallocated ESOP shares (see Note 10).

 Stock Plans

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date, no compensation expense is recognized.

  The Company maintains two stock option plans, a Non-Qualified Stock Option Plan ("Non-Qualified Plan") and an Incentive Stock Option Plan ("Incentive Plan"). At March 31, 1998, 250,000 shares and 1,050,000 shares were reserved for grant under the Non-Qualified Plan and Incentive Plan, respectively. Under the Non-Qualified Plan, options may be granted to officers and other key employees of the Company as well as to non-employee directors and advisors. The Company has not granted any options under the Non-Qualified Plan. Options granted under the Incentive Plan become exercisable over a four-year period at the rate of 25% per year commencing one year from the date of grant at an exercise price of not less than 100% of the fair market value

                         COLUMBUS MCKINNON CORPORATION

12. COMMON STOCK, EARNINGS PER SHARE AND STOCK PLANS--(CONTINUED)

of the common stock on the date of grant. Any option granted under this plan may be exercised not earlier than one year and not later than ten years from the date such option is granted. During 1997, the Company granted 200,000 options at an exercise price of $15.50 per share which was the market value on the grant date, representing the only options outstanding at March 31, 1998 and 1997. Twenty-five percent of those options became exercisable January 1, 1998 and will expire January 1, 2007; none were exercised during the year ended March 31, 1998.

  Pro forma information regarding net income and earnings per share is required by FAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for those options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the options issued in fiscal 1997: risk-free interest rate of 5.5%, dividend yield of 1.8%, volatility factor of the expected market price of the Company's common stock of .245, and a weighted-average expected life of the option of 4 years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                         YEAR ENDED MARCH 31,
                                                         ---------------------
                                                            1998       1997
                                                         ---------- ----------
                                                            (IN THOUSANDS,
                                                          EXCEPT FOR EARNINGS
                                                            PER SHARE DATA)
   Pro forma net income................................. $   18,791 $   15,127
   Pro forma earnings per share, both basic and
    diluted.............................................       1.40       1.14

  The Company maintains a Restricted Stock Plan, under which the Company has reserved 80,200 shares at March 31, 1998. The Company charges unearned compensation, a component of shareholders' equity, for the market value of shares, as they're issued. It is then ratably amortized over the restricted period. Grantees who remain continuously employed with the Company become vested in their shares five years after the date of the grant.

13. LOSS CONTINGENCIES

  General and Product Liability--$9,688,000 of the accrued general and product liability costs which are included in other non-current liabilities at March 31, 1998 ($8,262,000 at March 31, 1997) are the actuarial present value of estimated reserves based on an amount determined from loss reports and individual cases filed with the Company and an amount, based on past experience, for losses incurred but not reported. The accrual in these consolidated financial statements was determined by applying a discount factor based on interest rates customarily used in the insurance industry, between 6.33% and 8.42%, to the undiscounted reserves of $12,685,000 and $11,154,000 at March 31, 1998 and 1997, respectively. This liability is funded by investments in marketable securities (see Notes 2 and 5).

                         COLUMBUS MCKINNON CORPORATION

13. LOSS CONTINGENCIES--(CONTINUED)

  Prior to its acquisition by the Company, Yale was self-insured for product liability claims up to a maximum of $500,000 per occurrence and maintained product liability insurance with a $100 million cap per occurrence. The Company has been advised that a customer has alleged that one of Yale's products was the cause of a fire which occurred in January 1995 at a manufacturing facility, resulting in losses in excess of Yale's policy limits. A formal complaint has been filed seeking damages in excess of $500 million. However, it is the opinion of management that there was no manufacturing defect and that the claim will in all likelihood be settled within the Company's policy limits.

14. INCOME TAXES

  The following is a reconciliation of the difference between the effective tax rate and the statutory federal tax rate:

                                                        YEAR ENDED MARCH 31,
                                                       ------------------------
                                                        1998     1997     1996
                                                       -------  -------  ------
                                                           (IN THOUSANDS)
   Computed statutory provision....................... $16,049  $12,002  $7,575
   State income taxes net of federal benefit..........   1,983    1,700     743
   Nondeductible goodwill amortization................   2,858    1,961     --
   Foreign taxes greater than statutory provision.....     904      301     332
   Other..............................................     640     (347)      7
                                                       -------  -------  ------
   Actual tax provision............................... $22,434  $15,617  $8,657
                                                       =======  =======  ======

  The provision for income tax expense consisted of the following:

                                                        YEAR ENDED MARCH 31,
                                                       ------------------------
                                                        1998     1997     1996
                                                       -------  -------  ------
                                                           (IN THOUSANDS)
   Current income tax expense:
     Federal taxes.................................... $16,169  $ 8,399  $6,336
     State taxes......................................   3,082    1,124     975
     Foreign..........................................   3,185    1,278     450
   Deferred income tax (benefit) expense:
     Domestic.........................................    (248)   4,736     627
     Foreign..........................................     246       80     269
                                                       -------  -------  ------
                                                       $22,434  $15,617  $8,657
                                                       =======  =======  ======

  The Company applies the liability method of accounting for income taxes as required by FAS Statement No. 109, "Accounting for Income Taxes."

                         COLUMBUS MCKINNON CORPORATION

14. INCOME TAXES--(CONTINUED)

  The gross composition of the net current deferred tax asset, included in prepaid expenses within the consolidated balance sheet, is as follows:

                                                                 MARCH 31,
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
                                                              (IN THOUSANDS)
   Inventory................................................. $(5,557) $(5,177)
   Accrued vacation and incentive costs......................   1,724    2,157
   Other.....................................................   4,749    3,562
                                                              -------  -------
     Net current deferred tax asset.......................... $   916  $   542
                                                              =======  =======

  The gross composition of the net non-current deferred tax asset is as follows:

                                                                 MARCH 31,
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
                                                              (IN THOUSANDS)
   Insurance reserves........................................ $11,087  $11,711
   Property, plant, and equipment............................  (7,620)  (8,010)
   Other.....................................................   4,067    5,234
                                                              -------  -------
     Net non-current deferred tax asset...................... $ 7,534  $ 8,935
                                                              =======  =======

  Income before income taxes, minority interest and extraordinary charge includes foreign subsidiary income of $7,220,000, $3,650,000 and $1,188,000 for the years ended March 31, 1998, 1997, and 1996 respectively. United States income taxes have not been provided on unremitted earnings of the Company's foreign subsidiaries as such earnings are considered to be permanently reinvested.

15. RENTAL EXPENSE AND LEASE COMMITMENTS

  Rental expense for the years ended March 31, 1998, 1997 and 1996 was $3,714,000, $2,805,000 and $1,668,000, respectively. The following amounts represent future minimum payment commitments as of March 31, 1998 under non-cancelable operating leases extending beyond one year (in thousands):

                                                             VEHICLES AND
   YEAR ENDED MARCH 31,                        REAL PROPERTY  EQUIPMENT   TOTAL
   --------------------                        ------------- ------------ ------
   1999.......................................    $1,954        $1,429    $3,383
   2000.......................................     1,895         1,284     3,179
   2001.......................................     1,671           956     2,627
   2002.......................................     1,585           568     2,153
   2003.......................................     1,399            29     1,428

                         COLUMBUS MCKINNON CORPORATION

16. SUMMARY FINANCIAL INFORMATION

  The summary financial information of the parent, domestic subsidiaries (guarantors) and foreign subsidiaries (nonguarantors) of the 8 1/2% senior subordinated notes follows:

                                      DOMESTIC     FOREIGN
                           PARENT   SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                          --------  ------------ ------------ ------------ ------------
                                                 (IN THOUSANDS)
As of March 31, 1998:
Current assets:
  Cash..................  $ 18,035   $     768     $  4,038                  $ 22,841
  Trade accounts
   receivable...........    41,651      71,244       20,248                   133,143
  Inventories...........    47,201      36,912       23,712         (152)     107,673
  Other current assets..     5,050      12,505        2,810                    20,365
                          --------   ---------     --------    ---------     --------
    Total current
     assets.............   111,937     121,429       50,808         (152)     284,022
Net property, plant, and
 equipment..............    32,159      32,135       17,633                    81,927
Goodwill and other
 intangibles, net.......    43,404     275,470       49,263                   368,137
Intercompany balances...   237,011    (400,381)     (66,353)     229,723          --
Other noncurrent
 assets.................   214,997     166,167          494     (351,996)      29,662
                          --------   ---------     --------    ---------     --------
    Total assets........  $639,508   $ 194,820     $ 51,845    $(122,425)    $763,748
                          ========   =========     ========    =========     ========
Current liabilities.....  $ 35,854   $  47,240     $ 21,158    $     261     $104,513
Long-term debt, less
 current portion........   444,225         483        2,148                   446,856
Other non-current
 liabilities............    10,576      30,465        4,816                    45,857
                          --------   ---------     --------    ---------     --------
    Total liabilities...   490,655      78,188       28,122          261      597,226
Shareholders' equity....   148,853     116,632       23,723     (122,686)     166,522
                          --------   ---------     --------    ---------     --------
    Total liabilities
     and shareholders'
     equity.............  $639,508   $ 194,820     $ 51,845    $(122,425)    $763,748
                          ========   =========     ========    =========     ========
For the Year Ended March
 31, 1998:
Net sales...............  $269,677   $ 171,173     $ 82,515    $ (12,634)    $510,731
Cost of products sold...   192,686     124,958       58,107      (12,634)     363,117
                          --------   ---------     --------    ---------     --------
Gross profit............    76,991      46,215       24,408          --       147,614
Selling, general and
 administrative
 expenses...............    36,804      17,805       14,914                    69,523
Amortization of
 intangibles............     1,892       6,382        1,927                    10,201
                          --------   ---------     --------    ---------     --------
                            38,696      24,187       16,841          --        79,724
                          --------   ---------     --------    ---------     --------
Income from operations..    38,295      22,028        7,567          --        67,890
Interest and debt
 expense................    24,125        (332)         182                    23,975
Interest and other
 income.................     1,764           7          169                     1,940
                          --------   ---------     --------    ---------     --------
Income before income
 taxes and extraordinary
 charge.................    15,934      22,367        7,554          --        45,855
Income tax expense......     7,326      11,524        3,584                    22,434
                          --------   ---------     --------    ---------     --------
Income before
 extraordinary charge...     8,608      10,843        3,970          --        23,421
Extraordinary charge for
 early debt
 extinguishment.........    (4,520)        --           --                     (4,520)
                          --------   ---------     --------    ---------     --------
Net income..............  $  4,088   $  10,843     $  3,970    $     --      $ 18,901
                          ========   =========     ========    =========     ========

                         COLUMBUS MCKINNON CORPORATION

16. SUMMARY FINANCIAL INFORMATION--(CONTINUED)

                                       DOMESTIC     FOREIGN
                           PARENT    SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                          ---------  ------------ ------------ ------------ ------------
                                                 (IN THOUSANDS)
For the Year Ended March
 31, 1998:
OPERATING ACTIVITIES:
Cash provided by (used
 in) operating
 activities.............  $  40,272    $(3,725)     $ 3,019       $ 651      $  40,217
INVESTING ACTIVITIES:
Purchase of marketable
 securities, net........     (2,517)       --           --                      (2,517)
Capital expenditures....     (6,518)    (2,259)      (1,724)                   (10,501)
Purchase of businesses,
 net of cash acquired...   (170,277)     1,716          510                   (168,051)
Net assets held for
 sale...................        --       4,575          --                       4,575
                          ---------    -------      -------       -----      ---------
Net cash (used in)
 provided by investing
 activities.............   (179,312)     4,032       (1,214)        --        (176,494)
FINANCING ACTIVITIES:
Net (payments)
 borrowings under
 revolving line-of-
 credit agreements......    157,058        --          (508)                   156,550
Repayment of debt.......   (196,353)       (50)        (564)                  (196,967)
Proceeds from issuance
 of long-term debt,
 net....................    196,120        --           --                     196,120
Dividends paid..........     (3,713)       --           --                      (3,713)
Other...................       (275)       --           561        (561)          (275)
                          ---------    -------      -------       -----      ---------
Net cash provided by
 (used in) financing
 activities.............    152,837        (50)        (511)       (561)       151,715
Effect of exchange rate
 changes on cash........        --         --        (1,414)        (90)        (1,504)
                          ---------    -------      -------       -----      ---------
Net change in cash and
 cash equivalents.......     13,797        257         (120)        --          13,934
Cash and cash
 equivalents at
 beginning of year......      4,238        511        4,158                      8,907
                          ---------    -------      -------       -----      ---------
Cash and cash
 equivalents at end of
 year...................  $  18,035    $   768      $ 4,038       $ --       $  22,841
                          =========    =======      =======       =====      =========

                         COLUMBUS MCKINNON CORPORATION

17. FOREIGN OPERATIONS

                              UNITED                         ELIMIN-   CONSOLI-
                              STATES  CANADA  EUROPE  MEXICO  ATIONS    DATED
                             -------- ------- ------- ------ --------  --------
                                              (IN THOUSANDS)
   Year ended March 31,
    1998
   Sales to unaffiliated
    customers..............  $429,792 $36,603 $39,208 $5,128 $    --   $510,731
   Transfers between
    geographic areas.......    10,949   1,574     --     --   (12,523)      --
                             -------- ------- ------- ------ --------  --------
   Total net sales.........  $440,741 $38,177 $39,208 $5,128 $(12,523) $510,731
                             ======== ======= ======= ====== ========  ========
   Income from operations..  $ 60,311 $ 3,124 $ 3,869 $  586 $    --   $ 67,890
   Net income..............    14,910   2,021   1,620    350      --     18,901
   Identifiable and total
    assets.................   645,555  23,960  90,036  4,197      --    763,748
   Total liabilities.......   569,109   3,268  23,576  1,273      --    597,226
   Year ended March 31,
    1997
   Sales to unaffiliated
    customers..............  $313,705 $27,951 $14,146 $3,622 $    --   $359,424
   Transfers between
    geographic areas.......    10,411     547     --     --   (10,958)      --
                             -------- ------- ------- ------ --------  --------
   Total net sales.........  $324,116 $28,498 $14,146 $3,622 $(10,958) $359,424
                             ======== ======= ======= ====== ========  ========
   Income from operations..  $ 41,190 $ 1,955 $ 1,548 $  361 $    --   $ 45,054
   Net income..............    13,073   1,129     730    222      --     15,154
   Identifiable and total
    assets.................   457,501  26,191  61,696  2,857      --    548,245
   Total liabilities.......   382,762   4,600   9,949    778      --    398,089
   Year ended March 31,
    1996
   Sales to unaffiliated
    customers..............  $191,178 $18,659 $   --  $  --  $    --   $209,837
   Transfers between
    geographic areas.......     5,453   1,278     --     --    (6,731)      --
                             -------- ------- ------- ------ --------  --------
   Total net sales.........  $196,631 $19,937 $   --  $  --  $ (6,731) $209,837
                             ======== ======= ======= ====== ========  ========
   Income from operations..  $ 24,451 $ 1,351 $   --  $  --  $    --   $ 25,802
   Net income..............    12,489     498     --     --       --     12,987
   Identifiable and total
    assets.................   177,055  11,679     --     --       --    188,734
   Total liabilities.......    47,233   3,879     --     --       --     51,112

  U.S. operations' sales to unaffiliated customers include $26,599,000, $23,075,000 and $15,074,000 for the years ended March 31, 1998, 1997 and 1996, respectively, for export. Transfers between geographic areas are recorded at amounts generally above cost and in accordance with the rules and regulations of the respective governing tax authorities.

18. EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income," which the Company will adopt for the year ended March 31, 1999. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components. This includes unrealized gains or losses on the Company's available-for-sale securities, foreign currency translation adjustments, and minimum pension liability adjustments, which currently are reported in shareholders' equity, and will be included and disclosed in total comprehensive income upon adoption of the Statement. The impact of compliance with this Statement will not impact financial position, net income or cash flows.

                         COLUMBUS MCKINNON CORPORATION

18. EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS--(CONTINUED)

  The FASB also issued FAS Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information," which the Company will adopt for the year ended March 31, 1999. Statement No. 131 superseded FAS Statement No. 14 "Financial Reporting for Segments of a Business Enterprise." Statement No. 131 established new standards for determining segment criteria and annual and interim reporting of that data. It also established new disclosures about products, geographic areas and major customers. Currently, the Company reports one operating segment under Statement No. 14 and, while the impact of compliance with Statement No. 131 has not yet been determined, the Company may be required to report more than one segment upon its adoption.

19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        THREE MONTHS ENDED
                          -----------------------------------------------   YEAR ENDED
                          JUNE 29, SEPTEMBER 28, DECEMBER 28,  MARCH 31,    MARCH 31,
                            1997       1997          1997       1998(a)      1998(a)
                          -------- ------------- ------------  ----------   ----------
Net sales...............  $124,442   $123,907      $124,093     $138,289     $510,731
Gross profit............    35,203     35,836        35,413       41,162      147,614
Income from operations..    15,146     16,670        15,610       20,464       67,890
Income before extraordi-
 nary charge............     4,431      5,630         5,485        7,875       23,421
Net income..............     4,431      5,630         5,485        3,355(b)    18,901(b)
Income per share before
 extraordinary charge...      0.33       0.42          0.41         0.58         1.75
Net income per share....      0.33       0.42          0.41         0.25(b)      1.41(b)
                                        THREE MONTHS ENDED
                          -----------------------------------------------   YEAR ENDED
                          JUNE 30, SEPTEMBER 29, DECEMBER 29,  MARCH 31,    MARCH 31,
                            1996       1996       1996(c, d)   1997(c, d)   1997(c, d)
                          -------- ------------- ------------  ----------   ----------
Net sales...............  $ 65,735   $ 64,426      $103,393     $125,870     $359,424
Gross profit............    20,017     19,184        30,104       38,132      107,437
Income from operations..     8,681      8,910        11,240       16,223       45,054
Income before extraordi-
 nary charge............     5,032      5,211         3,219        4,890       18,352
Net income..............     5,032      5,211           118(e)     4,793(e)    15,154(e)
Income per share before
 extraordinary charge...      0.38       0.39          0.24         0.37         1.39
Net income per share....      0.38       0.39          0.01(e)      0.36(e)      1.15(e)

--------
(a) Includes the results of operations of Univeyor since its acquisition on January 7, 1998 and related interest on revolver borrowings to finance the acquisition.
(b) Includes extraordinary charges for early debt extinguishment amounting to $4,520 in the quarter ended March 31, 1998, net of the tax effect.
(c) Includes the results of operations of Yale since its acquisition on October 17, 1996, except for the minority interest share of earnings amounting to $323 in the quarter ended December 29, 1996; also reflects the related interest and debt expense on borrowings to finance the acquisition.
(d) Includes the results of operations of Lister since its acquisition on December 19, 1996 and related interest on revolver borrowings to finance the acquisition.
(e) Includes extraordinary charges for early debt extinguishment amounting to $3,101 and $97 in the quarters ended December 29, 1996 and March 31, 1997, respectively, net of the tax effect.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS NOT IN THIS PROSPECTUS AND, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE EXCHANGE NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE INFORMATION CONTAINED IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                           ------------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  14
Exchange Offer...........................................................  20
Use of Proceeds..........................................................  28
Capitalization...........................................................  28
Selected Financial Information...........................................  29
Management's Discussion and Analysis of Results of Operations and
 Financial Condition.....................................................  30
Business.................................................................  35
Management...............................................................  49
Principal Shareholders...................................................  51
Description of Other Indebtedness........................................  52
Description of Notes.....................................................  53
Certain United States Federal Income Tax Considerations..................  78
Plan of Distribution.....................................................  81
Legal Matters............................................................  82
Experts..................................................................  82
Available Information....................................................  82
Index to Consolidated Financial Statements............................... F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         COLUMBUS MCKINNON CORPORATION

                               OFFER TO EXCHANGE
                          8 1/2% SENIOR SUBORDINATED
                                NOTES DUE 2008
                          FOR ANY AND ALL OUTSTANDING
                          8 1/2% SENIOR SUBORDINATED
                                NOTES DUE 2008

                         -----------------------------

                            PRELIMINARY PROSPECTUS

                         -----------------------------

                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Certificate of Incorporation provides that a director will not be personally liable for damages to the Company or its shareholders for breach of duty as a director, except to the extent that such exemption or limitation is not permitted under the New York Business Corporation Law (the "NYBCL"). The NYBCL does not permit indemnification for liability arising from (i) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (ii) any transaction from which the director derived financial profit or other advantage to which he was not legally entitled;
(iii) payment of a dividend or approval a stock repurchase in violation of NYBCL Section 510 (which, among other things, requires that dividends be paid only out of earned surplus and prohibits dividend payments when a corporation is insolvent or would thereby be made insolvent) or NYBCL Section 513 (which, among other things, prohibits a corporation from purchasing or redeeming its shares out of surplus if the corporation is insolvent or would thereby be made insolvent and places certain restrictions on the purchase price payable by a corporation in purchasing or redeeming its shares); (iv) distribution of assets to shareholders after dissolution without provision for all known liabilities; or (v) extension of any loan to directors in violation of NYBCL
Section 714 (which requires any loss from a corporation to a director to be authorized by vote of the shareholders).

  The Certificate of Incorporation also provides that each person, and his or her heirs, executors, or administrators, who was or is a party or is threatened to be made a party to, or is involved in any threatened or pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by the Company to the fullest extent permitted by the NYBCL. The Certificate further provides that the right to indemnification includes the right to be paid by the Company for expenses incurred in connection with any such proceeding before its final disposition to the fullest extent permitted by the NYBCL and the right to indemnification conferred thereunder is a contract right.

  The Certificate of Incorporation further provides that the Company may, by action of the Board of Directors, provide indemnification to such of the employees and agents of the Company and such other persons serving at the request of the Company as employees or agents of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as is permitted by the NYBCL and the Board of Directors.

  Under the Certificate of Incorporation, (i) the rights and authority described above are not exclusive of any other right that any person otherwise may have or acquire and (ii) no amendment, modification or repeal of the Certificate of Incorporation or Bylaws will eliminate or reduce the effect of the provisions in the Certificate of Incorporation limiting liability or indemnifying certain persons or adversely affect any right or protection then existing thereunder in respect to any acts or omissions occurring before such amendments, modification, repeal or adoption.

  Sections 721, 722 and 726 of the NYBCL provide that a corporation may indemnify any person, including officers and directors who are, or are threatened to be made, parties to any action or proceeding, except a derivative action, whether civil or criminal, by reason of their being officers or directors or serving at the request of the corporation as a director or officer of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees; provided that the officer or director acted in good faith, for a purpose that such officer or director reasonably believed to be in (or in case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to) the best interests of the corporation. In the case of criminal actions or proceedings, indemnification is allowed if the officer or director had no reasonable cause to believe that his or her conduct was unlawful. An officer or director who is successful in defense of such civil or criminal action or proceeding is entitled to indemnification.

  A corporation may indemnify any person made, or threatened to be made, a party to a derivative action by reason of the fact that such person is or was a director or officer of the corporation or was serving at the request of the corporation as a director or officer of any corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, provided that such director or officer acted in good faith, for a purpose which he reasonably believed to be in (or in the case of service for another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to) the best interests of the corporation, except that no indemnification is permitted in respect to a threatened action or a pending action which is settled or otherwise disposed of or in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, except to the extent that a court may otherwise determine.

  A person who has been successful in the defense of a civil or criminal action or proceeding of the character described above is entitled to indemnification to the extent described above. Otherwise, absent court approval, indemnification in the specific case must be authorized either (i) by the board of directors acting by a quorum consisting of directors who are not parties to the action; or (ii) by the board upon the opinion of independent legal counsel that the indemnification is proper under the circumstances; or (iii) by the shareholders.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT
 NO.                                   DESCRIPTION
 -------                               -----------
 4.1     Indenture among Columbus McKinnon Corporation, the guarantors named on the signature pages thereto and State Street Bank and Trust Company,
         N.A., as trustee (incorporated by reference to Exhibit 4.1 to the
         Company's Current Report on Form 8-K dated April 9, 1998).
 4.2     Supplemental Indenture among LICO, Inc., Automatic Systems, Inc., LICO
         Steel, Inc., Columbus McKinnon Corporation, The Industrial Products,
         Inc., Mechanical Products, Inc., Minitec Corporation and State Street
         Bank and Trust Company, N.A., as trustee, dated March 31, 1998
         (incorporated by reference to Exhibit 4.3 to the Company's Current
         Report on form 8-K dated April 9, 1998.
 4.3     Form of Exchange Note (incorporated by reference to Exhibit 4.1 to the
         Company's Current report on Form 8-K dated April 9, 1998).
 4.4     A/B Registration Rights Agreement among Columbus McKinnon Corporation, the guarantors named on the signature pages thereto and Bear, Stearns
         & Co., Inc. and Goldman, Sachs & Co., as initial purchasers
         (incorporated by reference to Exhibit 4.2 to the Company's Current
         Report on Form 8-K dated April 9, 1998).
  4.5    Form of Subsidiary Guarantee (included in Exhibit 4.1)
  5.1    Opinion of Lippes, Silverstein, Mathias & Wexler LLP as to the
         legality of the Exchange Notes to be issued by Columbus McKinnon
         Corporation
 10.1    Credit Agreement, dated as of March 31, 1998, among Columbus McKinnon
         Corporation, as Borrower, the banks, financial institutions and other institutional lenders named therein, as Initial Lenders, First
         National Bank, as the Initial Issuing Bank, Fleet National Bank, as
         the Saving Line Bank, and Fleet National Bank, as the Administrative
         Agent (incorporated by reference to Exhibit 10.2 to the Company's
         Current Report on Form 8-K dated April 9, 1998).
 10.2    Stock Purchase Agreement, dated as of March 11, 1998, among Columbus
         McKinnon Corporation and the shareholders of LICO, Inc. Identified the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 9, 1998).
 12.1    Statement regarding computation of earnings to fixed charges.
 23.1    Consent of Ernst & Young LLP
 23.2    Consent of Arthur Andersen LLP
 23.3    Consent of Lippes, Silverstein, Mathias & Wexler LLP (included in
         Exhibit 5.1)

 EXHIBIT
 NO.                                   DESCRIPTION
 -------                               -----------
 25.1    Form T-1 Statement of Eligibility of State Street Bank and Trust
         Company, N.A to act as Trustee under the Indenture
 99.1    Form of Letter of Transmittal
 99.2    Form of Notice of Guaranteed Delivery
 99.3    Form of Letter to Nominees
 99.4    Form of Letter to Clients
 99.5    Form of Guidelines for Certification of Taxpayer Identification Number
         on Substitute Form W-9

  (B) FINANCIAL STATEMENT SCHEDULES

        SCHEDULE
         NUMBER         DESCRIPTION OF SCHEDULE
        --------        -----------------------
           II      Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BUFFALO, STATE OF NEW YORK ON MAY 27, 1998.

                                          Columbus McKinnon Corporation

                                                 /s/ Herbert P. Ladds, Jr.
                                          By: _________________________________
                                             HERBERT P. LADDS, JR. CHAIRMAN OF
                                             THE BOARD OF DIRECTORS AND CHIEF
                                                     EXECUTIVE OFFICER

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Herbert P. Ladds, Jr., Robert L. Montgomery, Jr. and Timothy T. Tevens, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or come to be done by virtue thereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

      /s/ Herbert P. Ladds, Jr.        Chairman of the           May 27, 1998
-------------------------------------   Board of Directors
        HERBERT P. LADDS, JR.           (Principal
                                        Executive Officer)

        /s/ Timothy T. Tevens          President, Chief          May 27, 1998
-------------------------------------   Operating Officer
          TIMOTHY T. TEVENS             and Director

    /s/ Robert L. Montgomery, Jr.      Executive Vice            May 27, 1998
-------------------------------------   President, Chief
      ROBERT L. MONTGOMERY, JR.         Financial Officer
                                        and Director
                                        (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

         /s/ Edward W. Duffy           Director                  May 27, 1998
-------------------------------------
           EDWARD W. DUFFY

        /s/ Randolph A. Marks          Director                  May 27, 1998
-------------------------------------
          RANDOLPH A. MARKS

         /s/ L. David Black            Director                  May 27, 1998
-------------------------------------
           L. DAVID BLACK

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, STATE OF MISSOURI ON MAY 27, 1998.

                                          Automatic Systems, Inc.

                                                    /s/ Robert A. Hoehn
                                          By: _________________________________
                                                 ROBERT A. HOEHN PRESIDENT

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Herbert P. Ladds, Jr., Robert L. Montgomery, Jr. and Timothy T. Tevens, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or come to be done by virtue thereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

         /s/ Robert A. Hoehn           President (Principal      May 27, 1998
-------------------------------------   Executive Officer)
           ROBERT A. HOEHN

    /s/ Robert L. Montgomery, Jr.      Treasurer and             May 27, 1998
-------------------------------------   Director (Principal
      ROBERT L. MONTGOMERY, JR.         Financial Officer
                                        and Principal
                                        Accounting Officer)

         /s/ Lois H. Demler            Director                  May 27, 1998
-------------------------------------
           LOIS H. DEMLER

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, STATE OF MISSOURI ON MAY 27, 1998.

                                          LICO, Inc.

                                                    /s/ Robert A. Hoehn
                                          By: _________________________________
                                                 ROBERT A. HOEHN PRESIDENT

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Herbert P. Ladds, Jr., Robert L. Montgomery, Jr. and Timothy T. Tevens, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or come to be done by virtue thereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

         /s/ Robert A. Hoehn           President (Principal      May 27, 1998
-------------------------------------   Executive Officer)
           ROBERT A. HOEHN

    /s/ Robert L. Montgomery, Jr.      Treasurer and             May 27, 1998
-------------------------------------   Director (Principal
      ROBERT L. MONTGOMERY, JR.         Financial Officer
                                        and Principal
                                        Accounting Officer)

         /s/ Lois H. Demler            Director                  May 27, 1998
-------------------------------------
           LOIS H. DEMLER

        /s/ Annabelle V. Irey          Director                  May 27, 1998
-------------------------------------
          ANNABELLE V. IREY

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, STATE OF MISSOURI ON MAY 27, 1998.

                                          LICO Steel, Inc.

                                                    /s/ Robert A. Hoehn
                                          By: _________________________________
                                                 ROBERT A. HOEHNPRESIDENT

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Herbert P. Ladds, Jr., Robert L. Montgomery, Jr. and Timothy T. Tevens, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or come to be done by virtue thereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

         /s/ Robert A. Hoehn           President (Principal      May 27, 1998
-------------------------------------   Executive Officer)
           ROBERT A. HOEHN

    /s/ Robert L. Montgomery, Jr.      Treasurer and             May 27, 1998
-------------------------------------   Director (Principal
      ROBERT L. MONTGOMERY, JR.         Financial Officer
                                        and Principal
                                        Accounting Officer)

         /s/ Lois H. Demler            Director                  May 27, 1998
-------------------------------------
           LOIS H. DEMLER

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF JACKSON, STATE OF MICHIGAN ON MAY 27, 1998.

                                          Mechanical Products, Inc.

                                                  /s/ William J. Ellison
                                          By: _________________________________
                                             WILLIAM J. ELLISON PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Herbert P. Ladds, Jr., and Robert L. Montgomery, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or come to be done by virtue thereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

       /s/ William J. Ellison          President and Chief       May 27, 1998
-------------------------------------   Executive Officer
         WILLIAM J. ELLISON             (Principal
                                        Executive Officer)

      /s/ Herbert P. Ladds, Jr.        Chairman of the           May 27, 1998
-------------------------------------   Board of Directors
        HERBERT P. LADDS, JR.

    /s/ Robert L. Montgomery, Jr.      Treasurer and             May 27, 1998
-------------------------------------   Director (Principal
      ROBERT L. MONTGOMERY, JR.         Financial Officer
                                        and Principal
                                        Accounting Officer)

        /s/ Timothy T. Tevens          Director                  May 27, 1998
-------------------------------------
          TIMOTHY T. TEVENS

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF JACKSON, STATE OF MICHIGAN ON MAY 27, 1998.

                                          Minitec Corporation

                                                  /s/ William J. Ellison
                                          By: _________________________________
                                             WILLIAM J. ELLISON PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Herbert P. Ladds, Jr., Robert L. Montgomery, Jr. and Timothy T. Tevens, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or come to be done by virtue thereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

       /s/ William J. Ellison          President and Chief       May 27, 1998
-------------------------------------   Executive Officer
         WILLIAM J. ELLISON             (Principal
                                        Executive Officer)

      /s/ Herbert P. Ladds, Jr.        Chairman of the           May 27, 1998
-------------------------------------   Board of Directors
        HERBERT P. LADDS, JR.

    /s/ Robert L. Montgomery, Jr.      Treasurer and             May 27, 1998
-------------------------------------   Director (Principal
      ROBERT L. MONTGOMERY, JR.         Financial Officer
                                        and Principal
                                        Accounting Officer)

        /s/ Timothy T. Tevens          Director                  May 27, 1998
-------------------------------------
          TIMOTHY T. TEVENS

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BUFFALO, STATE OF NEW YORK ON MAY 27, 1998.

                                          Yale Industrial Products, Inc.

                                                 /s/ Herbert P. Ladds, Jr.
                                          By: _________________________________
                                             HERBERT P. LADDS, JR. CHAIRMAN OF
                                             THE BOARD OF DIRECTORS, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Herbert P. Ladds, Jr., Robert L. Montgomery, Jr. and Timothy T. Tevens, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or come to be done by virtue thereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

      /s/ Herbert P. Ladds, Jr.        Chairman of the           May 27, 1998
-------------------------------------   Board of Directors,
        HERBERT P. LADDS, JR.           President, Chief
                                        Executive Officer
                                        and Director
                                        (Principal
                                        Executive Officer)

    /s/ Robert L. Montgomery, Jr.      Treasurer and             May 27, 1998
-------------------------------------   Director (Principal
      ROBERT L. MONTGOMERY, JR.         Financial Officer
                                        and Principal
                                        Accounting Officer)

        /s/ Timothy T. Tevens          Director                  May 27, 1998
-------------------------------------
          TIMOTHY T. TEVENS

         /s/ Ned T. Librock            Director                  May 27, 1998
-------------------------------------
           NED T. LIBROCK

         /s/ Lois H. Demler            Director                  May 27, 1998
-------------------------------------
           LOIS H. DEMLER

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                            PAGE
                                                                            ----
Report of Independent Auditors............................................. S-2
Schedule II--Valuation and Qualifying Accounts............................. S-3

                        REPORT OF INDEPENDENT AUDITORS

  We have audited the consolidated financial statements of Columbus McKinnon Corporation as of March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998 and have issued our report thereon dated May 15, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of management of Columbus McKinnon Corporation. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Buffalo, New York
May 15, 1998

                         COLUMBUS MCKINNON CORPORATION

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                         MARCH 31, 1998, 1997 AND 1996
                              DOLLARS IN THOUSANDS

                                         ADDITIONS
                                    -------------------
                         BALANCE AT CHARGED TO CHARGED                BALANCE AT
                         BEGINNING  COSTS AND  TO OTHER                 END OF
      DESCRIPTION        OF PERIOD   EXPENSES  ACCOUNTS   DEDUCTIONS    PERIOD
      -----------        ---------- ---------- --------   ----------  ----------
Year ended March 31,
 1998:
 Deducted from assets
  accounts:
  Allowance for doubtful
   accounts.............  $ 1,884     $1,381    $  225(4)   $  968(1)  $ 2,522
  Slow-moving and
   obsolete inventory...    3,356      1,115       335(4)      641(2)    4,165
  Reserve against non-
   current receivable...      600                                          600
                          -------     ------    ------      ------     -------
    Total...............  $ 5,840     $2,496    $  560      $1,609     $ 7,287
                          =======     ======    ======      ======     =======
 Reserves on balance
  sheet:
  Accrued general and
   product liability
   costs................  $11,973     $1,522    $  --       $1,807     $11,688
                          =======     ======    ======      ======     =======
Year ended March 31,
 1997:
 Deducted from assets
  accounts:
  Allowance for doubtful
   accounts.............  $   917     $  905    $1,189(4)   $1,127(1)  $ 1,884
  Slow-moving and
   obsolete inventory...    2,467        325     1,770(4)    1,206(2)    3,356
  Reserve against non-
   current receivable...      600                                          600
                          -------     ------    ------      ------     -------
    Total...............  $ 3,984     $1,230    $2,959      $2,333     $ 5,840
                          =======     ======    ======      ======     =======
 Reserves on balance
  sheet:
  Accrued general and
   product liability
   costs................  $ 7,110     $1,775    $3,806(4)   $  718(3)  $11,973
                          =======     ======    ======      ======     =======
Year ended March 31,
 1996:
 Deducted from assets
  accounts:
  Allowance for doubtful
   accounts.............  $   537     $  358    $  289(4)   $  267(1)  $   917
  Slow-moving and
   obsolete inventory...    1,815        487       370(4)      205(2)    2,467
  Reserve against non-
   current receivable...                 600                               600
                          -------     ------    ------      ------     -------
    Total...............  $ 2,352     $1,445    $  659      $  472     $ 3,984
                          =======     ======    ======      ======     =======
 Reserves on balance
  sheet:
  Accrued general and
   product liability
   costs................  $ 5,758     $1,555    $  --       $  203(3)  $ 7,110
                          =======     ======    ======      ======     =======

--------
(1)Uncollectible accounts written off, net of recoveries
(2)Obsolete inventory disposals
(3)Insurance claims and expenses paid
(4)Reserves at date of acquisition of subsidiaries